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CANADIAN SOLAR INC. INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-189895

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 13, 2013)

2,778,000 Common Shares

Canadian Solar Inc.

        This is an offering of an aggregate of 2,778,000 common shares, with no par value, of Canadian Solar Inc. Our common shares are traded on the Nasdaq Global Select Market, under the symbol "CSIQ." On February 11, 2014, the closing sale price of our common shares on the Nasdaq Global Select Market was $36.17 per common share.

        Concurrently with this offering, we are offering up to $130 million aggregate principal amount of convertible senior notes, or the convertible notes, in accordance with Rule 144A under the Securities Act of 1933 to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S. persons in reliance on Regulation S of the Securities Act, assuming no exercise of the initial purchasers' option to purchase additional notes (or up to $150 million aggregate principal amount of our convertible notes if the initial purchasers in the convertible notes offering exercise their option in full), pursuant to a separate offering memorandum. The offering of our common shares pursuant to this prospectus is contingent upon the closing of the convertible notes offering, and the concurrent offering of our convertible notes is contingent upon the closing of the offering of the common shares hereunder.

        Investing in our common shares involves a high degree of risk. Before buying any common shares, you should read the discussion of material risks of investing in our common shares in "Risk Factors" beginning on page S-25.

        Neither the United States Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per common share	Total

Public offering price	$36.00	$100,008,000

Underwriting discounts and commissions	$1.62	$4,500,360

Proceeds, before expenses, to us	$34.38	$95,507,640

        The underwriters may also purchase up to an additional 416,700 common shares at the public offering price, less the underwriting discounts and commissions, if any, within 30 days of the date of this prospectus supplement to cover over-allotment. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $5,175,414, and our total proceeds, before expenses, will be $109,833,786.

        The underwriters are offering the common shares as set forth under "Underwriting." Delivery of the common shares will be made on or about February 18, 2014.

Credit Suisse	J.P. Morgan	Nomura

Roth Capital Partners	Northland Capital Markets

        The date of this prospectus is February 11, 2014.

PROSPECTUS SUPPLEMENT

PROSPECTUS

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a "shelf" registration process. Under the shelf registration process, from time to time, we may sell any combination of the securities described in the accompanying prospectus in one or more offerings, subject in certain cases to the receipt of regulatory approval. This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of our common shares and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part consists of the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not be applicable to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Nomura Securities International, Inc., Northland Securities, Inc. and Roth Capital Partners, LLC have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Nomura Securities International, Inc., Northland Securities, Inc. and Roth Capital Partners, LLC are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

  •
  "we," "us," "our company," "our" or "Canadian Solar" refers to Canadian Solar Inc., a Canadian company, its predecessor entities and its subsidiaries;

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  "China" or "PRC" refers to the People's Republic of China, excluding, for the purposes of this prospectus supplement, Taiwan and the special administrative regions of Hong Kong and Macau;

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  "EU" refers to European Union;

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  "shares" refers to common shares, with no par value, of Canadian Solar Inc.;

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  "$," "US$" and "U.S. dollars" refer to the legal currency of the United States;

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  "RMB" and "Renminbi" refer to the legal currency of China;

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  "C$," "CAD" and "Canadian dollars" refer to the legal currency of Canada;

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  "€" and "Euro" refer to the legal currency of the European Economic and Monetary Union;

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  "W," "kW," "MW" and "GW" refer to watts, kilowatts, megawatts and gigawatts, respectively;

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  "DC" and "AC" refer to direct current and alternating current, respectively; and

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  "PV" refer to photovoltaic. The photovoltaic effect is a process by which sunlight is converted into electricity.

        We use the noon buying rate in The City of New York for cable transfers in Renminbi, Euros and Canadian dollars per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York to translate Renminbi. Euros and Canadian dollars to U.S. dollars not otherwise recorded in our consolidated financial statements and included elsewhere in this prospectus supplement or accompanying prospectus. Unless otherwise stated, the translation of Renminbi, Euros and Canadian dollars into U.S. dollars was made by the noon buying rate in effect on September 30, 2013, which was RMB6.1200 to $1.00, €1.3535 to $1.00 and C$1.0284 to $1.00. We make no representation that the Renminbi, Euro, Canadian dollar or U.S. dollar amounts referred to in this prospectus supplement or accompanying prospectus could have been or could be converted into U.S. dollars, Euros, Canadian dollars or Renminbi, as the case may be, at any particular rate or at all. See "Risk Factors—Risks Related to Our Company and Our Industry—Fluctuations in exchange rates could adversely affect our business, including our financial condition and results of operations."

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the information incorporated herein by reference may contain "forward-looking" statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," "would," or similar expressions, which refer to future events and trends, identify forward-looking statements. For instance, we make forward-looking statements such as our expected manufacturing capacity, our estimated silicon raw material requirements and our estimated silicon consumption rate. We do not guarantee that the transactions and events described in this prospectus supplement and the accompanying prospectus will happen as described or that they will happen at all. You should read this prospectus supplement and the accompanying prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation may change in the future.

        Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The "Risk Factors" section of this prospectus supplement directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

        This prospectus supplement also contains or incorporates by reference data related to the solar power market in several countries, including China. These market data, including industry demand and product pricing, include projections that are based on a number of assumptions. Demand for solar generated electricity may not ultimately increase at the rates expected, or at all. The failure of the market to grow at the projected rates may materially and adversely affect our business and the market price of our securities. In addition, the rapidly changing nature of the solar power market and related regulatory regimes subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

 SUMMARY

        The following summary contains information about us and the offering. It may not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of us and the offering, we urge you to read this entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section and the documents incorporated by reference, including our financial statements and the notes to those statements contained in such documents.

About Canadian Solar Inc.

        We are one of the world's largest solar manufacturing and project development companies. We are a leading vertically integrated provider of solar modules, specialized solar products, engineering, procurement and construction, or EPC, services, and solar power projects with operations in North America, South America, Europe, Africa, the Middle East, Australia and Asia.

        We design, develop and manufacture solar wafers, cells and solar module products. We are incorporated in Canada and conduct most of our manufacturing operations in China. Our products include a range of solar modules built to general specifications for use in a wide range of residential, commercial and industrial solar power generation systems. We also design and produce specialty solar modules and products based on our customers' requirements. Specialty solar modules and products consist of customized solar modules that our customers incorporate into their own products, including building integrated solar modules and complete specialty products such as portable solar home systems and solar-powered car battery chargers. We sell our products under our "Canadian Solar" brand name and to original equipment manufacturer, or OEM, customers who sell our products under their brand names. In addition, we also sell total solar power system kits for residential applications, build-to-order solar systems for commercial applications and build-to-order solar power plants for utility-scale applications.

        We believe we offer one of the broadest crystalline silicon solar module product lines in the industry. Our product lines range from modules of medium power to high efficiency, high-power output mono-crystalline modules, as well as a range of specialty products. We currently sell our products to a diverse customer base in various markets worldwide, including China, Japan, the U.S., Germany, Spain, Italy, France, the Czech Republic, Canada, and India, among other countries. We sell our standard solar modules to distributors and system integrators, as well as to solar power project developers. We sell our solar power system kits to distributors and installers and our commercial system and utility-scale power plants to independent power producers and investors.

        Our business model is differentiated from our peers by our established and growing utility-scale project business. In 2013, we completed and delivered 20 projects of approximately 131 MW (including also projects in which we hold a minority interest), which were predominantly located in the U.S. and Canada. As of January 31, 2014, we had late-stage project pipeline, which are projects and contracts expected to be completed within two years, including self-owned and joint venture projects, as well as EPC contracts, in Canada, Japan, the U.S. and China, of approximately 1.3 GW (DC) and early to mid-stage projects, which include projects under assessment for co-development and acquisition as well as projects being self-developed where the land has been identified or secured and an energy off-take agreement is in place or there is a reasonable probability that an energy off-take agreement can be secured, of approximately 3.2 GW (DC).

        We employ a flexible vertically integrated business model that combines internal manufacturing capacity with direct material purchases for both cells and wafers. We believe this approach has benefited us by lowering the cost of materials of our solar module products. We also believe that this approach provides us with greater flexibility to respond to short-term demand increases. We had:

  •
  total annual solar module manufacturing capacity of 2.4 GW, 330 MW of which is located in Ontario, Canada with the balance located in China, as of December 31, 2013 (and 2.6 GW, 530 MW of which is located in Ontario, Canada with the balance located in China, as of January 31, 2014); we are considering targeting 3 GW by the end of 2014 to meet potential increasing demand;

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  total annual solar cell manufacturing capacity of 1.5 GW as of December 31, 2013; and

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  total annual ingot and wafer manufacturing capacity of 216 MW as of December 31, 2013.

        We intend to use substantially all of the silicon wafers that we manufacture to supply our own solar cell plant and to use substantially all of the solar cells that we manufacture to produce our own solar module products. We also use our solar module products in our total solutions business, which includes solar power project development and sales, EPC services, operating and maintenance, or O&M, services and sales of solar system kits. In connection with our vertical integration, we have also been able to reduce our manufacturing costs along the production value chain. Our total manufacturing costs in China, including purchased polysilicon, wafers and cells, were reduced from $1.31 per W for the three months ended June 30, 2011, consisting of $0.76 per W, $0.22 per W and $0.33 per W for polysilicon to wafer, cell and module manufacturing, respectively, to $0.55 per W for the three months ended June 30, 2013 and September 30, 2013, consisting of $0.22 per W, $0.15 per W and $0.18 per W for polysilicon to wafer, cell and module manufacturing, respectively. We expect to continue to decrease the level of manufacturing costs for our production of wafers, cells and modules.

        In 2010, 2011, 2012 and the nine months ended September 30, 2013, we sold 803.5 MW, 1,322.5 MW, 1,543.1 MW and 1,272.9 MW, respectively, of solar modules to third parties in our solar module and total solutions businesses. Our net revenues increased from $1,495.5 million in 2010 to $1,898.9 million in 2011, and decreased to $1,294.8 million in 2012, primarily due to a decrease in the average selling price of our standard solar modules because of changes in government subsidies and economic incentives in many markets as well as continued oversupply across the entire PV supply chain. Our net revenues increased from $1,000.0 million for the nine months ended September 30, 2012 to $1,134.9 million for the nine months ended September 30, 2013, primarily due to an increase in revenue contribution from our total solutions business, which includes solar power project development and sales, EPC services and O&M services and sales of solar system kits. We had loss from continuing operations of $142.5 million and net loss of $195.2 million in 2012, compared to income from continuing operations of $6.8 million and net loss of $90.9 million in 2011 and income from continuing operations of $120.3 million and net income of $50.8 million in 2010. We had income from continuing operations of $85.5 million and net income of $21.5 million for the nine months ended September 30, 2013, compared to loss from continuing operations of $51.0 million and net loss of $90.3 million for the nine months ended September 30, 2012.

Our Competitive Strengths

        We believe that the following competitive strengths enable us to compete effectively and to capitalize on the rapid growth in the global solar power market:

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  market position as a leading vertically integrated PV manufacturer;

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  rapid growth in project development business;

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  competitive cost structure;

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  global footprint with diversified and international customer base;

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  bankable brand with high quality products; and

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  management team with proven track record.

Our Strategies

        Our objective is to be the global leader in the development, manufacture and sales of solar module products and a total solutions provider in PV power generation. We have developed the following strategies, based on our experience, to anticipate changes in the industry:

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  leverage existing expertise to expand and monetize utility scale project opportunities;

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  continue to reduce manufacturing costs to remain competitive;

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  expand capacity opportunistically in a cost-efficient manner and increase market share; and

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  focus on research and development to achieve solar cell efficiency improvements and to introduce new technologies.

Preliminary Results for the Fourth Quarter of 2013

        Set forth below are certain preliminary estimates of our results of operations for the quarter ended December 31, 2013. While these estimates represent the most current information available to management, our financial closing procedures for the quarter ended December 31, 2013 are not yet complete. These estimates are not a comprehensive statement of our financial results for the quarter ended December 31, 2013, and our actual results may differ materially from these estimates as a result of the completion of our financial closing procedures, final adjustments, review by our independent public accountants and other developments arising between now and the time that our financial results for the quarter ended December 31, 2013 are finalized.

        We expect to report total solar module shipments between 605 MW and 620 MW for the fourth quarter of 2013, compared to 404 MW in the fourth quarter of 2012, representing an increase of 49.8% to 53.5%. The increase in solar module shipments is primarily attributable to increased sales to the Japanese and U.S. markets.

        We expect to report net revenues in the range of $510 million to $520 million for the fourth quarter of 2013, compared to $295 million in the fourth quarter of 2012, representing an increase of $215 million to $225 million. The increase in net revenues is primarily attributable to increases in the sales of our solar power projects and the shipment volume of our solar modules. We expect to report a gross margin of 16% to 18% for the fourth quarter of 2013, compared to 5% for the fourth quarter of 2012. This increase is primarily attributable to an increase in revenue contribution from our higher margin total solutions business, as well as lower manufacturing costs, partially offset by a decline in average selling price during the period.

        While we expect to be profitable for the fourth quarter of 2013 and the full year 2013, this estimate is preliminary and our profitability will be dependent on a number of factors, including those described above. Our profitability may also be subject to the ruling of the Suzhou Intermediate Court in respect of the proceedings brought against us by Jiangxi LDK Solar Hi-Tech Co., Ltd., or LDK. If an adverse ruling were entered into against us, we may be liable for a payment of RMB191.2 million ($31.2 million) to LDK for which we have not made a provision and which would impact our profitability. See "—Legal Proceedings" and "Risk Factors—Risks Related to Our Company and Our Industry—Long-term supply agreements may make it difficult for us to adjust our raw material costs should prices decrease. Also, if we terminate any of these agreements, we may not be able to recover all or any part of the advance payments we have made to these suppliers, and we may be subject to litigation."

Recent Developments

Our Solar Module Business

        We have the following updates to our solar module business:

        On October 11, 2013, we were awarded two module supply agreements to provide China Three Gorges New Energy Co., Ltd. with solar modules totaling 100 MW for a solar power project located in Guazhou County, in the Gansu Province of China.

        On November 13, 2013, we were awarded two module supply agreements to provide Zhenfa New Energy Science & Technology Co., Ltd. with solar modules totaling 100 MW for three solar power projects located in the Gansu Province and one solar power project in the Inner Mongolia Autonomous Region in China.

        On January 7, 2014, we were selected to supply 84,480 solar modules to National Renewable Energy Corporation for four utility scale solar projects totaling 25.3 MW in Wayne and Duplin counties of North Carolina.

        On January 20, 2014, our subsidiary, Canadian Solar Solutions Inc., or CSSI, entered into a 10 MW module supply agreement with Silvercreek Solar Park Inc., or Silvercreek, to provide our solar modules made in Ontario for a ground-mounted utility-scale solar power plant in Canada. This is Silvercreek's first utility-scale solar power project in Ontario.

        On January 27, 2014, we were selected by BELECTRIC Inc. to power four new solar power projects, totaling 7.8 MW, in San Bernadino County, Southern California. The projects (Otoe Solar, Navajo Solar and Powatan Solar in Apple Valley and Industry Solar in Adelanto) are part of Southern California Edison's (SCE) California Renewable Energy Small Tariff feed-in tariff program, which is aimed at developing smaller scale utility power plants to provide distributed sources of clean energy.

Our Solar Power Development Projects

        We have developed, built and sold solar power projects since 2009. Our global solar power project business develops projects primarily in Canada, the United States, Japan and China. Our team of experts specializes in project development, evaluations, system designs, engineering, managing project coordination and organizing financing. We deploy projects ranging from a few hundred KW (commercial systems) to utility-scale projects with MW capacity.

        We completed and delivered the following projects in Canada and the United States in 2013 and had the following late-stage project pipeline as of January 31, 2014:

	Completed and Delivered Projects in 2013(1)		Late-Stage Project Pipeline as of January 31, 2014
Country	Number of Projects	MW
Canada	4	49.6 MW (DC)	508 MW (DC) (including 169 MW (DC) of outstanding EPC contracts)
United States	16	80.9 MW (DC)	174 MW (DC)
Japan	—	—	330 MW (DC)
China	—	—	290 MW (DC)

Total	20	130.5 MW (DC)	1,302 MW (DC)

(1)
Includes also projects in which we hold a minority interest.

        In addition, as of January 31, 2014, we had early to mid-stage projects of approximately 3.2 GW (DC).

        We have the following updates to our solar power development projects:

        On May 31, 2013, CSSI entered into an EPC agreement with Grand Renewable Solar LP for the construction of a 130 MW DC utility-scale solar power plant, in connection with the acquisition of the project by Grand Renewable Solar LP from Samsung Renewable Energy Inc. and its affiliates. Construction of the solar power plant began in the third quarter of 2013, with the facilities expected to be fully operational in 2015.

        On June 28, 2013, CSSI closed the sale of Brockville 1, a 10 MW AC solar power plant valued at over C$55.0 million, to TransCanada Energy Ltd., or TransCanada. The Brockville 1 power plant is the first of nine solar power plants totaling 86 MW AC that CSSI has agreed to build and sell to TransCanada for approximately C$470 million pursuant to an agreement CSSI entered into with TransCanada in December 2011. Under the agreement, CSSI will provide EPC services to complete all the projects. All solar modules used in the portfolio are manufactured at our manufacturing facility in Guelph, Ontario. On September 30, 2013, CSSI completed the sale of two additional solar power plants, Brockville 2 and Burritts Rapids, totaling 16 MW AC and valued at over C$95.0 million to TransCanada under the agreement. On December 31, 2013, CSSI completed the sale of the fourth solar power plant, Mississippi Mills, a 10 MW AC solar power plant valued at over C$61.0 million, to TransCanada under the agreement.

        On September 30, 2013, a subsidiary of CSSI entered into agreements with funds managed by BlackRock Financial Management Inc., or BlackRock, whereby BlackRock acquired from us the entity which owns the rights to two utility-scale solar power plants totaling 20 MW AC at a valuation of approximately C$120.0 million, which is comparable to other recent project sales completed by us on a per megawatt basis in the Ontario market. Pursuant to the agreements, we also agreed to provide EPC services to complete the projects and to provide O&M services after their completion. The two utility-scale solar power plants purchased by BlackRock are located in Demorestville and Odessa, Ontario, Canada. Construction of the two power plants started in the first quarter and third quarter of 2013, respectively, and commercial operation of the Demorestville plant is expected imminently and the Taylor Kidd plant is expected in June 2014.

        On November 15, 2013, a subsidiary of CSSI entered into four sales agreements with DIF Infra 3 RE Canada Limited, or DIF, whereby DIF will acquire from us four utility-scale solar power plants located in Ontario, Canada, totaling 40 MW AC at a valuation comparable to other recent project sales completed by us on a per megawatt basis in the Ontario market.

        On December 25, 2013, we completed and connected to the grid a 30 MW ground mounted solar power project in Tumushuke City, Xinjiang Uyghur Autonomous Region in China.

        On December 30, 2013, we completed and connected to the grid a 10 MW ground mounted solar power project in Sihong County of Jiangsu Province in China.

        On January 21, 2014, CSSI entered into an agreement with a fund managed by BlackRock, whereby BlackRock has agreed to acquire from us the Westbrook 10 MW AC utility-scale solar power plant in Kingston, Ontario at a valuation comparable to other recent project sales completed by us on a per megawatt basis in the Ontario market.

        On February 4, 2014, CSSI entered into an agreement with a fund managed by BlackRock, whereby BlackRock has agreed to acquire from us the Oro-Medonte solar power plant totaling 10 MW AC at a valuation comparable to other recent project sales completed by us on a per megawatt basis in the Ontario market.

Duties and Tariffs

        We are exposed to factors affecting sales of solar power products in international markets, including, among other things, any trade actions initiated by the Chinese or foreign governments and any resulting anti-dumping and countervailing duties or trade tariffs imposed on imports or exports of solar products or materials.

        In October 2011, a trade action was filed with the U.S. Department of Commerce, or the USDOC, and the U.S. International Trade Commission, or the USITC, by the U.S. unit of SolarWorld AG and six other U.S. firms, accusing Chinese producers of crystalline silicon photovoltaic cells, or CSPV cells, whether or not incorporated into modules, of selling their products (i.e., CSPV cells or modules incorporating these cells) into the United States at less than fair value, or dumping, and of receiving countervailable subsidies from the Chinese authorities. These firms asked the U.S. government to impose anti-dumping and countervailing duties on CSPV cells imported from China. The USDOC and the USITC investigated the validity of these claims. We were identified as one of a number of Chinese exporting producers of the subject goods to the U.S. market. We also have affiliated U.S. operations that import the subject goods from China.

        On October 9, 2012, the USDOC issued final affirmative determinations in the anti-dumping and countervailing duty investigations. On November 7, 2012, the USITC ruled that imports of CSPV cells had caused material injury to the U.S. CSPV industry. As a result of these rulings, we are required to pay cash deposits on CSPV cells imported into the U.S. from China, whether alone or incorporated into modules. The announced cash deposit rates applicable to us were 13.94% (anti-dumping duty) and 15.24% (countervailing duty). We paid all cash deposits due as a result of these determinations. The rates at which duties will be assessed and payable is subject to administrative reviews in 2014 pursuant to a request by SolarWorld AG and may differ from the announced deposit rates. These duties could materially and adversely affect our affiliated U.S. import operations and increase our cost of selling into the United States, thus adversely affecting our export sales to the United States, which is one of our growing markets. A number of parties have challenged rulings of the USDOC and the USITC in appeals to the U.S. Court of International Trade. Decisions on those appeals are not expected until late 2014.

        On December 31, 2013, the U.S. unit of SolarWorld AG filed a new trade action at the USDOC and the USITC accusing Chinese producers of certain CSPV cells and modules of dumping their products into the United States and of receiving countervailable subsidies from the Chinese authorities. This trade action also accuses Taiwanese producers of certain CSPV cells and modules of dumping their products into the United States. Excluded from these new actions are those Chinese-origin solar products covered by the 2012 rulings detailed in the prior paragraphs. The USDOC and the USITC are investigating the validity of these claims. We were identified as one of a number of Chinese exporting producers of subject goods to the U.S. market. We also have affiliated U.S. operations that import goods subject to these new investigations.

        On September 6, 2012, following a complaint lodged by EU ProSun, an ad-hoc industry association including SolarWorld AG, the European Commission initiated an anti-dumping investigation concerning imports into the EU of CSPV modules and key components (i.e., cells and wafers) originating in China. On November 8, 2012, following a complaint lodged by the same parties, the European Commission initiated an anti-subsidy investigation on these products. In each investigation, we were identified as one of a number of Chinese exporting producers of these products to the EU market. We also have affiliated EU operations that import these products from China. Definitive anti-dumping duties and definitive countervailing measures were imposed on December 6, 2013. However, under the terms of an undertaking entered into with the European Commission, duties are not payable on our products sold into the EU, so long as we respect a volume ceiling and minimum price arrangement set forth in that undertaking, and until the measures expire or the European Commission withdraws the undertaking.

        In November 2012, India initiated an anti-dumping investigation on imported solar products from China, Taiwan, the United States, and Malaysia. The scope of the Indian complaint includes thin-film and CSPV cells and modules, as well as "glass and other suitable substrates." The period of investigation is from January 1, 2011 to June 30, 2012. We completed and submitted a "sampling questionnaire" and were chosen by the Indian authorities to be a sampled company. We submitted the data requested of us and expect that our submitted data will be subject to on-site verification by the Indian authorities during the first half of 2014.

        In recent years, we have successfully diversified our sources of revenue primarily by focusing our sales and marketing efforts on our total business solutions, which consists primarily of solar power project development sales, EPC, O&M, and sales of solar kits. We anticipate that as we continue to grow our total business solutions, and as business in many of our targeted markets, including the U.S., Japan, China, Canada, Korea, and India continue to grow, the percentage of total net revenues attributable to European markets will further decrease. Europe contributed to 50.7% and 13.4% of our revenues for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively. The United States contributed to 19.6% and 12.4% of our revenues for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively.

Legal Proceedings

        In 2010, we received two subpoenas from the SEC requesting documents relating to, among other things, certain sales transactions in 2009 and whether those transactions potentially impacted the guidance issued by us in advance of our follow-on offering in October 2009. As part of its investigation, the SEC requested that we voluntarily provide certain documents and other information. We have been fully cooperating with the SEC and are in ongoing, and recent, communications with the SEC regarding its investigation into potential violations of U.S. securities laws, including any potential claims the SEC might bring under Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. We cannot predict the outcome of the SEC's investigation. If we are unable to agree to a satisfactory resolution with the SEC, the SEC could issue a Wells notice to us and one or more of our officers asking us and one or more of our officers to provide a submission detailing why we believe an enforcement action should not be pursued. Furthermore, the SEC could pursue various actions, including enforcement actions alleging violations of a broad array of securities laws against us or any of our officers and directors, and seeking remedies, including disgorgements, penalties, fines, injunctive relief, a cease and desist order, limitations or a bar on the service of directors or officers, and other sanctions under U.S. securities laws. See "Risk Factors—Risks Related to Our Company and Our Industry—We face risks related to an ongoing SEC investigation."

        On March 29, 2013, the U.S. District Court for the Southern District of New York dismissed with prejudice a class action lawsuit filed against us and certain named defendants alleging that our financial disclosures during 2009 and early 2010 were false or misleading and in violation of federal securities law. The court found that the plaintiffs failed to adequately allege a securities law violation and granted our motion to dismiss all claims against all defendants with prejudice. On December 20, 2013, the U.S. Court of Appeals for the Second Circuit affirmed the district court's order dismissing such class action lawsuit.

        With respect to the class action law suit filed against us and certain of our executive officers in the Ontario Superior Court of Justice on August 10, 2010, the plaintiff's motions for class certification and leave to assert the statutory cause of action under the Ontario Securities Act were served in January 2013 and initially scheduled for argument in the Ontario Superior Court of Justice in June 2013. However, the plaintiff's motions were adjourned in view of the plaintiff's decision to seek an order compelling us to file additional evidence on the motions. On July 29, 2013 the Court dismissed the plaintiff's motion to compel evidence. On September 24, 2013 the plaintiff's application for leave to appeal from the July 29 order was dismissed. The plaintiff has yet to apply for new court dates for the argument of its motions. We expect the plaintiff's motions to be heard in 2014.

        On November 29, 2013, Jiangsu Suzhou Intermediate Court, or the Suzhou Intermediate Court, vacated its decision of May 2013, or the May Decision, to dismiss a request by LDK, to enforce an arbitration award against us made by the former Shanghai branch of the China International Economic and Trade Arbitration Commission in favor of LDK in the amount of RMB248.9 million ($40.7 million) relating to certain wafer supply contracts entered into between us and LDK in October 2007 and June 2008, and ruled that the case be re-adjudicated. This decision followed a request for re-adjudication issued by the Jiangsu Provincial High Court, which reviewed the May Decision and ordered the Suzhou Intermediate Court to retry the case on the grounds that its May Decision was based on insufficient legal grounds. We expect the Suzhou Intermediate Court to retry this case no earlier than February 20, 2014. If the Suzhou Intermediate Court reverses the May Decision, we may be liable for a payment of RMB191.2 million ($31.2 million) to LDK. We have not made a provision for this amount. Xinyu Intermediate People's Court, Jiangxi Province, or the Xinyu Intermediate Court, on October 18, 2013. postponed a related proceeding demanding we forfeit deposits of RMB25 million and RMB35 million paid to LDK in conjunction with the 2007 and 2008 supply contracts. The Xinyu Intermediate Court suspended its proceedings pending the outcome of the Suzhou Intermediate Court's re-examination of the May Decision. We dispute the merits of the arbitration award and will take all legal means to overturn or resist the implementation of the award.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

        The following table sets forth a summary, for the periods indicated, of our consolidated results of operations and each item expressed as a percentage of our total net revenues. Our historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	Nine Months Ended September 30,
Unaudited Condensed Consolidated Statement of Operations	2013	%	2012	%
	(in thousands of $, except share and per share data and unless otherwise stated)
Net revenues	1,134,888	100.0	999,991	100.0
Cost of revenues	960,448	84.6	924,499	92.5

Gross profit	174,440	15.4	75,492	7.5
Selling expenses	59,969	5.3	66,088	6.6
General and administrative expenses	20,500	1.8	50,565	5.1
Research and development expenses	8,452	0.7	9,870	1.0

Total operating expenses	88,921	7.8	126,523	12.7

Income (loss) from operations	85,519	7.5	(51,031)	(5.1)
Interest expenses	(36,296)	(3.2)	(43,410)	(4.3)
Interest income	9,197	0.8	9,698	1.0
Gain (loss) on change in foreign currency derivatives	1,828	0.2	(6,636)	(0.7)
Foreign exchange gain (loss)	(32,938)	(2.9)	91	0.0

Income (loss) before incomes taxes	27,310	2.4	(91,288)	(9.1)
Income tax benefit (expenses)	(3,952)	(0.3)	2,142	0.2
Equity in earnings (loss) of unconsolidated investees	(1,848)	(0.2)	(1,144)	(0.1)

Net income (loss)	21,510	1.9	(90,290)	(9.0)

Less: Net income attributable to non—controlling interest	10,798	1.0	194	0.0
Net income (loss) attributable to Canadian Solar Inc.	10,712	0.9	(90,484)	(9.0)

Earnings (Loss) per share-basic	0.24		(2.10)
Shares used in computation-basic	44,895,360		43,175,046
Earnings (Loss) per share-diluted	0.22		(2.10)
Shares used in computation-diluted	47,699,641		43,175,046
Net income (loss)	21,510	1.9	(90,290)	(9.0)
Other comprehensive income, net of tax:
Foreign currency translation adjustments	5,298		3,013

Comprehensive income (loss)	26,808		(87,277)
Less: comprehensive income attributable to non-controlling interest	10,552		552

Comprehensive income (loss) attributable to Canadian Solar Inc.	16,256		(87,829)

Nine Months Ended September 30, 2013 compared to Nine Months Ended September 30, 2012

        Net Revenues.    Our net revenues increased by $134.9 million, or 13.5%, from $1,000.0 million for the nine months ended September 30, 2012 to $1,134.9 million for the same period in 2013. The increase in our net revenues was primarily due to an increase in revenue contribution from our total solutions business, partially offset by a decrease in revenue contribution from our solar module business.

        Revenues generated from our solar module business decreased by $105.3 million, or 11.8%, from $889.2 million for the nine months ended September 30, 2012 to $783.9 million for the same period in 2013. The decrease in the revenues was primarily due to a decline in our average selling price, partially offset by an increase in the shipments of our solar modules.

        Our average selling price declined from $0.80 for the nine months ended September 30, 2012 to $0.67 for the same period in 2013, primarily due to that supply was greater than demand generally for solar power products, especially polysilicon, which adversely affected the prices of solar power products across the entire value chain.

        Our total solar module shipments were 1,273 MW for the nine months ended September 30, 2013, an increase of 11.7%, from 1,139 MW for the same period in 2012. Our shipments to non-European markets increased by 595 MW from 435 MW for the nine months ended September 30, 2012 to 1,030 MW for the same period in 2013. The increase in shipments to non-European markets primarily came from Japan and the United States, among other countries. Our shipments to the European markets decreased by 459 MW from 705 MW for the nine months ended September 30, 2012 to 246 MW for the same period in 2013, primarily due to the provisional anti-dumping duties imposed by the EU, the subsequent undertaking agreement that fixed the price of Chinese made modules at a relatively high level, and overall decline in the demand for solar modules in the EU countries.

        Revenues generated from our total solutions business increased by $240.1 million, or 216.7%, from $110.8 million for the nine months ended September 30, 2012 to $350.9 million for the same period in 2013. The increase was primarily due to the sales of our solar power projects in Canada, as well as sales of our solar system kits in Japan.

        Cost of Revenues.    Our cost of revenues increased by $35.9 million, or 3.9%, from $924.5 million for the nine months ended September 30, 2012 to $960.4 million for the same period in 2013. The increase in our cost of revenues was in line with the increase in our net revenues for such period. Cost of revenues as a percentage of total net revenues decreased from 92.5% for the nine months ended September 30, 2012 to 84.6% for the same period in 2013.

        Our inventory write-downs for the nine months ended September 30, 2012 and 2013 were $4.8 million and $0.5 million, respectively. The decrease in inventory write-downs was primarily due to the stabilization of the prices of solar modules and continued lowering of our manufacturing costs, which decreased at a steeper rate than the decline in the market prices during the nine months ended September 30, 2013, as compared with the same period in 2012.

        Gross Profit.    As a result of the foregoing, our gross profit increased by $98.9 million, or 131.1%, from $75.5 million for the nine months ended September 30, 2012 to $174.4 million for the same period in 2012. Our gross profit margin increased from 7.5% for the nine months ended September 30, 2012 to 15.4% for the same period in 2013, primarily due to an increase in revenue contribution from our higher margin total solutions business, as well as lower manufacturing costs, partially offset by a decline in average selling price during the period.

        Operating Expenses.    Our operating expenses decreased by $37.6 million, or 29.7%, from $126.5 million for the nine months ended September 30, 2012 to $88.9 million for the same period in 2013, primarily due to a decrease in general and administrative expenses. Operating expenses as a percentage of our total net revenues decreased from 12.7% for the nine months ended September 30, 2012 to 7.8% for the same period in 2013.

        Selling Expenses.    Our selling expenses decreased by $6.1 million, or 9.3%, from $66.1 million for the nine months ended September 30, 2012 to $60.0 million for the same period in 2013. The decrease in our selling expenses was primarily due to lower marketing expenses, partially offset by salary increases associated with annual salary adjustments and an increase in our sales workforce. Selling expenses as a percentage of our net total revenues decreased from 6.6% for the nine months ended September 30, 2012 to 5.3% for the same period in 2013.

        General and Administrative Expenses.    Our general and administrative expenses decreased by $30.1 million, or 59.5%, from $50.6 million for the nine months ended September 30, 2012 to

$20.5 million for the same period in 2013. The decrease in our general and administrative expenses was primarily due to the reversal of $30.0 million non-cash provision related to the LDK arbitration award and $4.3 million decrease in our bad debt expense, partially offset by $4.2 million increase in salary and legal expenses.

        Research and Development Expenses.    Our research and development expenses decreased by $1.4 million, or 14.4%, from $9.9 million for the nine months ended September 30, 2012 to $8.5 million for the same period in 2012. The decrease in research and development expenses was primarily due to increased efficiency in managing our product development activities.

        Interest Expenses, Net.    Our net interest expenses decreased by $6.6 million, or 19.6%, from $33.7 million for the nine months ended September 30, 2012 to $27.1 million for the same period in 2013. Interest expenses decreased from $43.4 million for the nine months ended September 30, 2012 to $36.3 million for the same period in 2013, or 16.4%, primarily due to the change in the mix of project construction loans relative to working capital bank borrowings, with the relative increase in project construction loans leading to an increase in capitalized interest. Interest income decreased from $9.7 million for the nine months ended September 30, 2012 to $9.2 million for the same period in 2013, or 5.2%, mainly due to a lower balance of restricted cash.

        Gain/(Loss) On Change in Fair Value of Derivatives.    For the nine months ended September 30, 2013, we recorded a gain on change in fair value of derivatives of $1.8 million, compared to a loss on change in fair value of derivatives of $6.6 million for the same period in 2012. The gain on change in fair value of derivatives represents a gain on the foreign currency hedges that we employ to hedge against our exposure to the fluctuation of exchange rates of foreign currencies, mainly the Renminbi and Canadian dollar against the U.S. dollar.

        Foreign Exchange Loss.    We recorded a foreign exchange loss of $32.9 million for the nine months ended September 30, 2013, compared to a foreign exchange gain of $0.1 million for the same period in 2012. These foreign exchange losses were mainly due to the appreciation of the Renminbi against the U.S. dollar, and the depreciation of the Japanese yen and Canadian dollar against the U.S. dollar during the period.

        Income Tax Benefit (Expenses).    Our income tax expense was $4.0 million for the nine months ended September 30, 2013, compared to tax benefit of $2.1 million for the same period in 2012. The income tax expense for the nine months ended September 30, 2013 was primarily due to our return to profitability during the period.

        Equity in Earnings (Loss) of Unconsolidated Investees.    Our equity in earnings of unconsolidated investees was a net loss of $1.8 million for the nine months ended September 30, 2013, compared to a net loss of $1.1 million for the same period in 2012.

        Net Income Attributable To Non-Controlling Interest.    Our net income attributable to non-controlling interest increased by $10.6 million from $0.2 million for the nine months ended September 30, 2012 to $10.8 million for the same period in 2013. The $10.8 million is primarily the share of net income by the non-controlling shareholders in the three solar power projects we have sold in Canada. The net income attributable to non-controlling interest related to the share of net income by the non-controlling shareholders in certain of our subsidiaries in Canada, China, Germany, Japan and the U.S.

        Net Income (Loss) Attributable To Canadian Solar Inc.    As a result of the foregoing, the net income attributable to us increased by $101.2 million from negative $90.5 million for the nine months ended September 30, 2012 to $10.7 million for the same period in 2013.

Liquidity and Capital Resources

        We are generally required to make prepayments to suppliers of silicon wafers and cells and silicon raw materials. Even though we require some customers to make partial prepayments, there is typically a lag between the time we make our prepayments for silicon wafers and cells and silicon raw materials and the time our customers make their prepayments. The purchase of solar wafers and cells and silicon raw materials through toll manufacturing arrangements has required, and will continue to require, us to make significant commitments of working capital beyond that generated from our cash flows from operations to support our estimated production output.

        In addition, our total solutions business requires increased funding and use of working capital for the nine months ended September 30, 2013 and is expected to continue to require significant liquidity in the future. The time cycles of our solar power development projects can vary substantially and can take up to many years to mature. As a result, we may need to make significant up-front investments of resources before the collection of any cash from the sale of these projects. These investments include payment of interconnection and other deposits, posting of letters of credit, and incurring engineering, permitting, legal and other expenses. In addition, we may have to use our working capital or our existing bank facilities to finance the construction of these solar power development projects. Depending on the size and number of solar power projects that we are developing and self-financing, our liquidity requirements could be significant. Delays in constructing or completing the sale of any of our projects which we are self-financing could also impact our liquidity.

        For the nine months ended September 30, 2013, we financed our operations primarily through cash flows from operations, and proceeds from offering of common shares. As of September 30, 2013, we had $273.7 million in cash and cash equivalents. Our cash and cash equivalents consist of cash on hand, and demand deposits, which are unrestricted as to withdrawal and use, and have original maturities of three months or less when acquired.

        As of September 30, 2013, we had contractual bank credit lines with an aggregate limit of approximately $1,175.7 million, of which $225.7 million had been drawn down with due dates beyond September 30, 2014 and $604.5 million had been drawn down with due dates before September 30, 2014. We had $345.5 million available upon demand. In addition, as of September 30, 2013, we also had non-binding bank credit lines of $304.1 million, of which $199.9 million had been drawn down with the due date before September 30, 2014, and $104.2 million was subject to the banks' discretion upon request for additional drawn down. Non-contractual bank lines represent non-legally binding facility limits granted by banks, which can be changed unilaterally by the banks. As of September 30, 2013, we had $190.5 million of long-term borrowings (classified as non-current), of which $102.4 million was secured by project assets. As of the same date, we had approximately $87.5 million of long-term borrowings (current classification), of which $40.4 million was secured by charges on property, plant and equipment and project assets, and $645.8 million of short-term borrowings, of which $296.7 million was secured by restricted cash, charges on inventory, land use rights, and property, plant and equipment. The long-term borrowings, non-current portions, mature at various times during the period from the fourth quarter of 2014 to 2028 and bear interest at rates of between 0.90% and 7.05% per annum. The long-term borrowings, current portion, and the short-term borrowings mature at various times during the fourth quarter of 2013 and the nine months ended September 30, 2014 and bear interest at rates of between 0.68% and 18.00% per annum. Our bank lines contain no specific extension terms but, historically, we have been able to obtain new short-term loans on terms similar to those of the maturing short-term loans shortly before they mature. As of September 30, 2013, we also had short-term borrowings from non-banking financial institutions of $68.3 million.

        On September 11, 2013, we completed our at-the-market offering of common shares announced on August 15, 2013. In the offering, we sold 3,772,254 common shares at an average price of $13.25 per share, raising approximately $50.0 million in gross proceeds. The proceeds have been and will be used for general corporate purposes, which include solar power project development expenses and working capital.

        On January 30, 2013, we entered into a loan agreement with an affiliate of Credit Suisse Securities (USA) LLC, pursuant to which the affiliate of Credit Suisse Securities (USA) LLC has agreed to provide up to $40.0 million of one year tenure loan, which was fully repaid in January 2014. The loan was used to finance four projects with a total capacity of approximately 46.5 MW DC in Ontario, Canada.

        On May 20, 2013, we entered into a RMB270 million ($44.1 million) loan agreement with China Development Bank. The loan facility has a fifteen-year maturity, including a one year grace period and was used to finance the construction of a 30 MW solar power project and its ancillary facility in the western part of China.

        On October 16, 2013, we entered into a financing agreement with Deutsche Bank AG, Canada Branch, or Deutsche Bank, pursuant to which Deutsche Bank agreed to provide C$104.0 million ($101.1 million) in non-recourse, short-term construction financing to us for the construction of solar power projects in Ontario, Canada. The loans are expected to be repaid with the proceeds of the sale of the financed projects.

        On November 28, 2013, we entered into a financing agreement with National Bank of Canada, pursuant to which National Bank of Canada agreed to provide C$35.0 million ($34.0 million) in short-term construction financing to us for the construction of solar power projects in Ontario, Canada.

        On December 4, 2013, we signed a $40 million loan agreement with Harvest North Star Capital. The loan facility will be used to finance the development of several ground-mounted solar power projects in Japan totaling around 145.1 MW, with construction expected to commence for the first 40 MW to 50 MW of the projects during the first half of 2014.

        We also considered all steps in case we encounter difficulties in fully executing our total solution business and sales plans, including the ability to renew substantially all of our existing bank borrowings as they become due. Based on the above, we believe that adequate sources of liquidity will exist to fund our working capital and capital expenditures requirements and to meet our short term debt obligations and other liabilities and commitments as they become due.

        We expect that our accounts receivable, inventories and project assets, three of the principal components of our current assets, will increase in line with increases in our net revenues. Due to market competition, in many cases, we offer credit terms to our customers ranging from 30 days up to 120 days with small advance payments ranging from 5% to 20% of the sale prices. The prepayments are recorded as current liabilities under advances from customers, and amounted to $11.2 million as of September 30, 2012 and $75.1 million as of September 30, 2013. As the market demand for our products has changed and as we have diversified our geographical markets, we have increased and may continue to increase credit term sales to creditworthy customers after careful review of their credit standings and acceptance of export credit insurance by China Export & Credit Insurance Corporation, or Sinosure, or other risk mitigation channels such as local credit insurance or factoring.

        Our inventories decreased from $317.8 million as of September 30, 2012 to $220.6 million as of September 30, 2013 due to better inventory management and a decrease of revenue generated from the module business. Our inventory turnover days decreased from 94 days for the nine months ended September 30, 2012 to 84 days for the same period ended September 30, 2013.

Cash Flows and Working Capital

        The following table sets forth a summary of our cash flows for the periods indicated:

	For the Nine Months Ended September 30,
	2013	2012
	(in thousands of $)
Net cash provided by (used in) operating activities	156,272	(78,999)
Net cash used in investing activities	(2,857)	(246,519)
Net cash provided by financing activities	(14,083)	296,001

Net increase (decrease) in cash and cash equivalents	131,727	(25,023)
Cash and cash equivalents at the beginning of the period	141,968	343,995

Cash and cash equivalents at the end of the period	273,695	318,972

Operating Activities

        Net cash provided by operating activities was $156.3 million for the nine months ended September 30, 2013 compared to net cash used in operating activities of $79.0 million for the same period in 2012. The increase in operating cash flow in the nine months ended September 30, 2013 was primarily due to a net income in the nine months ended September 30, 2013 compared to a net loss for the same period in 2012, a decrease in cash used for project assets as well as overall improved working capital management.

Investing Activities

        Net cash used in investing activities decreased from $246.5 million for the nine months ended September 30, 2012 to $2.9 million for the same period in 2013. The decrease in net cash used in investing activities for the nine months ended September 30, 2013 was primarily due to a decrease in restricted cash provided as collateral to secure our bank acceptances and borrowings as well as decrease in payments to acquire property, plant and equipment, partially offset by increases in cash investment in affiliates.

Financing Activities

        Net cash used in financing activities was $14.1 million for the nine months ended September 30, 2013, compared to net cash provided by financing activities of $296.0 million for the same period in 2012. The decrease in net cash provided by financing activities in the nine months ended September 30, 2013 was primarily due to the net decrease of bank borrowings during the period, partially offset by net proceeds of $47.9 million from our at-the-market offering.

        We believe that our current cash and cash equivalents, anticipated cash flow from operations and existing banking facilities will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for the 12 months ending September 30, 2014, under our current market guidance. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. The availability of commercial loans from Chinese commercial banks may be affected by administrative policies of the PRC government, which in turn may affect our plans for business expansion. If our existing cash or the availability of commercial bank borrowings is insufficient to meet our requirements, we may seek to sell additional equity securities or debt securities or borrow from other sources. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The issuance of additional equity securities, including convertible debt securities, would dilute the holdings of our shareholders. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer.

Capital Expenditures

        We made capital expenditures of $50.1 million and $22.4 million for the nine months ended September 30, 2012 and 2013, respectively. Our capital expenditures were used primarily to maintain our manufacturing capacity for ingots, wafers, solar cells and solar modules. As of September 30, 2013, our short-term commitments for the purchase of property, plant and equipment were $6.1 million.

Off-Balance Sheet Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Contractual Obligations and Commercial Commitments

        The following table sets forth our contractual obligations and commercial commitments as of September 30, 2013:

	Payment Due by Period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(in thousands of $)
Short-term borrowings(1)	801,622	801,622	—	—	—
Operating lease obligations	14,992	3,741	4,444	3,410	3,397
Purchase obligations(2)	692,430	292,940	399,490	—	—
Long-term borrowings(3)	190,535	—	81,202	89,326	20,007

Total	1,699,579	1,098,303	485,136	92,736	23,404

(1)
Includes accrued interests, ranging from 0.68% to 18.00% per annum.

(2)
Includes commitments to purchase production equipment of $6.1 million and commitments to purchase solar wafers of $686.3 million.

(3)
Includes accrued interests, ranging from 0.90% to 7.05% per annum.

        The table above excludes uncertain tax liabilities of $15.0 million, as we are unable to reasonably estimate the timing of future payments due to uncertainties in the timing of the effective settlement of these tax positions.

        In April 2012, we entered into a purchase agreement with SkyPower to acquire a majority interest in 16 solar projects for a total consideration of approximately C$185.0 million ($179.9 million), of which C$69.8 million ($67.9 million) were paid upon the closing, C$69.8 million ($67.9 million) were paid on May 31, 2012 and the balance will be paid as the solar projects reach certain milestones. As of September 30, 2013, the outstanding balance was $31.2 million.

        Other than the contractual obligations and commercial commitments set forth above, we did not have any long-term debt obligations, operating lease obligations, purchase obligations or other long-term liabilities as of September 30, 2013.

Depreciation and Amortization

        The following table sets forth depreciation and amortization for the periods indicated:

	For the Three Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013
	(in thousands of $)
Depreciation of plant, property and equipment	19,436	19,796	20,180
Amortization of land use rights and intangible assets	262	396	419

 THE OFFERING

        The following summary contains basic information about the common shares and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the common shares, please refer to the sections entitled "Description of Share Capital" and "Description of Common Shares" in the accompanying prospectus.

Price per common share	$36.00.
Total common shares we are offering	2,778,000 common shares.
Common shares outstanding immediately after this offering	53,812,943 common shares (54,229,643 common shares if the underwriters exercise their option to purchase additional common shares in full).
The number of common shares outstanding immediately after the offering is based upon 51,034,943 common shares issued and outstanding as at January 31, 2014 and excludes:
• stock options representing the right to purchase a total of 1,176,260 common shares at a weighted average exercise price of $11.70 per share; and
• restricted share units representing the right to receive a total of 2,077,640 common shares upon vesting.
Option to purchase additional common shares	We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 416,700 additional common shares.
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $94.8 million (or $109.1 million if the underwriters exercise their option to purchase additional common shares in full), after deducting underwriting commissions and fees and estimated offering expenses.

We intend to use the net proceeds from this offering and the concurrent offering of convertible notes for general corporate purposes, which may include expanding manufacturing capacity, the development of solar power projects and working capital. Our management will retain broad discretion over the use of proceeds, and we may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the net proceeds in short-term, marketable instruments.

Risk factors

See "Risk Factors" and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, as such factors may be amended, updated or modified periodically in our reports filed with the SEC for a discussion of factors you should carefully consider before deciding to invest in the common shares.

Description of concurrent offering

Concurrently with this offering, $130 million aggregate principal amount of convertible notes are being offered pursuant to a separate offering memorandum (or up to $150 million aggregate principal amount if the initial purchasers in the convertible notes offering exercises their option in full) to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside of the United States to non-U.S. persons in reliance on Regulation S. The closing of the offering of the shares pursuant to this prospectus is contingent upon the closing of the convertible notes offering, and the closing of the concurrent offering of our convertible notes is contingent upon the closing of the offering of the shares hereunder.

Nasdaq symbol for our common shares	Our common shares are listed on the Nasdaq Global Select Market under the symbol "CSIQ".
Lock-up

We have agreed for a period until 90 days after the date of this prospectus supplement not to sell, transfer or otherwise dispose of any of our ordinary shares, all of our existing common shares or similar securities, subject to certain exceptions. Furthermore, our directors and executive officers and certain of our shareholders have agreed to a similar 90-day lock-up, subject to certain exceptions. This lock-up will not apply to the exercise of share options granted as of the date of this prospectus supplement. See "Underwriting."

Payment and settlement	The common shares are expected to be delivered through the book-entry transfer facilities of the Depository Trust Company, or DTC, in New York, New York on or about February 18, 2014.

SUMMARY OF CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following summary consolidated statements of operations data for the years ended December 31, 2010, 2011 and 2012 and the summary consolidated balance sheet data as of December 31, 2011 and 2012 have been derived from our audited consolidated financial statements included in our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on April 26, 2013, or the 2012 Annual Report. The summary consolidated balance sheet data as of December 31, 2010 have been derived from our audited consolidated financial statements included in our annual report on Form 20-F for the fiscal year ended December 31, 2011 filed with the SEC on April 26, 2012.

        The following summary consolidated statement of operations data for the nine months ended September 30, 2012 and 2013 and the summary consolidated balance sheet data as of September 30, 2013 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus supplement. Our unaudited interim condensed consolidated financial statements have been prepared on a consistent basis as our audited consolidated financial statements and include all normal and recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the applicable dates and periods presented.

        The summary consolidated financial data should be read in conjunction with those financial statements and the accompanying notes and, "Item 5. Operating and Financial Review and Prospects" included in our 2012 Annual Report incorporated by reference in this prospectus supplement. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The historical results are not necessarily indicative of results to be expected in any future period.

	Years Ended December 31,			Nine Months Ended September 30,
Consolidated Statements of Operations Data	2010	2011	2012	2012	2013
	(in thousands of $, except share and per share data)
Net revenues	1,495,509	1,898,922	1,294,829	999,991	1,134,888
Cost of revenues	1,266,737	1,716,640	1,204,468	924,499	960,448

Gross profit	228,772	182,282	90,361	75,492	174,440
Selling expenses	47,109	69,341	91,053	66,088	59,969
General and administrative expenses	54,520	86,269	128,826	50,565	20,500
Research and development expenses	6,843	19,839	12,998	9,870	8,452

Total operating expenses	108,472	175,449	232,877	126,523	88,921

Income (loss) from operations	120,300	6,833	(142,516)	(51,031)	85,519
Interest expenses	(22,164)	(43,844)	(53,304)	(43,410)	(36,296)
Interest income	6,936	8,447	13,360	9,698	9,197
Gain (loss) on change in foreign currency derivatives	1,657	(5,751)	(4,369)	(6,636)	1,828
Foreign exchange gain (loss)	(36,293)	(40,007)	(10,708)	91	(32,938)
Investment loss	(3,000)	—	(1,082)	—	—

Income (loss) before incomes taxes	67,436	(74,322)	(198,619)	(91,288)	27,310
Income tax benefit (expenses)	(16,754)	(16,540)	5,433	2,142	(3,952)
Equity in earnings (loss) of unconsolidated investees	146	(41)	(1,969)	(1,144)	(1,848)

Net income (loss)	50,828	(90,903)	(195,155)	(90,290)	21,510

Less: Net income attributable to non—controlling interest	259	(99)	314	194	10,798
Net income (loss) attributable to Canadian Solar Inc.	50,569	(90,804)	(195,469)	(90,484)	10,712

Earnings (Loss) per share-basic	$1.18	$(2.11)	$(4.53)	$(2.10)	$0.24
Shares used in computation-basic	42,839,356	43, 076,489	43,190,778	43,175,046	44,895,360
Earnings (Loss) per share-diluted	$1.16	$(2.11)	$(4.53)	$(2.10)	$0.22
Shares used in computation-diluted	43,678,208	43,076,489	43,190,778	43,175,046	47,699,641
Net Income(loss)	50,828	(90,903)	(195,155)	(90,290)	21,510
Other comprehensive income, net of tax:
Foreign currency translation adjustments	13,310	17,111	5,505	3,013	5,298

Comprehensive income (loss)	64,138	(73,792)	(189,650)	(87,277)	26,808
Less: comprehensive income attributable to non-controlling interest	228	(82)	579	552	10,552
Comprehensive income (loss) attributable to Canadian Solar Inc.	63,910	(73,710)	(190,229)	(87,829)	16,256

	As of December 31,
				As of September 30, 2013
Consolidated Balance Sheet Data	2010	2011	2012
	(in thousands of $)
Current assets
Cash and cash equivalents	288,652	343,995	141,968	273,695
Restricted cash	187,595	178,270	422,357	407,966
Accounts receivable trade, net	169,657	292,176	254,906	271,843
Accounts receivable, unbilled	—	51,371	5,230	10,742
Amount due from related parties	1,356	19,836	9,977	17,600
Inventories	272,097	296,568	274,456	220,619
Value added tax recoverable	42,297	16,974	14,483	16,149
Advances to suppliers, net	27,321	11,309	28,998	47,641
Foreign currency derivative assets	2,183	2,727	1,351	1,110
Project assets	—	37,133	180,437	289,568
Prepaid expenses and other current assets	43,507	45,219	108,041	96,212

Total current assets	1,034,665	1,295,578	1,442,204	1,653,145
Property, plant and equipment, net	330,460	510,069	469,643	426,759
Deferred tax assets	16,725	23,227	39,082	48,279
Advances to suppliers, net	13,946	258	478	464
Prepaid land use right	13,378	13,805	18,629	18,730
Investments in affiliates	5,671	11,008	26,728	34,651
Intangible assets, net	2,695	8,516	4,328	5,508
Goodwill	—	2,265	—	—
Project assets	—	—	218,710	199,052

Other non-current assets	5,827	15,083	39,511	57,728

TOTAL ASSETS	1,423,367	1,879,809	2,259,313	2,444,316

Current liabilities
Short-term borrowings	540,520	743,687	858,927	801,622
Accounts and notes payable	123,373	305,998	461,631	589,747
Amounts due to related parties	2,445	3,007	5,037	31,161
Other payables	47,876	84,676	104,783	79,657
Advances from customers	8,971	65,216	18,659	75,059
Foreign currency derivative liabilities	2,452	—	365	1,539
Provisions for firm purchase commitments	15,889	—	—	—
Other current liabilities	33,807	33,863	90,848	121,021

Total current liabilities	775,333	1,236,447	1,540,250	1,699,806
Accrued warranty costs	31,225	47,021	58,334	67,726
Convertible notes	906	950	—	—
Long-term borrowings	69,458	88,249	214,563	190,535
Liability for uncertain tax positions	11,460	12,301	14,804	15,030
Deferred tax liabilities	—	—	56,152	46,523
Loss contingency accruals	—	27,863	28,461	29,030

Total liabilities	888,382	1,412,831	1,912,564	2,048,650

Redeemable non-controlling interest	—	—	45,166	22,636
Common shares	501,146	502,403	502,562	551,473
Additional paid-in capital	(57,392)	(53,331)	(38,296)	(33,010)
Accumulated deficit	62,111	(28,693)	(224,162)	(213,450)
Accumulated other comprehensive income	28,462	45,555	50,795	56,338

Total Canadian Solar Inc. shareholders' equity	534,327	465,934	290,899	361,351
Non-controlling interest	658	1,044	10,684	11,679

Total equity	534,985	466,978	301,583	373,030

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	1,423,367	1,879,809	2,259,313	2,444,316

	Years Ended December 31,			Nine Months Ended September 30,
Operating Data	2010	2011	2012	2012	2013
	(in MW)
Total shipments in solar module business	779.1	1,265.6	1,490.1	1,102.2	1,156.1

RISK FACTORS

        An investment in our common shares involves certain risks. You should carefully consider the risks described below as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The value of our common shares could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read "Special Note Regarding Forward-Looking Statements" in this prospectus supplement and the accompanying prospectus where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Company and Our Industry

We may be adversely affected by volatile solar power market and industry conditions; in particular, the demand for our solar power products may decline, which may reduce our revenues and earnings.

        We are influenced by conditions in the solar power market and industry. In 2010, demand for solar power products increased and many manufacturers increased their production capacity accordingly as the effects of the global financial crisis subsided. In 2011, a decrease in payments to solar power producers in the form of feed-in tariffs and other reimbursements, a reduction in available financing and an excess supply of solar modules worldwide put severe downward pressure on solar module prices in European and other markets. As a result, many solar power plant developers, solar system installers and solar products distributors that purchase solar power products, including solar modules from manufacturers like us, were adversely affected and their financial condition weakened. Although our shipments increased year-over-year in 2011 and 2012 and for the first nine months of 2013 compared to the same period in 2012, average selling prices for our solar modules declined significantly. In 2012, oversupply conditions across the value chain, difficult economic conditions in Europe as well as escalating foreign trade disputes in the U.S., Europe, India and China affected industry-wide demand and put continued pressure on average selling prices, resulting in lower revenue for many industry participants. If the supply of solar modules grows faster than demand, and if governments continue to reduce financial support for the solar industry and impose trade barriers, demand for our products as well as our average selling price could be materially and adversely affected.

        The challenging industry environment during 2012 caused many solar product companies to reduce production or shut down capacity across the value chain, which has helped to stabilize and more recently strengthen average selling prices for solar modules in many markets. However, we cannot assure you that as average selling prices stabilize and strengthen that solar product companies will not again increase production, which could potentially further reduce prices.

        Demand in Europe generally remains challenged as a result of the reductions in feed-in-tariffs in Germany and the elimination of feed-in-tariffs in Italy, the two largest European markets over the last three years, and it was estimated that demand for solar modules in Europe fell by as much as 30% in 2013. Although demand in other regions, including the U.S., Japan and India, as well as many other emerging markets in Asia, the Middle East and Africa, is expected to offset the decline in European demand, we cannot assure you that those increases in demand, if they occur, will be able to fully offset the declining demand in Europe or that any recent positive trends in supply demand balance will persist.

        The demand for solar power products is influenced by macroeconomic factors, such as global economic conditions, demand for electricity, the supply and prices of other energy products, such as oil, coal and natural gas, as well as government regulations and policies concerning the electric utility industry, the solar and other alternative energy industries and the environment. For example, a reduction in oil and coal prices may reduce the demand for alternative energy. Also, during 2011, 2012 and 2013, a decrease in solar power tariffs and a difficult financing environment put downward pressure on the price of solar PV systems in most regions. Solar power prices decreased as governments, forced by the global economic crisis to implement austerity measures, reduced subsidies, such as feed-in tariffs. Accordingly, we may be adversely affected by volatile solar power market and industry conditions. Our growth and profitability depend on the demand for and prices of solar power products.

If the supply of solar wafers and cells increases in line with increases in the supply of polysilicon, then the corresponding oversupply of solar cells and modules may cause substantial downward pressure on the prices of our products and reduce our revenues and earnings.

        Silicon production capacity has expanded rapidly in recent years. As a result of this expansion, coupled with the global economic downturn, the solar industry experienced an oversupply of high-purity silicon in 2009, which contributed to an oversupply of solar wafers, cells and modules and resulted in substantial downward pressure on prices throughout the value chain in 2011. The demand for solar product remained soft in 2012 and began to pick up in the second half of 2013. Our average module selling price has decreased from $1.80 per watt in 2010 to $1.34 per watt in 2011, to $0.77 per watt in 2012 and to $0.67 per watt in the nine months ended September 30, 2013, in large part because the increase in the supply of solar cells and modules was greater than the increase in the demand thus putting pressure on solar power products across all stages of the value chain. As a result of the decline in our solar module selling prices, our revenue declined in 2012, even though our solar module shipment volume for the periods increased. In addition, because module prices declined at a rapid rate, we suffered losses in the form of inventory write-downs, as the market price of modules consistently fell below the carrying cost of our inventory. Lower price realizations and inventory write-downs in 2012 put downward pressure on our gross profit and operating margins. Continued increases in solar module production in excess of market demand may result in further downward pressure on the price of solar wafers, cells and modules, including our products. Increasing competition could also result in us losing sales or market share. Moreover, due to fluctuation in the supply and price of the solar products throughout the values chain, we cannot assure you that we will be able, on an ongoing basis, to procure silicon, wafers and cells at reasonable costs if any of the above risks materializes. If we are unable, on an ongoing basis, to procure silicon, solar wafers and solar cells at reasonable prices or mark up the price of our solar modules to cover our manufacturing and operating costs, our revenues and margins will continue to be adversely impacted, either due to higher costs compared to our competitors or due to further write-downs of inventory, or both. In addition, our market share could decline if our competitors are able to price their products more competitively.

The execution of our growth strategy depends upon the continued availability of third-party financing arrangements for our customers, which is affected by general economic conditions. Tight credit markets could depress demand or prices for solar products, hamper our expansion and materially affect our results of operations.

        General economic conditions, liquidity and the availability and cost of capital could materially and adversely affect our business and results of operations. Most solar power projects, including our own, require financing for development and construction with a mixture of equity and third party funding. The cost of capital affects both the demand and price of solar power systems. A high cost of capital may materially reduce the internal rate of return for solar power projects and therefore put downward pressure on the prices of both solar systems and solar modules, which typically comprise approximately 40% to 50% of the cost of solar power projects.

        Furthermore, solar power projects compete for capital with other forms of investment such as bonds. Some classes of investors compare the returns of solar power projects with bond yields and expect a similar or higher internal rate of return, adjusted for risk and liquidity. Higher interest rates could render existing funding more expensive and present an obstacle for potential funding that would otherwise spur the growth of the solar power industry. In addition, higher bond yields could result in increased yield expectations for solar power projects, which would result in lower system prices. In the event that suitable funding is unavailable, our customers may be unable to pay for products they have agreed to purchase. It may also be difficult to collect payments from customers facing liquidity challenges due to either customer defaults or financial institution defaults on project loans. Constricted credit markets may impede our expansion and materially and adversely affect our results of operations. Concerns about government deficits and debt in the European Union, or EU, our major market, have increased bond spreads in certain solar markets, such as Greece, Spain, Italy and Portugal. The cash flow of a solar power project is often derived from government-funded or government-backed feed-in tariffs. Consequently, the availability and cost of funding solar power projects is determined in part based on the perceived sovereign credit risk of the country where a particular project is located. Therefore, credit agency downgrades of nations in the EU could decrease the credit available for solar power projects, increase the expected rate of return compared to bond yields, and increase the cost of debt for solar power projects in countries with a higher perceived sovereign credit risk.

        As a result, many downstream purchasers of solar power products were unable to secure sufficient financing for their solar power projects and thus many purchasers of solar power products were unable or unwilling to expand their operations. In light of the uncertainty in the global credit and lending environment, we cannot make assurances that financial institutions will continue to offer funding to solar power project developers at reasonable costs. An increase in interest rates or a decrease in funding of capital projects within the global financial market could make it difficult to fund PV systems and potentially reduce the demand for solar modules and/or reduce the average selling prices for solar modules, which may materially and adversely affect our business, results of operations, financial condition and prospects.

Our future success depends partly on our ability to expand the pipeline of our total solutions business in several key markets, which exposes us to a number of risks and uncertainties.

        Historically, the solar module business has accounted for the large majority of our net revenues, including 94.8%, 89.1%, 88.5% and 69.1% in 2010, 2011, 2012 and the nine months ended September 30, 2013, respectively. However, we have in recent years increasingly focused our sales and marketing efforts on our total solutions business, which consists primarily of utility-scale solar power project development sales, EPC services, O&M services and sales of solar system kits. As we continue to expand our business into the downstream segment of the industry, we expect that in 2014 our total solutions business will account for nearly 50% of our net revenues, an increase from approximately 30.9% in the nine months ended September 30, 2013 and 11.1% in 2012.

        As a greater proportion of our net revenues are derived from out total solutions business, we will be increasingly exposed to the risks associated with that business. Further, our future success largely depends on our ability to expand our solar power project pipeline. The risks and uncertainties associated with our total solutions business and our ability to expand our utility-scale solar power project pipeline include:

  •
  the uncertainty of being able to sell the projects, receive full payment for them upon completion, or receive payment in a timely manner;

  •
  the need to raise significant additional funds to develop greenfield or purchase late-stage solar power projects, which we may be unable to obtain on commercially reasonable terms or at all;

  •
  delays and cost overruns as a result of a number of factors, many of which are beyond our control, including delays in regulatory approvals, construction, grid-connection and customer acceptance testing;

  •
  delays or denial of required approvals by relevant government authorities;

  •
  diversion of significant management attention and other resources; and

  •
  failure to execute our project pipeline expansion plan effectively.

        If we are unable to successfully expand our total solutions business, and in particular, our utility-scale solar power project pipeline, we may be unable to expand our business, maintain our competitive position, improve our profitability, and generate the cash flows we have currently forecasted.

Governments may revise, reduce or eliminate subsidies and economic incentives for solar power, which could cause demand for our products to decline.

        The market for on-grid applications, where solar power supplements the electricity a customer purchases from the utility network or sells to a utility under a feed-in tariff, depends largely on the availability and size of government subsidy programs and economic incentives. At present, the cost of solar power exceeds retail electricity rates in many locations. Government incentives vary by geographic market. Government bodies in many countries, most notably Germany, Italy, the Czech Republic, the United States, Japan, Canada (Ontario), South Korea, Greece, France, Australia and Spain, have provided incentives in the form of feed-in tariffs, rebates, tax credits, renewable portfolio standards and other incentives. These governments have implemented mandates to end-users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. Some of these government mandates and economic incentives, such as the German Renewable Energy Law, are scheduled to be reduced and could be altered or eliminated altogether through new legislation. Furthermore, Italy has been another important market for solar products in the past several years. Beginning in July 2013, Italy no longer paid out feed-in-tariffs on new PV solar systems. Many other countries in Europe have reduced or eliminated their solar energy subsidies in the past few years and it is likely that this trend will continue, possibly until subsidies for solar energy are phased out completely.

        While solar power projects may continue to offer attractive internal rates of return, it is unlikely internal rates of return will be as high as they were in the past. If internal rates of return fall below an acceptable rate for project investors, and governments continue to reduce or eliminate subsidies, this may cause a decrease in demand and considerable downward pressure on solar systems and therefore negatively impact both solar module prices and the value of our utility scale projects. The reduction, modification or elimination of government mandates and economic incentives in one or more of our markets could therefore materially and adversely affect the growth of such markets or result in increased price competition, either of which could cause our revenues to decline and harm our financial results.

Long-term supply agreements may make it difficult for us to adjust our raw material costs should prices decrease. Also, if we terminate any of these agreements, we may not be able to recover all or any part of the advance payments we have made to these suppliers, and we may be subject to litigation.

        In 2007 and 2008, we entered into a number of long-term supply agreements with several silicon and wafer suppliers in order to secure a stable supply of raw materials to meet our production requirements. These suppliers included GCL-Poly Energy Holdings Limited, or GCL, Neo Solar Power Corp., or Neo Solar, Deutsche Solar AG, or Deutsche Solar, LDK, and a UMG-Si supplier.

        In 2009 and thereafter, we agreed to amend our agreements with certain of these suppliers, including GCL, Neo Solar, LDK and the UMG-Si supplier, to adjust the purchase price to prevailing market prices at the time we place a purchase order and to reduce the quantity of products that we are required to purchase. Under our supply agreements with certain silicon wafer suppliers, and consistent with historical industry practice, we made advance payments prior to scheduled delivery dates. The advance payments were made without collateral and were to be credited against the purchase prices payable by us. As of September 30, 2013, the balance of advance payments that we have made to GCL, Deutsche Solar, LDK and the UMG-Si supplier totaled $36.4 million.

        The 12-year supply agreement between us and Deutsche Solar contains a provision stating that, if we do not order the contracted volume in a given year, Deutsche Solar can invoice us for the difference at the full contract price. In December 2011, Deutsche Solar gave notice to us to terminate the 12-year wafer supply agreement with immediate effect. Deutsche Solar stated that the reason for the termination was an alleged breach of the agreement by us. In the notice, Deutsche Solar reserved its right to claim damages of €148.6 million ($201.1 million) in court. As a result of the termination, we reclassified the accrued loss on firm purchase commitments reserve of $27.9 million as of December 31, 2011 to loss contingency accruals. In addition, we made a full bad debt allowance of $17.4 million against the balance of advance payments to Deutsche Solar. The accrued amount of $27.9 million represents our best estimate for our loss contingency. Deutsche Solar did not specify the basis for its claimed damages of €148.6 million ($201.1 million) in the notice.

        In 2008, we entered into two ten-year wafer supply agreements with LDK, under which we agreed to purchase specified volumes of wafers at pre-determined prices each year, commencing January 1, 2009. In April 2010, we gave LDK a termination notice regarding our two ten-year supply agreements with them on the ground that they refused to deduct from the selling price the deposits paid by us previously. We also initiated arbitration proceedings against LDK under the agreements, seeking a refund of initial deposits that we paid to them. In December 2012, the Shanghai Branch of the China International Economic and Trade Arbitration Commission awarded RMB248.9 million ($40.7 million) plus RMB2.2 million ($0.4 million) in arbitration expenses in favor of LDK, including RMB60.0 million ($9.8 million) in previously paid deposits. In May 2013, the Suzhou Intermediate Court dismissed a request by LDK to enforce this arbitration award, after which LDK initiated additional proceedings against us in the Xinyu Intermediate Court claiming that our rights to the initial deposits had been forfeited. On November 29, 2013, the Suzhou Intermediate Court vacated its decision made in May 2013, which dismissed a request by LDK to enforce the arbitration award against us and ruled that the case be re-adjudicated. This decision was issued following a request for re-adjudication issued by the Jiangsu Provincial High Court, which reviewed the May Decision and indicated the decision made by the Suzhou Intermediate Court in May lacked sufficient legal grounds and should be retried. On October 18, 2013, the Xinyu Intermediate Court postponed its proceeding pending the new decision made by the Suzhou Intermediate Court, which we expect will retry the case no earlier than February 20, 2014. Though we dispute merits of the proceedings brought against us by LDK and will defend ourselves vigorously against these claims, if the Suzhou Intermediate Court reverses the May Decision we would be liable for a payment of RMB191.2 million ($31.2 million) to LDK. We have not made a provision in our account for this amount. We cannot assure you that the courts will find in our favor or that LDK will not attempt to bring additional claims against us, the outcomes of which could potentially have an adverse effect upon our results of operations and financial condition.

        Due to the default of the UMG-Si supplier in delivering its contracted volumes for 2010 and concerns regarding its financial position, we concluded that we were not likely to purchase any significant quantity of UMG-Si from this supplier in the future and made a full bad debt allowance against the advance payments of RMB64 million ($10.4 million) to the UMG-Si supplier in 2010.

        If any other suppliers file lawsuits against us under these contracts, such events could be costly, may divert management's attention and other resources away from our business, and could have a material and adverse effect on our reputation, business, financial condition, results of operations and prospects.

        While we currently do not have any such agreements, in the future, we may enter into new medium or long-term supply agreements for silicon wafers or solar cells with fixed price and quantity terms. If, during the term of these agreements, the price of materials decreases significantly and we are unable to renegotiate favorable terms with our suppliers, we may be placed at a competitive disadvantage compared to our competitors, and our earnings could decline. In addition, if demand for our PV products decreases, yet our supply agreements require us to purchase more polysilicon than required to meet customer demand, we may incur costs associated with carrying excess inventory. To the extent that we are not able to pass these increased costs on to our customers, our business, cash flows, financial condition and results of operations may be materially and adversely affected.

Existing regulations and policies, and changes to these regulations and policies, may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products and services.

        The market for electricity generation products in the countries where we sell our products is heavily influenced by federal, state and local government regulations and policies concerning the electric utility industry, as well as policies disseminated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation, and could deter further investment in the research and development of alternative energy sources as well as customer purchases of solar power technology, which could result in a significant reduction in the potential demand for our solar power products. We expect that our solar power products and installation will continue to be subject to federal, state and local regulations and policies relating to safety, utility interconnection and metering, construction, environmental protection, and other related matters. Any new regulations or policies pertaining to our solar power products may result in significant additional expenses to us, our resellers and customers, which could cause a significant reduction in demand for our solar power products.

Because the markets in which we compete are highly competitive and many of our competitors have greater resources than we do, we may not be able to compete successfully and we may not be able to maintain or increase our market share.

        We have a large number of competitors, including non-China-based competitors such as First Solar, Inc., and Sharp Solar Corporation, and China-based competitors such as Yingli Green Energy Holding Company Limited, Trina Solar Limited and Suntech Power Holdings Co. Ltd. Some of our competitors are developing or are currently producing products based on new solar power technologies that may ultimately have costs similar to or lower than our projected costs. These include products based on thin film PV technology, which requires either no silicon or significantly less silicon to produce than crystalline silicon solar modules, such as the ones that we produce, and is less susceptible to increases in silicon costs. Some of our competitors have longer operating histories, greater name and brand recognition, access to larger customer bases, greater resources and significantly greater economies of scale than we do. In addition, some of our competitors may have stronger relationships or may enter into exclusive relationships with some of the key distributors or system integrators to whom we sell our products. As a result, they may be able to respond more quickly to changing customer demands or devote greater resources to the development, promotion and sales of their products. Some of our competitors have more diversified product offerings, which may better position them to withstand a decline in demand for solar power products. Some of our competitors are more vertically integrated than we are, from upstream silicon wafer manufacturing to solar power system integration. This may allow them to capture higher margins or have lower costs. In addition, new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share. If we fail to compete successfully, our business will suffer and we may not be able to maintain or increase our market share.

If sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our revenues may not increase or may continue to decline, and we may be unable to sustain our profitability.

        The solar power market is still at a relatively early stage of development and future demand for solar power products is uncertain. Market data for the solar power industry is not as readily available as for more established industries, where trends are more reliably assessed from data gathered over a longer period. In addition, demand for solar power products in our targeted markets, including Germany, the U.S., Japan, China, Canada, Spain, Korea, the United Kingdom, Italy, India and France may not develop or may develop to a lesser extent than we anticipate. Many factors may affect the viability of solar power technology and the demand for solar power products, including:

  •
  the cost-effectiveness, performance and reliability of solar power products, including our utility-scale solar power plants, compared to conventional and other renewable energy sources and products;

  •
  the availability of government subsidies and incentives to support the development of the solar power industry;

  •
  the cost and availability of capital, including long-term debt and tax equity, for solar power projects;

  •
  the success of other alternative energy technologies, such as wind power, hydroelectric power, geothermal power and biomass fuel;

  •
  fluctuations in economic and market conditions that affect the viability of conventional and other renewable energy sources, such as increases or decreases in the prices of oil, gas and other fossil fuels;

  •
  capital expenditures by end users of solar power products, which tend to decrease when the economy slows; and

  •
  the lack of favorable regulation for solar power within the electric power industry and broader energy industry.

        If solar power technology is not suitable for widespread adoption or if sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our revenues may suffer and we may be unable to sustain our profitability.

We face risks associated with the marketing, distribution and sale of our solar power products internationally.

        The international marketing, distribution and sale of our products expose us to a number of risks, including:

  •
  fluctuating sources of revenues;

  •
  difficulties staffing and managing overseas operations;

  •
  fluctuations in foreign currency exchange rates;

  •
  differing regulatory and tax regimes across different markets;

  •
  the increased cost of understanding local markets and trends and developing and maintaining an effective marketing and distribution presence in various countries;

  •
  the difficulty of providing customer service and support in various countries;

  •
  the difficulty of managing our sales channels effectively as we expand beyond distributors to include direct sales to systems integrators, end users and installers;

  •
  the difficulty of managing the development, construction and sale of our utility-scale solar power projects on a timely and profitable basis as a result of technical difficulties, commercial disputes with our customers, changes in regulations among other factors;

  •
  the difficulties and costs of complying with the different commercial, legal and regulatory requirements in the overseas markets in which we offer our products;

  •
  our failure to develop appropriate risk management and internal control structures tailored to overseas operations;

  •
  our inability to obtain, maintain or enforce intellectual property rights;

  •
  unanticipated changes in prevailing economic conditions and regulatory requirements; and

  •
  trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries.

        If we are unable to effectively manage these risks, our ability to expand our business abroad could suffer.

        In particular, our revenues sources have fluctuated significantly over recent periods. For example, in 2008, 89.5% of our revenues were attributable to Europe, while only 4.6% and 5.9% were attributable to the Americas as well as Asia and others, respectively. However, in the third quarter of 2013, Europe contributed only 9.5% of our revenues, while the Americas contributed 46.9% and Asia and others' contribution had grown to 43.6%. As we shift the focus of our operations between different regions of the world, we have limited time to prepare for and address the risks identified above. Furthermore, some of these risks, such as currency fluctuations, will increase as our revenues from certain global regions become more prominent in their revenue contributions, influencing our financial performance in potential adverse ways.

Our significant international operations expose us to a number of risks, including unfavorable political, regulatory, labor and tax conditions in the countries where we operate.

        We intend to continue to extend our global reach and capture market share through the establishment of manufacturing sites and logistic centers in key global markets. Throughout the process of establishing operating facilities in these markets, we could be exposed to risks, including political, regulatory, labor and tax risks. Furthermore, we may need to make substantial investments in these overseas operations, both initially and on an ongoing basis, in order to attain longer-term sustainable returns. These investments could influence our financial performance before sustainable profitability is recognized.

Imposition of anti-dumping and countervailing orders in one or more markets may result in additional costs to our customers, which could materially or adversely affect our business, results of operations, financial conditions and future prospects.

        In October 2011, a trade action was filed with the USDOC and the USITC by the U.S. unit of SolarWorld AG and six other U.S. firms, accusing Chinese producers of CSPV cells, whether or not incorporated into modules, of selling their products (i.e., CSPV cells or modules incorporating these cells) into the United States at less than fair value, or dumping, and of receiving countervailable subsidies from the Chinese authorities. These firms asked the U.S. government to impose anti-dumping and countervailing duties on CSPV cells imported from China. The USDOC and the USITC investigated the validity of these claims. We were identified as one of a number of Chinese exporting producers of the subject goods to the U.S. market. We also have affiliated U.S. operations that import the subject goods from China.

        On October 9, 2012, the USDOC issued final affirmative determinations in the anti-dumping and countervailing duty investigations. On November 7, 2012, the USITC ruled that imports of CSPV cells had caused material injury to the U.S. CSPV industry. As a result of these rulings, we are required to pay cash deposits on CSPV cells imported into the U.S. from China, whether alone or incorporated into modules. The announced cash deposit rates applicable to us were 13.94% (anti-dumping duty) and 15.24% (countervailing duty). We paid all cash deposits due as a result of these determinations. The rates at which duties will be assessed and payable is subject to administrative reviews in 2014 pursuant to a request by SolarWorld and may differ from the announced deposit rates. These duties could materially and adversely affect our affiliated U.S. import operations and increase our cost of selling into the United States, thus adversely affecting our export sales to the United States, which is one of our growing markets. A number of parties have challenged rulings of the USDOC and the USITC in appeals to the U.S. Court of International Trade. Decisions on those appeals are not expected until late 2014.

        On December 31, 2013, the U.S. unit of SolarWorld AG filed a new trade action at the USDOC and the USITC accusing Chinese producers of certain CSPV cells and modules of dumping their products into the United States and of receiving countervailable subsidies from the Chinese authorities. This trade action also accuses Taiwanese producers of certain CSPV cells and modules of dumping their products into the United States. Excluded from these new actions are those Chinese-origin solar products covered by the 2012 rulings detailed in the prior paragraphs. The USDOC and the USITC are investigating the validity of these claims. We were identified as one of a number of Chinese exporting producers of subject goods to the U.S. market. We also have affiliated U.S. operations that import goods subject to these new investigations.

        On September 6, 2012, following a complaint lodged by EU ProSun, an ad-hoc industry association including SolarWorld AG, the European Commission initiated an anti-dumping investigation concerning imports into the EU of CSPV modules and key components (i.e., cells and wafers) originating in China. On November 8, 2012, following a complaint lodged by the same parties, the European Commission initiated an anti-subsidy investigation on these products. In each investigation, we were identified as one of a number of Chinese exporting producers of these products to the EU market. We also have affiliated EU operations that import these products from China.

        Definitive anti-dumping duties and definitive countervailing measures were imposed on December 6, 2013. However, under the terms of an undertaking entered into with the European Commission, duties are not payable on our products sold into the EU, so long as we respect a volume ceiling and minimum price arrangement set forth in that undertaking, and until the measures expire or the European Commission withdraws the undertaking.

        In November 2012, India initiated an anti-dumping investigation on imported solar products from China, Taiwan, the United States and Malaysia. The scope of the Indian complaint includes thin-film and CSPV cells and modules, as well as "glass and other suitable substrates." The period of investigation is from January 1, 2011 to June 30, 2012. We completed and submitted a "sampling questionnaire" and were chosen by the Indian authorities to be a sampled company. We submitted the data requested of us and expect that our submitted data will be subject to on-site verification by the Indian authorities during the first half of 2014.

        On January 20, 2014, China's Ministry of Commerce announced definitive anti-dumping and countervailing duties on imports of solar-grade polysilicon from the United States and South Korea. The anti-dumping duty rates are as high as 57% for U.S. suppliers and 48.7% for South Korean suppliers, while the countervailing duty rate is as high as 2.1% for U.S. suppliers. These tariffs did not materially increase our cost of production in 2013, and we will continue to evaluate whether to source any significant amount of our polysilicon from the United States or South Korea during 2014.

Neverthelesss, we cannot guarantee that these tariffs will not have a material and adverse effect in the event we begin to source a significant amount of polysilicon from these countries.

        The U.S. and Europe are important markets for us, and we view India as a promising emerging market. Europe contributed to 50.7% and 13.4% of our revenues for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively. The United States contributed to 19.6% and 12.4% of our revenues for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively. Imposition of anti-dumping and countervailing duties in these or other markets may result in additional costs to us and/or our customers, which may materially and adversely affect our business, results of operations, financial conditions and future prospects.

We face risks related to an ongoing SEC investigation.

        In 2010, we received two subpoenas from the SEC requesting documents relating to, among other things, certain sales transactions in 2009 and whether those transactions potentially impacted the guidance issued by us in advance of our follow-on offering in October 2009. As part of its investigation, the SEC requested that we voluntarily provide certain documents and other information. We have been fully cooperating with the SEC and are in ongoing, and recent, communications with the SEC regarding its investigation into potential violations of U.S. securities laws, including any potential claims the SEC might bring under Rule 10b-5 under the Exchange Act. We cannot predict the outcome of the SEC's investigation. If we are unable to agree to a satisfactory resolution with the SEC, the SEC could issue a Wells notice to us and one or more of our officers asking us and one or more of our officers to provide a submission detailing why we believe an enforcement action should not be pursued. Furthermore, the SEC could pursue various actions, including enforcement actions alleging violations of a broad array of securities laws against us or any of our officers and directors, and seeking remedies, including disgorgements, penalties, fines, injunctive relief, a cease and desist order, limitations or a bar on the service of directors or officers, and other sanctions under U.S. securities laws. The conduct and resolution of the SEC investigation could be time-consuming and expensive and distracting to our business and management. The findings and outcome of the SEC investigation may also affect lawsuits that are pending and any future litigation that we may face. In the event that the investigation results in an adversarial action or proceeding being brought against us or any of our officers or directors, our business, reputation and the trading price of our common shares may be adversely affected.

We face risks related to private securities litigation.

        Our company and certain of our directors and executive officers have been named as defendants in class action lawsuits in the United States and Canada alleging that our financial disclosures during 2009 and early 2010 were false or misleading and in violation of U.S. federal securities laws and Ontario securities laws, respectively. The lawsuits in the United States were consolidated into one class action, which was dismissed with prejudice by the district court in March 2013, and subsequently affirmed by the circuit court in December 2013. The lawsuit in Canada continues. As a preliminary matter, we challenged the Ontario Court's jurisdiction to hear the plaintiff's claim, but this motion was unsuccessful. As of January 31, 2014, the plaintiff has filed motions for class certification and for court approval to assert the statutory cause of action under the Ontario Securities Act, but these motions have not yet been heard. The plaintiff's motions are expected to be heard by the court in 2014. There is no guarantee that we will not become party to additional lawsuits. If the case goes to trial, the Canadian action could require significant management time and attention and result in significant legal expenses. In addition, we are generally obligated, to the extent permitted by law, to indemnify our directors and officers who are named defendants in these lawsuits. If we were to lose a class action suit, we may be required to pay judgments or settlements and incur expenses in aggregate amounts that could have a material and adverse effect on our financial condition or results of operations.

Our quarterly operating results may fluctuate from period to period.

        Our quarterly operating results may fluctuate from period to period based on a number of factors, including:

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  the average selling prices of our solar modules, solar system kits and products;

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  the timing of completion of construction of our utility-scale solar power projects;

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  the rate and cost at which we are able to expand our internal manufacturing capacity;

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  the availability and price of solar cells and wafers from our suppliers and toll manufacturers;

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  the availability and price of raw materials, particularly high-purity silicon;

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  changes in government incentive programs and regulations, particularly in our key and target markets;

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  the unpredictable volume and timing of customer orders;

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  the loss of one or more key customers or the significant reduction or postponement of orders;

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  availability of financing for on-grid and off-grid solar power applications;

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  acquisition and investment costs;

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  the timing of successful customer acceptance testing of our utility-scale solar power projects;

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  geopolitical turmoil and natural disasters within any of the countries in which we operate or sell products;

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  foreign currency fluctuations, particularly in the U.S. dollar, Euro, RMB and Canadian dollar;

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  our ability to establish and expand customer relationships;

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  changes in our manufacturing costs;

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  the timing of new products or technology introduced or announced by our competitors;

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  increases or decreases in electricity rates due to changes in fossil fuel prices or other factors;

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  allowances for doubtful accounts and advances to suppliers;

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  inventory write-downs;

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  long-lived asset impairment;

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  depreciation charges relating to underutilized assets;

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  loss on firm purchase commitments under long-term supply agreements; and

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  construction progress of solar power projects and related revenue recognition.

        We base our planned operating expenses in part on our expectations of future revenues. A significant portion of our expenses will be fixed in the short-term. If our revenues for a particular quarter are lower than we expect, we may not be able to reduce our operating expenses proportionately, which would harm our operating results for the quarter. This may cause us to miss analysts' estimates or any guidance announced by us. If we fail to meet or exceed analysts' estimates, investor expectations or our own future guidance, even by a small amount, our share price and the trading price of the notes could fluctuate and decline, perhaps substantially.

Our actual financial results may differ materially from our guidance or estimates for 2013.

        On November 13, 2013, we announced our unaudited results for the third quarter of 2013 and provided selected guidance for 2013, and, on January 10, 2014, we provided selected estimates for the fourth quarter of 2013. The results for our first, second and third quarters of 2013 may not be indicative of our results for the full year of 2013 or future quarterly periods. Our guidance for the full year of 2013 and our estimates for the fourth quarter of 2013 were based on a number of assumptions and are inherently subject to significant uncertainties and contingencies, including the risk factors described or incorporated by reference in this prospectus supplement and the accompanying prospectus. Such guidance and estimates constitute forward-looking statements that may not materialize and our actual results may vary significantly from such guidance or estimates. You should not regard such guidance or estimates as a representation by us, or any other person that we will actually achieve the results indicated therein.

Fluctuations in exchange rates could adversely affect our business, including our financial condition and results of operations.

        The majority of our sales are denominated in Euro, U.S. dollar, Japanese yen and Canadian dollar, with the remainder in other currencies such as Renminbi and British pound. Our Renminbi costs and expenses are primarily related to the sourcing of solar cells, silicon wafers and silicon, other raw materials, toll manufacturing fees, labor costs and local overhead expenses within the PRC. From time to time, we enter into loan arrangements with Chinese commercial banks that are denominated primarily in Renminbi or U.S. dollar. The greater part of our cash and cash equivalents are denominated in Renminbi. Fluctuations in exchange rates, particularly among Euro, Renminbi, Canadian dollar and Japanese yen, may affect our net profit margins and may result in fluctuations in foreign exchange and operating gains or losses. We recorded foreign exchange losses of $36.3 million, $40.0 million and $10.7 million in 2010, 2011, 2012, and a foreign exchange loss of $32.9 million in the nine months ended September 30, 2013, respectively.

        The value of the Renminbi against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in China's political and economic conditions and China's foreign exchange policies. In late 2005, China amended its policy of tracking the value of the Renminbi to the U.S. dollar. The new policy permitted the Renminbi to fluctuate against a basket of foreign currencies, which caused the Renminbi to appreciate by approximately 21.5% against the U.S. dollar over the following three years. However, since 2008, the Renminbi has fluctuated against other freely traded currencies. In June 2010, the PRC government announced that it would allow greater flexibility for the Renminbi to fluctuate against the U.S. dollar, which resulted in further appreciation of the Renminbi. Between September 30, 2010 and September 30, 2013, the value of the Renminbi appreciated approximately 8.5% against the U.S. dollar. We cannot provide any assurances that the policy of the PRC government will not affect or the manner in which it may affect the exchange rate between the Renminbi and the U.S. dollar in the future. Since 2008, we have hedged part of our foreign currency exposures against the U.S. dollar using foreign currency forward or option contracts in order to limit our foreign exchange losses.

        The collateral requirements to enter into hedging contracts and the expenses associated with purchasing currency options have increased. There are also notional limits on the size of the hedging transactions that we may enter into with any particular counterparty at any given time. However, the effectiveness of our hedging program may be limited with respect to cost effectiveness, cash management, exchange rate visibility and downside protection. We recorded a gain on change in foreign currency derivatives of $1.7 million in 2010, a loss on change in foreign currency derivatives of $5.8 million in 2011, a loss on change in foreign currency derivatives of $4.4 million in 2012 and a gain on change in foreign currency derivatives of $1.8 million in the nine months ended September 30, 2013. The gains or losses on change in foreign currency derivatives are related to our hedging program.

        Volatility in foreign exchange rates will hamper, to some extent, our ability to plan our pricing strategy. To the extent that we are unable to pass along increased costs resulting from exchange rate fluctuations to our customers, our profits may materially decrease. As a result, fluctuations in currency exchange rates could have a material and adverse effect on our financial condition and results of operations.

A change in our effective tax rate can have a significant adverse impact on our business.

        A number of factors may adversely impact our future effective tax rates, such as the jurisdictions in which our profits are determined to be earned and taxed; changes in the valuation of our deferred tax assets and liabilities; adjustments to estimated taxes upon finalization of various tax returns; adjustments to the interpretation of transfer pricing standards; changes in available tax credits; changes in stock-based compensation expenses; changes in tax laws or the interpretation of such tax laws (for example, proposals for fundamental U.S. international tax reform); changes in U.S. GAAP; expiration or the inability to renew tax rulings or tax holiday incentives; and the repatriation of non-U.S. earnings for which we have not previously provided for U.S. taxes. A change in our effective tax rate due to any of these factors may adversely influence our future results from operations.

Seasonal variations in demand linked to construction cycles and weather conditions may influence our results of operations.

        Our business is subject to seasonal variations in demand linked to construction cycles and weather conditions. Purchases of solar power products tend to decrease during the winter months in our key markets, such as Germany, due to adverse weather conditions that can complicate the installation of solar power systems, decreasing demand for solar modules. Seasonal changes can also significantly impact the project development and construction schedules of our solar power projects. Demand from other countries, such as Canada, the U.S., China and South Korea, may also be subject to significant seasonality. Seasonal variations could adversely affect our results of operations and make them more volatile and unpredictable.

Our future success depends partly on our ability to significantly expand our capacity to manufacture solar components, which exposes us to a number of risks and uncertainties.

        Our future success depends on our ability to significantly increase our capacity to manufacture solar components. If we are unable to do so, we may be unable to expand our business, maintain our competitive position, improve our profitability, and generate the cash flows we have currently forecasted. Our ability to establish additional manufacturing capacity is subject to significant risks and uncertainties, including:

  •
  the need to raise significant additional funds to purchase raw materials and to build additional manufacturing facilities, which we may be unable to obtain on commercially reasonable terms or at all;

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  delays and cost overruns as a result of a number of factors, many of which are beyond our control, including delays in equipment delivery by vendors;

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  delays or denial of required approvals by relevant government authorities;

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  diversion of significant management attention and other resources; and

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  failure to execute our expansion plan effectively.

        If we are unable to establish or successfully operate our internal solar components manufacturing capabilities, we may be unable to expand our business as planned. Moreover, even if we do expand our manufacturing capacity, we might not be able to generate sufficient customer demand for our solar power products to support our increased production levels.

We may be unable to generate sufficient cash flows or have access to external financing necessary to fund planned operations and make adequate capital investments.

        In the future we anticipate that our operating and capital expenditures requirements will increase substantially. To develop new products, support future growth, achieve operating efficiencies and maintain product quality, we must make significant capital investments in manufacturing technology, facilities and capital equipment, research and development, and product and process technology. We also anticipate that our operating costs will increase as we expand our manufacturing operations, hire additional personnel, make advance payments or pay more for our raw materials, including polysilicon, increase our sales and marketing efforts, invest in joint ventures and acquisitions, and continue our research and development efforts with respect to our products and manufacturing technologies. Certain of our suppliers require performance bonds issued by a bonding agency or letters of credit issued by financial institutions. Obtaining letters of credit requires adequate collateral. Our letter of credit facility is collateralized by restricted cash, which reduces the amount of cash available for operations.

        Our operations are capital intensive. We rely on working capital financing from PRC commercial banks for our daily operations. Although we are currently able to obtain new working capital financing from PRC commercial banks, we cannot guarantee that we will continue to be able to do so on commercially reasonable terms or at all. See "—Our dependence on Chinese banks to extend our existing loans and provide additional loans exposes us to funding risks, which may materially and adversely affect our operations." Also, even though we are a publicly-traded company, we may not be able to raise capital via public equity and debt issuances due to market conditions and other factors, many of which are beyond our control. Our ability to obtain external financing is subject to a variety of uncertainties, including:

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  our future financial condition, results of operations and cash flows;

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  general market conditions for financing activities by manufacturers of photovoltaic and related products; and

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  economic, political and other conditions in the PRC and elsewhere.

        If we are unable to obtain funding in a timely manner and on commercially acceptable terms, our growth prospects and future profitability may be adversely affected.

        The construction by us of large utility-scale solar power projects may require us to obtain project financing. There can be no assurance that we will be able to obtain such project financing on terms acceptable to us or at all. If we are unable to obtain project financing, or if it is only available on terms which are not acceptable to us, we may be unable to fully execute our systems business plan. In addition, we generally expect to sell our projects by raising project equity capital from tax-oriented, strategic industry and other investors. Such investors may not be available or may only have limited resources, in which case our ability to sell our projects may be prevented or delayed and our business, financial condition, or results of operations may be adversely affected. There can be no assurance that we will be able to generate sufficient cash flows, find other sources of capital to fund our operations and solar power plant projects, make adequate capital investments to remain competitive in terms of technology development and cost efficiency required by our projects. If adequate funds and alternative resources are not available on acceptable terms, our ability to fund our operations, develop and construct solar power plants, develop and expand our manufacturing operations and distribution network, maintain our research and development efforts, provide collateral for our projects or otherwise respond to competitive pressures would be significantly impaired. Our inability to do the foregoing could have a material and adverse effect on our business and results of operations.

Our dependence on Chinese banks to extend our existing loans and provide additional loans exposes us to funding risks, which may materially and adversely affect our operations.

        We require significant cash flow and funding to support our operations. As a result, we rely on short-term borrowings to provide working capital for our daily operations. Since the majority of our short-term borrowings come from Chinese banks, we are exposed to lending policy changes by the Chinese banks. In 2012 and the nine months ended September 30, 2013, we successfully extended our short-term borrowings and, as at September 30, 2013, we had outstanding short-term borrowings of $701.9 million with Chinese banks. Between January 1, 2013 and September 30, 2013, we obtained new borrowings of $475.1 million from Chinese banks, including $55.1 million with due dates beyond September 30, 2014. Also, between January 1, 2013 and September 30, 2013, we renewed existing bank facilities of $173.4 million from Chinese banks with due dates beyond September 30, 2014.

        If the Chinese government changes its macroeconomic policies and forces Chinese banks to tighten their lending practices, or if Chinese banks are no longer willing to provide financing to solar power companies, including us, we may not be able to extend our short-term borrowings or make additional borrowings in the future. As a result, we may not be able to fund our operations to the same extent as in previous years, which may have a material and adverse effect on our operations.

Our project development and construction activities may not be successful; projects under development may not receive required permits, property rights, power purchase agreements, interconnection and transmission arrangements; or financing or construction of projects may not commence or continue as scheduled, all of which could increase our costs, delay or cancel a project, and have a material adverse effect on our revenue and profitability.

        The development and construction of solar power plants involve known and unknown risks. We may be required to invest significant amounts of money for land and interconnection rights, preliminary engineering, permitting, legal and other expenses before we can determine whether a project is feasible. Success in developing a particular project is contingent upon, among other things:

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  securing land rights and related permits, including satisfactory environmental assessments;

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  receipt of required land use and construction permits and approvals;

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  receipt of rights to interconnect to the electric grid;

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  availability of transmission capacity availability, potential upgrade costs to the transmission grid and other system constraints;

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  payment of interconnection and other deposits (some of which are non-refundable); negotiation of satisfactory EPC agreements; and

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  obtaining construction financing, including debt, equity and tax credits.

        In addition, successful completion of a particular project may be adversely affected by numerous factors, including:

  •
  delays in obtaining and maintaining required governmental permits and approvals;

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  potential challenges from local residents, environmental organizations, and others who may not support the project;

  •
  unforeseen engineering problems; subsurface land conditions; construction delays; cost over-runs; labor, equipment and materials supply shortages or disruptions (including labor strikes);

  •
  additional complexities when conducting project development or construction activities in foreign jurisdictions, including operating in accordance with the U.S. Foreign Corrupt Practices Act and applicable local laws and customs; and

  •
  force majeure events, including adverse weather conditions and other events out of our control.

        If we are unable to complete the development of a solar power project or we fail to meet any agreed upon system-level capacity or energy output guarantees or warranties (including 25 year power output performance guarantees) or other contract terms, or our projects cause grid interference or other damage, the EPC or other agreements related to the project may be terminated and/or we may be subject to significant damages, penalties and other obligations relating to the project, including obligations to repair, replace or supplement materials for the project.

        We may enter into fixed-price EPC agreements in which we act as the general contractor for our customers in connection with the installation of their solar power systems. All essential costs are estimated at the time of entering into the EPC agreement for a particular project, and these costs are reflected in the overall fixed price that we charge our customers for the project. These cost estimates are preliminary and may or may not be covered by contracts between us and the subcontractors, suppliers and other parties involved in the project. In addition, we require qualified, licensed subcontractors to install most of our systems. Shortages of skilled labor could significantly delay a project or otherwise increase our costs. Should miscalculations in planning a project occur, including those due to unexpected increases in commodity prices or labor costs, or delays in execution occur and we are unable to increase the EPC sales price commensurately, we may not achieve our expected margins or we may be required to record a loss in the relevant fiscal period.

Developing solar power projects exposes us to different risks than producing solar modules.

        In recent years, we have placed a greater focus on developing our total solutions business which includes developing utility-scale solar power projects. These projects can take many months or years to complete and may be delayed for reasons beyond our control. These projects often require us to make significant upfront payments for, among other things, land rights and permitting in advance of commencing construction, and revenue from these projects may not be recognized for several additional months following contract signing. Any inability to enter into sales contracts with customers after making such upfront payments could adversely affect our business and results of operations. Furthermore, we may become constrained in our ability to simultaneously fund our other business operations and these system investments through our long project development cycles.

        In contrast to developing solar modules, the development of solar power projects involves a smaller number of higher-amount payments. The smaller number of payments exposes us to risk in the event the customer is unable to pay or the project is delayed or cancelled. Developing solar power projects also requires a great deal of management attention to negotiate the terms of our engagement and monitor the progress of the solar power project which may divert management's attention from other matters.

        Our revenue and liquidity may be adversely affected to the extent the project sale market weakens or we are not able to successfully complete the customer acceptance testing due to technical difficulties, equipment failure, or adverse weather, and we are unable to sell our solar power projects at prices and on terms and timing that are acceptable to us.

Cancellations of customer orders may make us unable to recoup any prepayments made to suppliers.

        In the past, we were generally required to make prepayments to certain suppliers of silicon wafers and cells and silicon raw materials. Although we require certain customers to make partial prepayments, there is a lag between the due date for the prepayment of purchased silicon wafers and cells and silicon raw materials and the time that our customers make prepayments. The purchase of solar wafers and cells and silicon raw materials through toll manufacturing arrangements has required, and will continue to require us to make significant commitments of working capital beyond the cash flows generated from our operations to support our estimated production output. In the event our customers cancel their orders, we may not be able to recoup prepayments made to suppliers, which could adversely influence our financial condition and results of operations.

Credit terms offered to some of our customers expose us to the credit risks of such customers and may increase our costs and expenses, which could in turn materially and adversely affect our revenues, liquidity and results of operations.

        We offer some customers unsecured short-term or medium-term credit based on our relationships with them and market conditions. As a result, our claims for payments and sales credits rank as unsecured claims, which would expose us to credit risk if our customers become insolvent or bankrupt.

        From time to time, we sell our products to high credit risk customers in order to gain early access to emerging or promising markets, increase our market share in existing key markets or because of the prospects of future sales with a rapidly growing customer. There are high credit risks in doing business with these customers because they are often small, young and high-growth companies with significant unfunded working capital, inadequate balance sheets and credit metrics and limited operating histories. If these customers are not able to obtain satisfactory working capital, maintain adequate cash flow, or obtain construction financing for the projects where our solar modules are used, they may be unable to pay for the products for which they have submitted purchase orders or of which they have taken delivery. Our legal recourse under such circumstances may be limited if the customer's financial resources are already constrained or if we wish to continue to do business with that customer. For example, from time to time we have taken back solar modules that we had sold and shipped to certain customers who were unable to pay under the terms of our agreements or to provide any security that would have allowed us to extend our payment terms. As a result, we resold the modules to other customers at lower prices, which negatively influenced our revenue and margins. Revenue recognition for this type of customer is deferred until cash is received. If more customers to whom we extend credit are unable to pay for our products, our revenues, liquidity and results of operations could be materially and adversely affected.

Our dependence on a limited number of silicon wafer and cell and silicon suppliers, and the limited number of suppliers for certain other components, such as silver metallization paste, solar module back-sheet, and ethylene vinyl acetate encapsulant, could prevent us from delivering our products to our customers in the required quantities or in a timely manner, which could result in order cancellations and decreased revenues.

        We purchase silicon raw materials, which include solar grade silicon, silicon wafers and solar cells, from a limited number of third-party suppliers. Our largest supplier of raw materials by dollar amount of purchases accounted for approximately 10.3%, 20.5%, 18.1% and 24.5% of our total raw materials purchases in 2010, 2011, 2012 and the nine months ended September 30, 2013, respectively.

        Our major suppliers of silicon wafers include GCL, Konca Solar Cell, Ltd and Winsun New Energy Co., Ltd. Our major suppliers of solar cells include Topcell Solar International Co., Ltd, Neo Solar and Shunfeng Photovoltaic International Limited. These suppliers may not always be able to meet our quantity requirements, or keep pace with the price reductions or quality improvements, necessary for us to price our products competitively. Supply may also be interrupted by accidents, disasters or other unforeseen events over which we have no control. For example, in the first half of 2010 and the fourth quarter of 2011 and throughout 2012, we experienced delivery issues with suppliers of silicon wafers, cells, connectors and encapsulants that caused us to miss shipment deadlines to some of our customers. Delivery problems may also occur with suppliers of other components, such as silver metallization paste, low-iron glass and solar module back sheet. The failure of a supplier, for whatever reason, to supply silicon wafers, solar cells, silicon raw materials or other essential components that meet our quality, quantity and cost requirements in a timely manner could impair our ability to manufacture our products or increase our costs. The impact could be more severe if we are unable to access alternative sources on a timely basis or on commercially reasonable terms, and could prevent us from delivering our products to our customers in the required quantities and at prices that are profitable. Problems of this kind could cause order cancellations, reduce our market share, harm our reputation and cause legal disputes with our customers.

We are developing and commercializing higher conversion efficiency cells, such as selective emitter and metal wrap-through cells, but we may not be able to mass-produce these cells in a cost effective way, if at all.

        Higher efficiency cell structures are becoming an increasingly important factor in cost competitiveness and brand recognition in the solar power industry. Such cells may yield higher power outputs at the same cost to produce as lower efficiency cells, thereby lowering the manufactured cost per watt. The ability to manufacture and sell modules made from such cells may also be an important competitive advantage because system owners can obtain a higher yield of electricity from the modules that have a similar infrastructure, footprint and system cost compared to systems with modules using lower efficiency cells. Higher conversion efficiency solar cells and the resulting higher output modules are also one of the considerations in maintaining a price premium over thin-film products. However, while we are making the necessary capital equipment and other investments to develop higher conversion efficiency products, there is no assurance that we will be able to commercialize some or any of these products in a cost effective way, or at all. In the near term, such products may command a modest premium. In the longer term, if our competitors are able to manufacture such products and we cannot do the same at all or in a cost efficient manner, we will be at a competitive disadvantage, which will likely influence our product pricing and our financial performance.

Since we cannot test our products for the duration of our standard warranty periods, we may be subject to unexpected warranty expense.

        Before June 2009, we typically sold our standard solar modules with a two-year guarantee for defects in materials and workmanship and a 10-year and 25-year warranty against declines of more than 10% and 20%, respectively, from the initial minimum power generation capacity at the time of delivery. In June 2009, we increased our warranty against defects in materials and workmanship to six years. Effective August 1, 2011, we increased our warranty against defects in materials and workmanship to ten years and we guarantee that, for a period of 25 years, our solar modules will maintain the following performance levels:

  •
  during the first year, the actual power output of the module will be no less than 97% of the labeled power output;

  •
  from year 2 to year 24, the actual annual power output decline will be no more than 0.7%; and

  •
  by the end of year 25, the actual power output of the module will be no less than 80% of the labeled power output.

        We believe our warranty periods are consistent with industry practice. Due to the long warranty period, we bear the risk of extensive warranty claims long after we have shipped our products and recognized revenue. We began selling specialty solar modules and products in 2002 and began selling standard solar modules in 2004. Any increase in the defect rate of our products would require us to increase our warranty reserves and would have a corresponding negative impact on our operating results. Although we conduct quality testing and inspection of our solar module products, our solar module products have not been and cannot be tested in an environment simulating the up-to-25-year warranty periods. In particular, unknown issues may surface after extended use. These issues could potentially affect our market reputation and adversely affect our revenues, giving rise to potential warranty claims by our customers. As a result, we may be subject to unexpected warranty costs and associated harm to our financial results as long as 25 years after the sale of our products.

        In addition to the solar module warranty above, for utility-scale solar power projects built by us, we provide a limited warranty against defects in workmanship under normal use, operation and service conditions for a period of five years following the energizing of the solar power plant. In resolving claims under the workmanship warranty, we have the option of remedying through repair, refurbishment or replacement of equipment.

        In April 2010, we began entering into agreements with insurance companies to reduce some of this risk. Under the insurance policies, the insurance companies are obliged to reimburse us, subject to certain maximum claim limits and certain deductibles, for the actual warranty costs that we incur under the terms of our warranty policy. The warranty insurance is renewable annually. See "Item 4. Information on the Company—B. Business Overview—Insurance" included in our 2012 Annual Report. However, potential warranty claims may exceed the scope or amount of coverage under this insurance and, if they do, they could materially and adversely affect our business.

We may not continue to be successful in developing and maintaining a cost-effective solar cell manufacturing capability.

        We plan to continue expanding our in-house solar cell manufacturing capabilities to support our core solar module manufacturing business. Our solar cell capacity was at 1.5 GW as of December 31, 2013. To remain competitive going forward, we intend to expand our annual solar cell production capacity to meet expected growth in demand for our solar modules. However, we only have limited and recent operating experience in this area and may face significant product development challenges in our solar cell operations. Manufacturing solar cells is a complex process and we may not be able to produce solar cells of sufficient quality to meet our solar module manufacturing standards. Minor deviations in the manufacturing process can cause substantial decreases in yield and in some cases cause no yield output or production to be suspended. We will need to make capital expenditures to purchase manufacturing equipment for solar cell production and will also need to make significant investments in research and development to keep pace with technological advances in solar power technology. The technologies, designs and customer preferences for solar cells can change rapidly, and solar cell product life cycles are shorter than those for solar modules. We also face increased costs to comply with environmental laws and regulations. Any failure to successfully develop and maintain cost-effective solar cell manufacturing capability may have a material and adverse effect on our business and prospects. For example, we have in the past purchased a large percentage of solar cells from third parties. This negatively affected our margins compared with those of our competitors since it is less expensive to produce cells internally than to purchase them from third parties. Because third party solar cell purchases are usually made in a period of high demand, prices tend to be higher and availability reduced.

        Although we intend to continue direct purchasing of solar cells and toll manufacturing arrangements through a limited number of strategic partners, our relationships with our solar cell suppliers may be disrupted if we engage in the large-scale production of solar cells ourselves. If solar cell suppliers discontinue or reduce the supply of solar cells to us, through direct sales or through toll manufacturing arrangements, and we are not able to compensate for the loss or reduction by manufacturing our own solar cells, our business and results of operations may be adversely affected.

It may be difficult to develop our internal production capabilities for silicon ingots and wafers or to achieve acceptable yields and product performance as a result of manufacturing problems.

        We have been increasing our internal production capabilities for the manufacture of silicon ingots and wafers. We completed the initial phase of our silicon ingot and wafer plant in the third quarter of 2008 and reached a nameplate capacity of approximately 225 MW as of December 31, 2013. We have limited prior operational experience in ingot and silicon wafer production and will face significant challenges in further increasing our internal production capabilities. The technology is complex and will require costly equipment and hiring of highly skilled personnel. In addition, we may experience delays in further developing these capabilities and in obtaining the governmental permits required to carry on these operations.

        If we are able to develop these production capabilities successfully, we will need to continuously enhance and modify these capabilities in order to improve yields and product performance. Microscopic impurities such as dust and other contaminants, difficulties in the manufacturing process, disruptions in the supply of utilities or defects in the key materials and tools used to manufacture silicon wafers can cause a percentage of the silicon wafers to be rejected, which would negatively affect our yields. We may experience manufacturing difficulties that cause production delays and lower than expected yields.

        Problems in our facilities, including but not limited to production failures, construction delays, human errors, weather conditions, equipment malfunction or process contamination, may limit our ability to manufacture products, which could seriously harm our operations. We are also susceptible to floods, droughts, power losses and similar events beyond our control that would affect our facilities. A disruption in any step of the manufacturing process will require us to repeat each step and recycle the silicon debris, which would adversely affect our yields and manufacturing cost.

Our future growth depends in part on our ability to make strategic acquisitions and investments and to establish and maintain strategic relationships, and our failure to do so could have a material and adverse effect on our market penetration and revenue growth.

        We may acquire other businesses, make strategic investments or establish strategic relationships with third parties to improve our market position or expand our products and services. Investments, strategic acquisitions and relationships with third parties could subject us to a number of risks, including risks associated with sharing proprietary information and loss of control of operations that are material to our business. Moreover, strategic acquisitions, investments and relationships may be expensive to implement and subject us to the risk of non-performance by a counterparty, which may in turn lead to monetary losses that materially and adversely affect our business. We cannot assure you that we will be able to successfully make strategic acquisitions and investments or establish strategic relationships with third parties that will prove to be effective for our business. Our inability to do so could materially and adversely affect our market penetration, our revenue growth and our profitability.

If we are unable to attract, train and retain technical personnel, our business may be materially and adversely affected.

        Our future success depends, to a significant extent, on our ability to attract, train and retain technical personnel. Recruiting and retaining capable personnel, particularly those with expertise in the solar power industry, are vital to our success. There is substantial competition for qualified technical personnel, and there can be no assurance that we will be able to attract or retain sufficient technical personnel. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.

Our dependence on a limited number of customers and our lack of long-term customer contracts may cause significant fluctuations or declines in our revenues.

        We sell a substantial portion of our solar module products to a limited number of customers, including distributors, system integrators, project developers and installers who either integrate our products into their own products or sell them as part of their product portfolio. Our top five customers by revenues collectively accounted for approximately 26.0%, 29.2%, 21.6% and 41.3% of our net revenues in 2010, 2011, 2012 and the nine months ended September 30, 2013, respectively. We typically enter into one-year framework sales agreements with our customers, with quarterly firm orders stipulating prices and quantities. We anticipate that our dependence on a limited number of customers will continue for the foreseeable future. Consequently, any of the following events may cause material fluctuations or declines in our revenues:

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  reduced, delayed or cancelled orders from one or more of our significant customers;

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  the loss of one or more of our significant customers;

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  a significant customer's failure to pay for our products on time; and

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  a significant customer's financial problems or insolvency.

        As we continue to expand our business and operations, our top customers continue to change. We cannot assure that we will be able to develop a consistent customer base.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

        We, along with other solar module product manufacturers, are exposed to risks associated with product liability claims if the use of our solar module products results in injury. Since our products generate electricity, it is possible that users could be injured or killed by our products due to product malfunctions, defects, improper installation or other causes. Although we carry limited product liability insurance, we may not have adequate resources to satisfy a judgment if a successful claim is brought against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. Even if the product liability claims against us are determined in our favor, we may suffer significant damage to our reputation.

Our founder, Dr. Shawn Qu, has substantial influence over our company and his interests may not be aligned with the interests of our other shareholders.

        As of September 30, 2013, Dr. Shawn Qu, our founder, chairman, president and chief executive officer, beneficially owned 13,665.388 common shares, or 27.3% of our outstanding share capital. As a result, Dr. Qu has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, the election of directors and other significant corporate actions. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our common shares. In conjunction with the offering of the notes and the concurrent common shares offering, Dr. Qu and the other directors and officers have entered into an agreement with the underwriters not to sell their shares for a period of 90 days from the date of this prospectus supplement. See "Underwriting."

We may be exposed to infringement, misappropriation or other claims by third parties, which, if determined adversely to us, could require us to pay significant damage awards.

        Our success depends on our ability to use and develop our technology and know-how and sell our solar module products without infringing the intellectual property or other rights of third parties. The validity and scope of claims relating to solar power technology patents involve complex scientific, legal and factual questions and analyses and are therefore highly uncertain. We may be subject to litigation involving claims of patent infringement or the violation of intellectual property rights of third parties. Defending intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time-consuming and may significantly divert the efforts and resources of our technical and management personnel. Additionally, we use both imported and China-made equipment in our production lines, sometimes without sufficient supplier guarantees that our use of such equipment does not infringe third-party intellectual property rights. This creates a potential source of litigation or infringement claims. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability to third parties or require us to seek licenses from third parties, pay ongoing royalties, redesign our products or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies. Protracted litigation could also defer customers or potential customers or limit their purchase or use of our products until such litigation is resolved.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages, fines and the suspension or even termination of our business operations.

        We are required to comply with all national and local environmental regulations. As we expanded our silicon reclamation program and research and development activities and moved into ingot, wafer and cell manufacturing, we began to generate material levels of noise, wastewater, gaseous wastes and other industrial waste in our business operations. Additionally, as we expanded our internal solar components production capacity, our risk of facility incidents with a potential environmental impact also increased. We believe that we comply with all relevant environmental laws and regulations and have all necessary environmental permits to conduct our business as it is presently conducted. However, if more stringent regulations are adopted in the future, the costs of complying with these new regulations could be substantial. If we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations.

        Our solar modules and products must comply with the environmental regulations of the jurisdictions in which they are installed, and we may incur expenses to design and manufacture our products to comply with such regulations. For example, we increased our expenditures to comply with the EU's Restriction of Hazardous Substances Directive, which took effect in July 2006, by reducing the amount of lead and other restricted substances in our solar module products. Furthermore, we may need to comply with the EU's Waste Electrical and Electronic Equipment Directive if solar modules and products are re-classified as consumer electronics under the directive or if our customers located in other markets demand that they comply with this directive. This would require us to implement manufacturing process changes, such as changing the soldering materials used in module manufacturing, in order to continue to sell our products in these markets. If compliance is unduly expensive or unduly difficult, we may lose market share and our financial results may be adversely affected. Any failure by us to control our use or to restrict adequately the discharge, of hazardous substances could subject us to potentially significant monetary damages, fines or suspensions of our business operations.

We may not be successful in establishing our brand name in important markets and the products we sell under our brand name may compete with the products we manufacture on an OEM basis for our customers.

        We sell our products primarily under our own brand name but also on an OEM basis. In certain markets, our brand may not be as prominent as other more established solar power vendors, and there can be no assurance that the "CSI" or "Canadian Solar" brand name or any of our possible future brand names will gain acceptance among customers. Moreover, because the range of products that we sell under our own brands and those we manufacture for our OEM customers may be substantially similar, we may not directly or indirectly compete with our OEM customers, which could negatively affect our relationship with them.

Failure to protect our intellectual property rights in connection with new specialty solar modules and products may undermine our competitive position.

        As we develop and bring to market new specialty solar modules and products, we may need to increase our expenditures to protect our intellectual property. Our failure to protect our intellectual property rights may undermine our competitive position. As of February 7, 2014, we had 197 patents and 142 patent applications pending in the PRC for products that contribute a relatively small percentage of our net revenues. We have two United States patents, issued in November 2009 and

February 2010. We also have three patent applications pending in Europe. We have registered the "Canadian Solar" trademark in the United States, Australia, Canada, Europe, South Korea, Japan, the United Arab Emirates and Hong Kong, and we have applied for registration of the "Canadian Solar" trademark in India, South Korea, Japan, the United Arab Emirates, Bosnia and Herzegovina, Switzerland, Ghana, Croatia, Israel, Kenya, Liechtenstein, Singapore, Morocco, Egypt, Vietnam, Turkey, South Africa, Argentina, Peru, Brazil, Bangladesh and Indonesia. As of February 7, 2014, we also had 52 registered trademarks and 11 trademark applications pending in the PRC, and 30 registered trademarks and 46 trademark applications pending outside of China. These intellectual property rights afford only limited protection and the actions we take to protect our rights as we develop new specialty solar modules and products may not be adequate. Policing the unauthorized use of proprietary technology can be difficult and expensive. In addition, litigation, which can be costly and divert management attention, may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others.

If our internal control over financial reporting or disclosure controls and procedures are not effective, investors may lose confidence in our reported financial information, which could lead to a decline in our stock price and the trading price of the notes.

        We are subject to the reporting obligations under U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, has adopted rules requiring every public company to include a management report on its internal control over financial reporting in its annual report, which contains management's assessment of the effectiveness of its internal control over financial reporting. In addition, an independent registered public accounting firm must report on the effectiveness of the company's internal controls over financial reporting. As of December 31, 2012, our management concluded that our internal control over financial reporting was effective. However, we cannot assure you that material weaknesses in our internal controls over financial reporting will not be identified in the future. Any material weaknesses in our internal controls could cause us not to meet our periodic reporting obligations in a timely manner or result in material misstatements in our financial statements. Material weaknesses in our internal controls over financial reporting could also cause investors to lose confidence in our reported financial information, leading to a decline in our share price and the trading price of the notes.

The audit report included in our annual report on Form 20-F was prepared by auditors who are not inspected by the Public Company Accounting Oversight Board and, as a result, you are deprived of the benefits of such inspection.

        The independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or the "PCAOB", is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditors are not currently inspected by the PCAOB.

        Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor's audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

        The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Proceedings instituted by the SEC against five PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

        In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese affiliates of the "big four" accounting firms, (including our auditors) and also against Dahua (the former BDO affiliate in China). The Rule 102(e) proceedings initiated by the SEC relate to these firms' failure to produce documents, including audit work papers, in response to the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act of 2002, as the auditors located in the PRC are not in a position lawfully to produce documents directly to the SEC because of restrictions under PRC law and specific directives issued by the China Securities Regulatory Commission. The issues raised by the proceedings are not specific to our auditors or to us, but affect equally all audit firms based in China and all China-based businesses with securities listed in the United States.

        In January 2014, the administrative judge reached an initial decision that the "big four" accounting firms should be barred from practicing before the SEC for six months. However, it is currently impossible to determine the ultimate outcome of this matter as the accounting firms have indicated their intention to file a petition for review of the initial decision and pending that review the effect of the initial decision is suspended. It will, therefore, be for the Commissioners of the SEC to make a legally binding order specifying the sanctions if any to be placed on these audit firms. Once such an order was made, the accounting firms would have a further right to appeal to the US Federal courts, and the effect of the order might be further suspended pending the outcome of that appeal.

        Depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which may result in their delisting. Moreover, any negative news about the proceedings against these audit firms may erode investor confidence in China-based, United States-listed companies and the market price of our common shares may be adversely affected.

You may have difficulty enforcing judgments obtained against us.

        We are a corporation organized under the laws of Canada and a substantial portion of our assets is located outside of the United States. A substantial portion of our current business operations is conducted in the PRC. In addition, a majority of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. court judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, many of whom are not residents of the United States and whose assets are located in significant part outside of the United States. In addition, there is uncertainty as to whether the courts of Canada or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Canadian or PRC courts would be competent to hear original actions brought in Canada or the PRC against us or such persons predicated upon the securities laws of the United States or any state.

Risks Related to Doing Business in China

The enforcement of the labor contract law and increases in labor costs in the PRC may adversely affect our business and our profitability.

        The Labor Contract Law came into effect on January 1, 2008, and was later revised on December 28, 2012, the Implementation Rules and the amendment thereunder became effective on September 18, 2008 and July 1, 2013 respectively. The Labor Contract Law and the Implementation Rules imposed stringent requirements on employers with regard to executing written employment contracts, hiring temporary employees, dismissing employees, consultation with the labor union and employee assembly, compensation upon termination and overtime work, collective bargaining and labor dispatch business. In addition, under the Regulations on Paid Annual Leave for Employees, which came into effect on January 1, 2008, and their Implementation Measures, which were promulgated and became effective on September 18, 2008, employees who have served for more than one year with an employer are entitled to a paid vacation ranging from five to 15 days, depending on their length of service. Employees who waive such vacation time at the request of the employer must be compensated for each vacation day waived at a rate equal to three times their normal daily salary. Our labor costs are expected to continue to increase due to these new laws and regulations. Higher labor costs and labor disputes with our employees stemming from these new rules and regulations could adversely affect our business, financial condition, and results of operations.

In recent years, our subsidiaries have lost certain tax benefits and we expect to pay additional PRC taxes as a result, which could have a material and adverse impact on our financial condition and results of operations.

        On January 1, 2008, the Enterprise Income Tax Law, or the EIT Law, came into effect in China. Under the EIT Law, both foreign-invested enterprises and domestic enterprises are subject to a uniform enterprise income tax rate of 25%. There is a transition period for enterprises that were established prior to March 16, 2007 (the promulgation date of the EIT Law) and were given preferential tax treatment under the previous tax law.. Enterprises that were entitled to exemptions or reductions from the standard enterprise income tax rate for a fixed term may continue to enjoy such treatment until the fixed term expires, subject to certain limitations. The EIT Law provides for preferential tax treatment for certain categories of industries and projects that are strongly supported and encouraged by the state. For example, enterprises classified as a "High and New Technology Enterprise," or HNTE, are entitled to a 15% enterprise income tax rate provided that such HNTE satisfies other applicable statutory requirements.

        Our subsidiary, CSI Solartronics (Changshu) Co., Ltd., or CSI Solartronics, has been recognized as an HNTE. However, because it does not satisfy certain requirements for the reduced 15% enterprise income tax rate, CSI Solartronics is still subject to a 25% enterprise income tax rate. CSI Solar Manufacture Inc., or CSI Manufacturing, was subject to a reduced enterprise income tax rate of 12.5% to the end of 2009, when its tax holiday expired. CSI Cells Co. Ltd., or CSI Cells and Canadian Solar Manufacturing (Luoyang) Inc., were subject to a reduced enterprise income tax rate of 12.5% until the end of 2011, when their tax holidays expired. Currently, CSI Cells is recognized as a HNTE for the three years from 2012 to 2014, and could enjoy the preferential enterprise income tax rate of 15% provided that it satisfies the applicable statutory requirements on an annual basis. Canadian Solar Manufacturing (Changshu) Inc. (formerly known as Changshu CSI Advanced Solar Inc.), or CSI Changshu Manufacturing, was exempt from enterprise income tax for 2009 and was subject to a reduced enterprise income tax rate of 12.5% for 2010, 2011 and 2012, at which time its tax holiday expired as well. CSI Changshu Manufacturing is recognized as a HNTE for the three years from 2011 to 2013, and could enjoy the preferential enterprise income tax rate of 15% after the expiration of the above-mentioned tax holiday provided that it satisfied the applicable statutory requirements for 2013. As the preferential tax benefits enjoyed by our PRC subsidiaries expired, their effective tax rates increased significantly.

There are significant uncertainties in our tax liabilities regarding our income under the EIT Law.

        We are a Canadian company with substantially all of our manufacturing operations in China. Under the EIT Law and its implementation regulations, both of which became effective on January 1, 2008, enterprises established outside China whose "de facto management body" is located in China are considered PRC tax residents and will generally be subject to the uniform 25% enterprise income tax rate on their global income. Under the implementation regulations, the term "de facto management body" is defined as substantial and overall management and control over aspects such as the production and business, personnel, accounts and properties of an enterprise. The Circular on Identification of China-controlled Overseas-registered Enterprises as Resident Enterprises on the Basis of Actual Management Organization, or Circular 82, further provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled offshore incorporated enterprise is located in the PRC. The criteria include whether (i) the premises where the senior management and the senior management bodies responsible for the routine production and business management of the enterprise perform their functions are mainly located within the PRC, (ii) decisions relating to the enterprise's financial and human resource matters are made or subject to approval by organizations or personnel in the PRC, (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholders' meeting minutes are located or maintained in the PRC and (iv) 50% or more of voting board members or senior executives of the enterprise habitually reside in the PRC. Although the Circular 82 only applies to offshore enterprises controlled by enterprises or enterprise group located within the PRC, the determining criteria set forth in the Circular 82 may reflect the tax authorities' general position on how the "de facto management body" test may be applied in determining the tax resident status of offshore enterprises. As the tax resident status of an enterprise is subject to the determination by the PRC tax authorities, uncertainties remain with respect to the interpretation of the term "de facto management body" as applicable to our offshore entities. As a substantial number of the members of our management team are located in China, we may be considered as a PRC tax resident under the EIT Law and, therefore, subject to the uniform 25% enterprise income tax rate on our global income. If our global income is subject to PRC enterprise income tax at the rate of 25%, our financial condition and results of operation may be materially and adversely affected.

Dividends paid by us to our non-Chinese shareholders and gains on the sale of our notes or common shares may be subject to PRC enterprise income tax liabilities or individual income tax liabilities.

        The implementation regulations of the EIT Law provide that (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends and capital gains will be treated as China-sourced income. Also, income sourced within China is determined based on the following principles: (x) for income from transfers of equity interests, source is determined in accordance with the place where the invested enterprise is located; and (y) for income from dividends, source is determined in accordance with the place of the enterprise which makes the payment.

        Currently there are no detailed rules governing the procedures and specific criteria for determining what it means to be domiciled in the PRC. As a result, it is not clear how the concept of "China domicile" will be interpreted under the EIT Law. The concept of domicile may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders as well as any gains realized by such holders from the transfer of our common shares may be regarded as China-sourced income and, consequently, be subject to PRC withholding tax at a rate of up to 10% or a lower treaty rate for enterprises.

        Under the Law of the People's Republic of China on Individual Income, or IIT Law, individual income tax is payable on PRC-source dividend income. The implementation regulations of the IIT Law provide that income from dividends derived from companies, enterprises and other economic organizations in China is considered derived from sources inside China, regardless of whether the place of payment was inside China. Therefore, if we are treated as a PRC resident enterprise for tax purposes, any dividends we pay to our overseas individual shareholders as well as any gains realized by such holders from the transfer of our notes or common shares may be regarded as China-sourced income and, consequently, be subject to PRC individual income tax at a rate of up to 20% or a lower treaty rate for individuals. The investment returns of our overseas investors, and the value of their investments in us, may be materially and adversely affected if any interest or dividends we pay to them, or any gains realized by them on the transfer of our common shares, are subject to PRC tax.

We face uncertainty from the PRC's Circular on Strengthening the Management of Enterprise Income Tax Collection of Income Derived by Non-resident Enterprises from Equity Transfers.

        The PRC State Administration of Taxation, or the SAT, issued the Circular on Strengthening the Management of Enterprise Income Tax Collection of Income Derived by Non-resident Enterprises from Equity Transfers, or Circular 698, on December 10, 2009, that addresses the transfer of equity by non-PRC tax resident enterprises. Under Circular 698, the overseas investor (actual controlling party) "indirectly transfers" the equity of such PRC resident enterprise, is required to report such transfer to the PRC tax authority if the intermediate holding company is located in a foreign jurisdiction that has an effective tax rate of less than 12.5% or does not levy tax on such foreign-sourced capital gains of its residents. If the intermediate holding company mainly serves as tax avoidance vehicle and does not have any reasonable business purpose, the PRC in-charge tax authority may, upon verification of the SAT, disregard the intermediate holding company and re-characterize the equity transfer by referring to its economic essence, and as a result, the overseas investor (actual controlling party) may be subject to a 10% PRC tax for the capital gains realized from the equity transfer. In addition, where the non-resident enterprise transfers the equity in PRC resident enterprise to a related party, the taxable income is lesser due to its transfer price not being in line with the principle of arm's-length transaction, the tax authorities have the authority to make adjustment on reasonable basis.

        There is uncertainty as to the application of SAT Circular 698. For example, while the term "Indirect Transfer" is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax rates in foreign tax jurisdictions, and the process and format of the reporting of an Indirect Transfer to the competent tax authority of the relevant PRC tax resident enterprise. In addition, there are not any formal declarations with regard to how to determine whether a foreign investor has adopted an abusive arrangement in order to avoid PRC tax. As a result, we may become at risk of being taxed under SAT Circular 698 and we may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under SAT Circular 698, which may materially adversely affect our financial condition and results of operations.

        Further, we do not believe that the transfer of our common shares or the notes by our non-PRC shareholders would be treated as an indirect transfer of equity in our PRC subsidiaries subject to Circular 698, as the equity transfer is not carried out for the main purposes of avoiding PRC taxes. However, there is uncertainty as to the interpretation and application of Circular 698 by the PRC tax authorities in practice. If you are required to pay PRC tax on the transfer of our common shares or the notes, your investment in us may be materially and adversely affected. In addition, we cannot predict how Circular 698 will affect our financial condition or results of operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

        Certain of our revenues and expenses are denominated in Renminbi. If our revenues denominated in Renminbi increase or our expenses denominated in Renminbi decrease in the future, we may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends, if any, in respect of our common shares. Under China's existing foreign exchange regulations, our PRC subsidiaries, are able to pay dividends in foreign currencies without prior approval from the State Administration of Foreign Exchange by complying with certain procedural requirements. However, we cannot assure that the PRC government will not take further measures in the future to restrict access to foreign currencies for current account transactions.

        Foreign exchange transactions by our PRC subsidiaries under most capital accounts continue to be subject to significant foreign exchange controls and require the approval of PRC governmental authorities. In particular, if we finance our PRC subsidiaries by means of additional capital contributions, certain government authorities, including the Ministry of Commerce or its local counterparts, must approve these capital contributions. These limitations could affect the ability of our PRC subsidiaries to obtain foreign exchange through equity financing.

Uncertainties with respect to the Chinese legal system could materially and adversely affect us.

        We conduct substantially all of our manufacturing operations through our subsidiaries in China. These subsidiaries are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises and joint venture companies. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system is still developing, the implementation and enforcement of many laws, regulations and rules may be inconsistent, which may limit legal protections available to us. In addition, any litigation in China may be protracted and may result in substantial costs and divert our resources and the attention of our management.

Risks Related to This Offering

Our management has broad discretion over the use of proceeds from this offering.

        Our management will have significant discretion in applying the net proceeds that we receive from this offering. Although we expect to use the net proceeds from this offering for general corporate purposes, our board of directors retains significant discretion with respect to the use of proceeds. We may use a portion of the net proceeds to fund, acquire or invest in complementary businesses or technologies. The proceeds from this offering may be used in a manner that does not generate favorable returns. In addition, if we use the proceeds for future acquisitions, there can be no assurance that we would successfully integrate any such acquisition into our operations or that the acquired entity would perform as expected.

We may issue additional common shares, other equity or equity-linked or debt securities, which may materially and adversely affect the price of our common shares. Hedging activities may depress the trading price of our common shares.

        We may issue additional equity, equity-linked or debt securities for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to satisfy our obligations for the repayment of existing indebtedness, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons. Any future issuances of equity securities or equity-linked securities could substantially dilute your interests and may materially and adversely affect the price of our common shares. We cannot predict the timing or size of any future issuances or sales of equity, equity-linked or debt securities, or the effect, if any, that such issuances or sales, including the sale of common shares in this offering, may have on the market price of our common shares. Market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

The market price for our common shares may be volatile.

        The market price for our common shares has been highly volatile and subject to wide fluctuations. During the period from November 9, 2006, the first day on which our common shares were listed on the Nasdaq Global Select Market, until February 11, 2014, the market price of our common shares ranged from $1.95 to $51.8 per share. From January 1, 2013 to February 10, 2014, the market price of our common shares ranged from $3.12 to $43.6 per share. The closing market price of our common shares on February 11, 2014 was $36.17 per share. The market price of our common shares may continue to be volatile and subject to wide fluctuations in response to a wide variety of factors, including the following:

  •
  announcements of technological or competitive developments;

  •
  regulatory developments in our target markets affecting us, our customers or our competitors;

  •
  actual or anticipated fluctuations in our quarterly operating results;

  •
  changes in financial estimates by securities research analysts;

  •
  changes in the economic performance or market valuations of other solar power companies;

  •
  the departure of executive officers and key research personnel;

  •
  patent litigation and other intellectual property disputes;

  •
  litigation and other disputes with our long-term suppliers;

  •
  fluctuations in the exchange rates between the U.S. dollar, the Euro, the RMB, the Canadian dollar and the Japanese yen;

  •
  SEC investigation or private securities litigation;

  •
  the release or expiration of lock-up or other transfer restrictions on our outstanding common shares; and

  •
  sales or anticipated sales of additional common shares.

        In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material and adverse effect on the price of our common shares.

Substantial future sales of our common shares in the public market, or the perception that such sales could occur, could cause the price of our common shares to decline.

        Sales of our common shares in the public market, or the perception that such sales could occur, could cause the market price of our common shares to decline. As of January 31, 2014, we had 51,034,943 common shares outstanding. The number of common shares outstanding and available for sale will increase when our employees and former employees who are holders of restricted share units and options to acquire our common shares become entitled to the underlying shares under the terms of their units or options. To the extent these shares are sold into the market, the market price of our common shares could decline.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make these rights available in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

Our articles of continuance contain anti-takeover provisions that could adversely affect the rights of holders of our common shares.

        The following provisions in our amended articles of continuance may deprive our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by delaying or preventing a change of control of our company:

  •
  Our board of directors has the authority, without approval from the shareholders, to issue an unlimited number of preferred shares in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred shares.

  •
  Our board of directors is entitled to fix and may change the number of directors within the minimum and maximum number of directors provided for in our articles. Our board of directors may appoint one or more additional directors to hold office for a term expiring no later than the close of the next annual meeting of shareholders, subject to the limitation that the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to United States Holders of our common shares.

        Based on the current and anticipated value of our assets and the composition of our income and assets, we do not believe we were a passive foreign investment company, or PFIC, for United States federal income tax purposes for our taxable year ended December 31, 2013, and do not expect to become a PFIC for the current taxable year ending December 31, 2014. A non-United States corporation such as ourselves will be treated as a PFIC for United States federal income tax purposes for any taxable year if applying applicable look-through rules, either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. However, the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Accordingly, we cannot assure you that we will not be a PFIC for any taxable year or that the United States Internal Revenue Service will not take a contrary position. If we are a PFIC for any taxable year during which a United States Holder (as defined in the section headed "Taxation—Material United States Federal Income Taxation Considerations") holds a common share or note, certain adverse United States federal income tax consequences could apply to such United States Holder. See the section headed "Taxation—Material United States Federal Income Taxation Considerations—Passive Foreign Investment Company."

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $94.8 million after deducting underwriting commissions and fees and the estimated offering expenses payable by us (assuming the underwriters do not exercise their option to purchase up to an additional 416,700 common shares). We intend to use the estimated net proceeds from this offering and the concurrent convertible notes offering for general corporate purposes, which may include expanding manufacturing capacity, the development of solar power projects and working capital. Our management will retain broad discretion over the use of proceeds, and we may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the net proceeds in short-term, marketable instruments.

 CONSOLIDATED CAPITALIZATION AND DILUTION

        The following table sets forth our capitalization as of September 30, 2013:

  •
  on an actual basis; and

  •
  on an as adjusted basis, giving effect to both (i) our offering of 2,778,000 common shares pursuant to this prospectus at a public offering price of $36.00 per share, resulting in estimated net proceeds of $94.8 million, assuming the underwriters do not exercise their option to purchase common shares and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the concurrent offer and sale of $130 million aggregate principal amount of convertible notes pursuant to a separate offering memorandum and the receipt of the estimated net proceeds of $125.8 million by us from the offering of the convertible notes, assuming the initial purchasers do not exercise their option to purchase additional notes and after deducting estimated commissions and estimated offering expenses payable by us.

        The information below should be read in conjunction with, and is qualified in its entirety by, the audited consolidated financial statements and schedules and notes thereto included in our 2012 Annual Report, as well as the management's discussion and analysis thereon, incorporated by reference into this prospectus supplement.

	As of September 30, 2013
	Actual	As adjusted(1)
	(in thousands of $, except share data)
Long-term debt:
Convertible senior notes due 2019		130,000
Long-term borrowings	190,535	190,535
Shareholders' equity:
Common shares—no par value: unlimited authorized shares, 50,068,722 shares issued and outstanding at September 30, 2013	551,473	646,263
Additional paid-in capital	(33,010)	(33,010)
Accumulated deficit	(213,450)	(213,450)
Accumulated other comprehensive income	56,338	56,338

Total shareholders' equity	361,351	456,141

Total capitalization	551,886	776,676

        If you purchase common shares in this offering, your interest will be diluted to the extent of the excess of the public offering price per common share over the as-adjusted net tangible book value per common share after this offering. Net tangible book value per share represents the amount of our total tangible assets (which means total assets exclusive of copyrights, patents, goodwill, land use rights and other intangible assets) reduced by the amount of our total liabilities, divided by the total number of common shares issued and outstanding. As at September 30, 2013, we had a positive net tangible book value of $371.4 million, or approximately $7.42 per common share.

        After (i) giving effect to the sale of our common shares in the aggregate amount of 2,778,000 at a public offering price of $36.00 per share, and (ii) deducting estimated underwriting discounts and commissions and estimated offering expenses of $5.2 million, or $1.88 per share, payable by us, we would have had a positive net tangible book value as at September 30, 2013 of $466.2 million, or $8.82 per common share. This represents an immediate increase in the net tangible book value of $1.40 per share to our existing shareholders and an immediate and substantial dilution in net tangible book value of $27.18 per share to new investors. The following table illustrates this per share dilution:

Assumed offering price per share	36.00
Net tangible book value per share as at September 30, 2013	7.42
Increase in net tangible book value per share attributable to this offering	1.40
As-adjusted net tangible book value per share after this offering	8.82
Net dilution per share to new investors	27.18

        The calculations above are based upon 50,068,722 common shares issued and outstanding as at September 30, 2013 and exclude:

  •
  stock options representing the right to purchase a total of 2,161,804 common shares at a weighted average exercise price of $10.77 per share; and

  •
  restricted share units representing the right to receive a total of 2,165,700 common shares upon vesting.

 DIVIDEND POLICY

        We have never declared or paid any dividends on our common shares, nor do we have any present plan to declare or pay any dividends on our common shares in the foreseeable future. We currently intend to retain our available funds and any future earnings to operate and expand our business.

        Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations, earnings, capital requirements, surplus, general financial condition, contractual restrictions, and other factors that our board of directors may deem relevant.

MARKET PRICE INFORMATION FOR OUR COMMON SHARES

        Our common shares have been listed on the Nasdaq Global Select Market under the symbol "CSIQ" since November 9, 2006. The following table sets forth the high and low trading prices for our common shares on the Nasdaq Global Select Market for the periods indicated.

	Trading Price
	High	Low
	$	$
Annual Highs and Lows
2009	30.51	3.00
2010	33.68	8.99
2011	16.79	2.07
2012	4.74	1.95
2013	33.25	3.12
Quarterly Highs and Lows
First Quarter 2012	4.74	2.68
Second Quarter 2012	3.84	2.61
Third Quarter 2012	4.05	2.47
Fourth Quarter 2012	3.59	1.95
First Quarter 2013	5.15	3.12
Second Quarter 2013	11.61	3.16
Third Quarter 2013	17.71	10.55
Fourth Quarter 2013	33.25	16.76
Monthly Highs and Lows
August 2013	16.40	10.55
September 2013	17.71	12.70
October 2013	25.56	16.76
November 2013	33.25	23.92
December 2013	31.82	26.1
January 2014	43.60	29.60
February 2014 (through February 11, 2014)	40.66	33.80

 UNDERWRITING

        Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of our common shares set forth opposite the underwriter's name.

Underwriter	Number of Common Shares
Credit Suisse Securities (USA) LLC	1,269,546
J.P. Morgan Securities LLC	952,854
Nomura Securities International, Inc.	347,250
Roth Capital Partners, LLC	138,900
Northland Securities Inc.	69,450

Total	2,778,000

        The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, New York, 10010. The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, New York 10179. The address of Nomura Securities International, Inc. is Worldwide Plaza, 309 West 49th Street, New York, New York, 10019. The address of Northland Securities, Inc. is 45 South 7th Street, Suite 2000, Minneapolis, Minnesota 55402. The address of Roth Capital Partners, LLC is 888 San Clemente Drive, Newport Beach, California, 92660.

        The underwriting agreement provides that the obligations of the underwriters to purchase the common shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common shares (other than those covered by the over-allotment option described below) if they purchase any of the common shares.

        Common shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the common shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

        If the underwriters sell more common shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable at any time on or before the closing date, to purchase up to 416,700 additional common shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional common shares approximately proportionate to that underwriter's initial purchase commitment. Any common shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Shares or that are the subject of this offering.

        We have entered into an agreement that, for a period of 90 days from the date of this prospectus supplement, subject to certain exceptions, we will not, without the prior consent of the representatives, (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of any common shares or any securities convertible into or exercisable or exchangeable for common shares, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase any common shares or any securities convertible into or exercisable or exchangeable for common shares, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of any common shares or any securities convertible into or exercisable or exchangeable for common shares, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in any common shares or any securities convertible into or exercisable or exchangeable for common shares within the meaning of Section 16 of the Exchange Act or (v) file with the SEC a registration statement under the Securities Act relating to any common shares or any securities convertible into or exercisable or exchangeable for common shares, or publicly disclose the intention to take any such action, without the prior written consent of the representatives. In addition, notwithstanding the foregoing, if (i) during the last 17 days of the 90 day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The representatives, in their sole discretion, may release any of the securities subject to the lock-up agreement at any time without notice.

        Our directors and executive officers have entered into an agreement that, for a period of 90 days from the date of this prospectus supplement, subject to certain exceptions, they will not, without the prior consent of the representatives, (i) offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, make any short sale, establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act or otherwise dispose of any common shares, or any securities of the company that are substantially similar to the common shares, or any options or warrants to purchase any common shares, or any securities convertible into, exchangeable for or that represent the right to receive common shares, whether now owned or hereinafter acquired, owned directly (including holding as a custodian) or beneficially under the rules and regulations of the SEC, (ii) engage in any hedging or other transaction which is designed to or which could reasonably be expected to lead to or result in a sale or disposition of any such covered securities even if such covered securities would be disposed of by someone other than such director or officer, including, without limitation, any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the covered securities or with respect to any security that includes, relates to, or derives any significant part of its value from such covered securities, or (iii) make any demand for or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for the common shares.

        The representatives, in their sole discretion, may release any of the securities subject to the lock-up agreement at any time without notice.

        The common shares are listed on the Nasdaq Global Select Market under the symbol "CISQ."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Paid by Us
	No Exercise	Full Exercise
Per Share	$1.62	$1.62
Total	$4,500,360	$5,175,414

        Total expenses for the offering are estimated to be approximately $750,000, including SEC registration fees of approximately $16,000, Nasdaq Global Select Market listing fee of approximately $7,500, printing expenses of approximately $35,000, legal fees and expenses of approximately $530,000, accounting fees and expenses of approximately $125,000, and miscellaneous expenses of approximately $32,000. All amounts are estimated except for the SEC registration fees.

        In connection with the offering, the underwriters may purchase and sell common shares in the open market. Purchases and sales of common shares in the open market may include short sales,

purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of common shares than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of common shares in an amount up to the number of common shares represented by the underwriters' over-allotment option.

  •
  "Naked" short sales are sales of common shares in an amount in excess of the number of common shares represented by the underwriters' over-allotment option.

  •
  Covering transactions involve purchases of common shares either pursuant to the underwriters' over-allotment option or in the open market in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase common shares in the open market or must exercise the over-allotment option. In determining the source of common shares to close the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase Shares through the over-allotment option.

  •
  Stabilizing transactions involve bids to purchase common shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common shares. They may also cause the price of the common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. In particular, on January 30, 2013, an affiliate of Credit Suisse

Securities (USA) LLC extended a term loan credit facility to our subsidiary, CSSI, with an aggregate maximum amount of $40.0 million which was repaid in January 2014.

        Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or Relevant Member States, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of our securities which are the subject of this prospectus supplement to the public in that Relevant Member State other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consents of the representatives for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

  provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression "an offer of securities to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information of the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, or relevant persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus supplement nor any other offering material relating to the common shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the common shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the common shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The common shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

        This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations, and the common shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the common shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the common shares with a view to distribution.

Notice to Prospective Investors in Hong Kong

        The common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The common shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. Common shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Korea

        The common shares offered in this prospectus supplement have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA. None of our common shares may be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire Share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

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  Common shares, debentures and units of common shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except:

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  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such common shares, debentures and units of common shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

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  where no consideration is or will be given for the transfer; or

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  where the transfer is by operation of law.

Notice to Prospective Investors in Australia

        This prospectus supplement has not been lodged with the Australian Securities and Investments Commission and does not constitute an offer except to the following categories of exempt persons: (i) "sophisticated investors" under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act; (ii) "sophisticated investors" under section 708(8)(c) or (d) of the Corporations Act who have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before any offer has been made; and (iii) "professional investors" within the meaning of section 708(11)(a) or (b) of the Corporations Act.

        By purchasing any of our common shares, you warrant and agree that: (i) you are an exempt investor under one of the above categories; and (ii) you will not offer any shares of common stock issued or sold to you pursuant to this document for sale in Australia within 12 months of those shares being issued or sold unless any such sale offer is exempt from the requirement to issue a disclosure document under sections 708 or 708A of the Corporations Act.

Notice to Prospective Investors in India

        The common shares will not be offered or sold, directly or indirectly, in India or to, or for the account or benefit of, any resident in India. This prospectus supplement is not an offer document (as defined under the Securities and Exchange Board of India, or SEBI, (Issue of Capital and Disclosure Requirements) Regulations, 2009, as amended). This prospectus supplement will not be registered as a prospectus with the Registrar of Companies, SEBI or any other statutory or regulatory body of like nature in India, nor have they or will they circulate or distribute this prospectus supplement or any material relating thereto, directly or indirectly, under circumstances which would constitute an advertisement, invitation, offer, sale or solicitation of an offer to subscribe for or purchase any securities to the public within the meaning of the Indian Companies Act and other applicable Indian law for the time being in force.

Notice to Prospective Investors in the People's Republic of China

        This prospectus supplement may not be circulated or distributed in the People's Republic of China, and the common shares may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the People's Republic of China except pursuant to applicable laws and regulations of the People's Republic of China. For the purpose of this paragraph, the People's Republic of China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

TAXATION

Material United States Federal Income Taxation Considerations

Internal Revenue Service Circular 230 Disclosure

        TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS SUPPLEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY PROSPECTIVE INVESTORS, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        The following discussion describes material United States federal income tax consequences to a United States Holder (as defined below), under current law, of an investment in our common shares. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus supplement, including the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service, or IRS, and other applicable authorities, all as of the date of this prospectus supplement. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

        This discussion applies only to a United States Holder that holds common shares as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:

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  banks;

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  certain financial institutions;

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  insurance companies;

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  regulated investment companies;

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  real estate investment trusts;

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  brokers or dealers in stocks and securities, or currencies;

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  persons that use or are required to use a mark-to-market method of accounting;

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  certain former citizens or residents of the United States subject to Section 877 of the Code;

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  entities subject to the United States anti-inversion rules;

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  tax-exempt organizations and entities;

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  persons subject to the alternative minimum tax provisions of the Code;

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  persons whose functional currency is other than the United States dollar;

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  persons holding common shares as part of a straddle, hedging, conversion or integrated transaction;

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  persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

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  persons who acquired common shares pursuant to the exercise of an employee stock option or otherwise as compensation; or

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  partnerships or other pass-through entities, or persons holding common shares through such entities.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds our common shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common shares should consult its own tax advisors regarding the tax consequences of investing in and holding our common shares.

        In addition, the discussion below does not describe any tax consequences arising in respect of the Foreign Account Compliance Act, or FACTA, regime.

        The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Prospective investors considering the purchase of common shares should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax laws or other federal non-income tax laws or the laws of any state, local or non-United States taxing jurisdiction and under any applicable tax treaty.

        For purposes of the discussion below, a "United States Holder" is a beneficial owner of our common shares that is, for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

Dividends and Other Distributions on the Common Shares

        Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution that we make to you with respect to our common shares (including any amounts withheld to reflect Canadian or PRC withholding taxes) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income on the day actually or constructively received by you. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a "dividend" for United States federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to qualifying corporations under the Code.

        Dividends received by a non-corporate United States Holder may qualify for the lower rates of tax applicable to "qualified dividend income," if the dividends are paid by a "qualified foreign corporation"

and other conditions discussed below are met. A non-United States corporation is treated as a qualified foreign corporation (i) with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States or (ii) if such non-United States corporation is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program. However, a non-United States corporation will not be treated as a qualified foreign corporation if it is a passive foreign investment company in the taxable year in which the dividend is paid or the preceding taxable year. Under a published IRS Notice, common shares are considered to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Global Select Market, as our common shares are, but we cannot guarantee that our common shares will always be so listed. In addition, we may be eligible for the benefits of the income tax treaty between the United States and Canada, or, if we are treated as a PRC resident enterprise under the PRC tax law (see "—People's Republic of China Taxation") then we may be eligible for the benefits of the income tax treaty between the United States and the PRC. If we are eligible for such benefits, then dividends that we pay to certain non-corporate United States Holders on our common shares would, subject to applicable limitations, be eligible for the reduced rates of taxation.

        Even if dividends would be treated as paid by a qualified foreign corporation, non-corporate United States Holders will not be eligible for reduced rates of taxation if they do not hold our common shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (disregarding certain periods of ownerships while the United States Holder's risk of loss is diminished) or if such United States Holders elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends of a qualified foreign corporation if the non-corporate United States Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.

        You should consult your own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any dividends that we pay with respect to the common shares, as well as the effect of any change in applicable law after the date of this prospectus supplement.

        Any Canadian or PRC withholding taxes imposed on dividends paid to you with respect to common shares generally will be treated as foreign taxes eligible for credit against your United States federal income tax liability, subject to the various limitations and disallowance rules that apply to foreign tax credits generally. For purposes of calculating the foreign tax credit, dividends paid to you with respect to the common shares will be treated as income from sources outside the United States and generally will constitute passive category income. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

        The amount of any dividend paid in currency other than the United States dollar will be the dividend's United States dollar value calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into United States dollars. A United States Holder may have foreign currency gain or loss if any dividend is converted into United States dollars after the date of receipt.

Disposition of the Common Shares

        You will recognize gain or loss on a sale or exchange of common shares in an amount equal to the difference between the amount realized on the sale or exchange and your tax basis in the common shares. Subject to the discussion under "—Passive Foreign Investment Company" below, such gain or loss generally will be capital gain or loss. Capital gains of a non-corporate United States Holder, including an individual, that has held the common share for more than one year currently are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

        Any gain or loss that you recognize on a disposition of our common shares generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax is imposed on gain from the disposition of common shares (see "—People's Republic of China Taxation") then a United States Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC-source income for foreign tax credit purposes. If such an election is made, the gain so treated will be treated as a separate class or "basket" of income for purposes of the foreign tax credit under Section 865(h) of the Code. You should consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.

Passive Foreign Investment Company

        Based on the current and anticipated value of our assets and the composition of our income and assets, we do not believe that we were a passive foreign investment company, or PFIC, for United States federal income purposes for our taxable year ended December 31, 2013, and do not expect to be so treated for our current taxable year ending December 31, 2014. However, the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year ending December 31, 2014, or for any future taxable year or that the IRS will not take a contrary position. Kirkland & Ellis International LLP, our United States tax counsel, therefore expresses no opinion with respect to our PFIC status for any taxable year or our beliefs and expectations relating to such status set forth in this discussion.

        A non-United States corporation such as ourselves will be treated as a PFIC for United States federal income tax purposes for any taxable year if, applying applicable look-through rules, either:

  •
  at least 75% of its gross income for such year is passive income; or

  •
  at least 50% of the value of its assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

        For this purpose, passive income generally includes dividends, interest, royalties and rents. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% by value of the stock.

        Changes in the composition of our income (including changes due to a decrease in our gross profit from the sales of goods as a percentage of our gross income) or composition of our assets may cause us to become a PFIC. The determination of whether we are or will be a PFIC for any taxable year also may depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may be determined based upon the market value of the common shares from time to time). Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may become a PFIC for the current or future taxable years if our liquid assets and cash (which are for this purpose considered assets that produce passive income) then represent a greater percentage of our overall assets. Further, while we believe our classification methodology and valuation approach (including, if relevant, any approach taken with respect to our market capitalization) is reasonable, it is possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our being or becoming a PFIC for the current or one or more future taxable years.

        If we are a PFIC for any taxable year during which you hold common shares, then, unless you make a "mark-to-market" election (as discussed below), you generally will be subject to special and adverse tax rules with respect to any "excess distribution" that you receive from us and any gain that you recognize from a sale or other disposition, including a pledge, of the common shares. For this purpose, distributions that you receive in a taxable year that are greater than 125% of the average annual distributions that you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these rules:

  •
  the excess distribution or recognized gain will be allocated ratably over your holding period for the common shares;

  •
  the amount of the excess distribution or recognized gain allocated to the current taxable year, and to any taxable years in your holding period prior to the first taxable year in which we were treated as a PFIC, will be treated as ordinary income; and

  •
  the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

        If we are a PFIC for any taxable year during which a United States Holder holds our common shares and any of our non-United States subsidiaries also is a PFIC, such United States Holder would be treated as owning a proportionate amount (by value) of the shares of each such non-United States subsidiary classified as a PFIC (each such subsidiary, a lower-tier PFIC) for purposes of the application of these rules. United States Holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        If we are a PFIC for any taxable year during which you hold common shares, then in lieu of being subject to the tax and interest-charge rules discussed above, you may make an election to include gain on our common shares as ordinary income under a mark-to-market method, provided that our common shares constitute "marketable stock." Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. Our common shares are listed on the Nasdaq Global Select Market, which is a qualified exchange or other market for these purposes. Consequently, as long as the common shares are regularly traded, we expect that the mark-to-market election would be available to you if we become a PFIC, but no assurances are given in this regard.

        Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a United States Holder may continue to be subject to the general PFIC rules with respect to such United States Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

        In certain circumstances, a United States Holder of shares in a PFIC may avoid the adverse tax and interest-charge regime described above by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you may make a qualified electing fund election with respect to your common shares generally only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

        A United States Holder that holds our common shares in any year in which we are classified as a PFIC generally will be required to file annual reports containing such information as the United States Treasury Department may require. You should consult your own tax advisor regarding the application of the PFIC rules to your investment in our common shares and the availability, application and consequences of the elections discussed above.

Information Reporting and Backup Withholding

        Information reporting to the IRS and backup withholding (at a rate of 28%) generally will apply to dividends in respect of our common shares, and the proceeds from the sale or exchange of our common shares, that are paid to you within the United States (and in certain cases, outside the United States), unless you furnish a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9 or you otherwise establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner.

        United States Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

        United States Holders who are individuals generally will be required to report our name, address and such information relating to an interest in the common shares as is necessary to identify the class or issue of which your common shares are a part. These requirements are subject to exceptions, including an exception for common shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all "specified foreign financial assets" (as defined in the Code) generally does not exceed $50,000.

        United States Holders should consult their tax advisors regarding the application of these information reporting rules.

Medicare Tax

        Certain United States Holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends and gains from the sale or other disposition of capital assets. United States Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of your common shares.

Principal Canadian Federal Income Tax Considerations

        The following is a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) , or the Tax Act, to a purchaser who acquires our common shares, or for the purposes of this section, the Common Shares, as beneficial owner pursuant to this offering and who, at all relevant times, for the purposes of the Tax Act: (i) is not, and is not deemed to be, a resident of Canada at any time while the purchaser has held or holds the Common Shares; (ii) deals at arm's length and is not affiliated with the Company; (iii) does not use or hold and is not deemed to use or hold the Common Shares in connection with a business carried on, or deemed to be carried on, in Canada; (iv) did not acquire the Common Shares as part of a transaction or event or series of transactions or events so as to cause the foreign affiliate dumping rules in section 212.3 of the Tax Act to apply; (v) is not a "specified shareholder" of the Company as defined in subsection 18(5) of the Tax Act or a person who does not deal at arm's length with such a specified shareholder; and (vi) is a resident of the United States for purposes of the Tax Act and the Canada-United States Income Tax Convention (1980), or the U.S. Treaty, and is fully entitled to the benefits of the Convention, for the purposes of this section, a U.S. Holder. Special rules, which are not addressed in this summary, may apply to a U.S. Holder that is an insurer which carries on or is deemed to carry on business in Canada and elsewhere or that is an authorized foreign bank as defined in the Tax Act and such U.S. Holders should consult their own tax advisors.

        This summary assumes that the Company is a resident of Canada for purposes of the Tax Act. Should it be determined that the Company is not a resident of Canada for purpose of the Tax Act by virtue of being resident in another country (such as the PRC) by virtue of the application of an income tax convention between Canada and that other country, the Canadian income tax consequences to a U.S. Holder will differ from those described herein and U.S. Holders should consult their own tax advisors.

        This summary assumes that our Common Shares will not constitute "taxable Canadian property" to any particular U.S. Holder. The Common Shares will generally not constitute taxable Canadian property to a U.S. Holder unless at any time during the 60-month period immediately preceding the disposition of such Common Shares: (A) the U.S. Holder, persons with whom the U.S. Holder did not deal at arm's length, or the U.S. Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Company where the Common Shares were listed on a designated stock exchange (which currently includes NASDAQ) at the time of disposition of the Common Shares; and (B) more than 50% of the fair market value of such Common Shares would be derived directly or indirectly from one or any combination of: (i) real or immoveable properties situated in Canada, (ii) "Canadian resource properties" (as defined in the Tax Act), (iii) "timber resource properties" (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in (i) to (iii). The Company does not anticipate that the Common Shares will constitute "taxable Canadian property" to any U.S. Holder.

        This summary is based on the current provisions of the Tax Act and the regulations thereunder in force on the date hereof, the current provisions of the U.S. Treaty in force on the date hereof and counsel's understanding of the current administrative policies and assessing practices of the Canada Revenue Agency publicly available prior to the date hereof.

        This summary also takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, or the Tax Proposals. No assurances can be given that the Tax Proposals will be enacted or will be enacted as proposed. This summary is not exhaustive of all possible Canadian federal income tax consequences and, except for the Tax Proposals, does not otherwise take into account or anticipate any changes in income tax law or administrative practice, whether by judicial, governmental or legislative decision or action, nor does it take into account other federal, provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

        This summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular U.S. Holder and no representation is made with respect to the income tax consequences to any particular U.S. Holder. Accordingly, U.S. Holders should consult their tax advisors concerning the application and effect of the income and other taxes of any relevant country, province, territory, state or local authority, having regard to their particular circumstances.

Disposition of Our Common Shares

        A U.S. Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such U.S. Holder on a disposition of our Common Shares.

Taxation of Dividends on our Common Shares

        Amounts paid or credited, or deemed under the Tax Act to be paid or credited as, on account or in lieu of payment of, or in satisfaction of, dividends to a non-resident of Canada are generally subject to non-resident withholding tax at the rate of 25%. However, where such an amount is paid to a U.S. Holder that has provided the requisite documentation regarding its entitlement to benefits under the U.S. Treaty, then such U.S. Holder will be subject to Canadian non-resident withholding tax at the reduced rate of 15% under the U.S. Treaty. This rate is further reduced to 5% in the case of such U.S. Holder that is a company for purposes of the U.S. Treaty that owns at least 10% of the issued and outstanding voting shares of the Company at the time the dividend is paid or deemed to be paid. In addition, under the U.S. Treaty, dividends may be exempt from Canadian withholding tax if paid to certain U.S. Holders that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations and qualifying trusts, companies, organizations or other arrangements operated exclusively to administer or provide pension, retirement or employee benefits that are exempt from tax in the U.S. and that have complied with specific administrative procedures.

People's Republic of China Taxation

        Under the EIT Law, which took effect as of January 1, 2008, enterprises established under the laws of non-PRC jurisdictions but whose "de facto management body" is located in China are considered "resident enterprises" for PRC tax purposes. Under the implementation regulations issued by the State Council relating to the EIT Law, "de facto management bodies" are defined as the bodies that have material and overall management control over the business, personnel, accounts and properties of an enterprise. The Circular on Identification of China-controlled Overseas-registered Enterprises as Resident Enterprises on the Basis of Actual Management Organization, or Circular 82, further provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled offshore incorporated enterprise is located in the PRC. The criteria include whether (i) the premises where the senior management and the senior management bodies responsible for the routine production and business management of the enterprise perform their functions are mainly located within the PRC, (ii) decisions relating to the enterprise's financial and human resource matters are made or subject to approval by organizations or personnel in the PRC, (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholders' meeting minutes are located or maintained in the PRC and (iv) 50% or more of voting board members or senior executives of the enterprise habitually reside in the PRC. Although the Circular 82 only applies to offshore enterprises controlled by enterprises or enterprise group located within the PRC, the determining criteria set forth in the Circular 82 may reflect the tax authorities' general position on how the "de facto management body" test may be applied in determining the tax resident status of offshore enterprises. As the tax resident status of an enterprise is subject to the determination by the PRC tax authorities, uncertainties remain with respect to the interpretation of the term "de facto management body" as applicable to our offshore entities. Most of our management are currently based in China, and may remain in China in the future. If we are treated as a "resident enterprise" for PRC tax purposes, we will be subject to PRC income tax on our worldwide income at a uniform tax rate of 25%, but dividends received by us from our PRC subsidiaries may be exempt from the income tax.

        Under the EIT Law and its implementation regulations, dividends paid to a non-PRC corporate investor are generally subject to a 10% PRC withholding tax, if such dividends are derived from sources within China and the non-PRC corporate investor is considered to be a non-resident enterprise without any establishment or place within China or if the dividends paid have no connection with the non-PRC corporate investor's establishment or place within China, unless such tax is eliminated or reduced under an applicable tax treaty. Any gain realized on the transfer of shares by such investor is also subject to a 10% PRC withholding tax if such gain is regarded as income derived from sources within China, unless such tax is eliminated or reduced under an applicable tax treaty.

        The implementation regulations of the EIT Law provide that (i) if the enterprise that distributes dividends is domiciled in the PRC, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains shall be treated as China-sourced income. Currently there are no detailed rules applicable to us that govern the procedures and specific criteria for determining the meaning of being "domiciled" in the PRC. As such, it is not clear how the concept of domicile will be interpreted under the EIT Law. Domicile may be interpreted as the jurisdiction where the enterprise is incorporated or where the enterprise is a tax resident.

        Under the IIT Law, individual income tax is payable on PRC-source dividend income. The implementation regulations of the IIT Law provide that income from dividends derived from companies, enterprises and other economic organizations in China is considered derived from sources inside China, regardless of whether the place of payment was inside China. Therefore, if we are treated as a company in China for tax purposes, any dividends we pay to our overseas individual shareholders as well as any gains realized by such shareholders from the transfer of our common shares may be regarded as China-sourced income and, consequently, be subject to PRC individual income tax at a rate of up to 20% or a lower treaty rate for individuals.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We are currently subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC's website at www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

  •
  our 2012 Annual Report;

  •
  our unaudited interim consolidated financial information as at March 31, 2013 and for the three-month periods ended March 31, 2012 and 2013 and Management's Discussion and Analysis thereon, included as Exhibit 99.1 to our report on Form 6-K furnished to the SEC on May 28, 2013;

  •
  our unaudited interim consolidated financial information as at June 30, 2013 and for the three- and six-month periods ended June 30, 2012 and 2013 and Management's Discussion and Analysis thereon, included as Exhibit 99.1 to our report on Form 6-K furnished to the SEC on August 8, 2013; and

  •
  our unaudited interim consolidated financial information as at September 30, 2013 and for the three- and nine-month periods ended September 30, 2012 and 2013 and Management's Discussion and Analysis thereon, included as Exhibit 99.1 to our report on Form 6-K furnished to the SEC on November 13, 2013.

        Our 2012 Annual Report contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with U.S. GAAP.

        We will also incorporate by reference any future filings made by us with the SEC under the Exchange Act after the date of this prospectus supplement until we sell all of the common shares offered by this prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

        Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Michael G. Potter, Chief Financial Officer
545 Speedvale Avenue West
Guelph, Ontario, Canada N1K 1E6
Tel: (1-519) 837-1881

        You should rely only on the information that we incorporate by reference or provide in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus and any related free writing prospectus is delivered or our common shares are sold on a later date.

LEGAL MATTERS

        The validity of the common shares offered by this prospectus will be passed upon for us by Kirkland & Ellis International LLP, Hong Kong, China. Certain legal matters with respect to U.S. federal and New York law in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York. The validity of the common shares and certain other legal matters as to Canadian law will be passed upon for us by WeirFoulds LLP, Toronto Canada and for the underwriters by McCarthy Tétrault LLP, Toronto, Canada. Legal matters as to PRC law will be passed on for us by Zhong Lun Law Firm, Beijing, China and for the underwriters by King & Wood Mallesons, Shenzhen, China. Kirkland & Ellis International LLP may rely upon WeirFoulds LLP with respect to matters governed by Canadian law and upon Zhong Lun Law Firm with respect to matters governed by PRC law.

EXPERTS

        The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement and the accompanying prospectus by reference from the our annual report on Form 20-F as of and for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012 have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP are located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai, People's Republic of China.

 CANADIAN SOLAR INC.

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Balance Sheets as of December 31, 2012 and September 30, 2013	F-2
Unaudited Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2012 and 2013	F-4
Unaudited Condensed Consolidated Statements of Comprehensive Income (loss) for the Nine Months Ended September 30, 2012 and 2013	F-5
Unaudited Condensed Consolidated Statements of Changes in Equity for the Nine Months Ended September 30, 2012 and 2013	F-6
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2012 and 2013	F-7
Notes to Unaudited Condensed Consolidated Financial Statements	F-9

CANADIAN SOLAR INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2012	September 30, 2013
	(In U.S. dollars, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	141,968,182	273,695,045
Restricted cash	422,356,794	407,965,730
Accounts receivable, trade, net of allowance of $47,582,217 and $41,986,994 as of December 31, 2012 and September 30, 2013, respectively	254,906,498	271,842,845
Accounts receivable, unbilled	5,229,760	10,741,845
Amount due from a related party	9,977,177	17,599,798
Inventories	274,455,798	220,619,487
Value added tax recoverable	14,483,487	16,149,239
Advances to suppliers, net of allowance of $9,639,629 and $9,947,459 as of December 31, 2012 and September 30, 2013, respectively	28,997,522	47,641,009
Foreign currency derivative assets	1,350,657	1,109,977
Project assets	180,436,619	289,568,257
Prepaid expenses and other current assets	108,041,633	96,211,584

Total current assets	1,442,204,127	1,653,144,816
Property, plant and equipment, net	469,642,822	426,759,301
Deferred tax assets	39,082,498	48,278,681
Advances to suppliers, net of allowance of $28,905,858 and $29,180,518 as of December 31, 2012 and September 30, 2013, respectively	478,359	463,644
Prepaid land use right	18,628,710	18,729,703
Investments in affiliates	26,727,589	34,651,432
Intangible assets, net	4,327,604	5,508,419
Project assets	218,710,405	199,051,620
Other non-current assets	39,510,967	57,728,188

TOTAL ASSETS	2,259,313,081	2,444,315,804

See notes to unaudited condensed consolidated financial statements.

CANADIAN SOLAR INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

	December 31, 2012	September 30, 2013
	(In U.S. dollars, except share and per share data)
LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	858,926,732	801,621,683
Accounts payable	230,495,398	342,458,943
Short-term notes payable	231,135,928	247,288,127
Amounts due to related parties	5,036,642	31,160,747
Other payables	104,782,551	79,656,725
Advances from customers	18,659,296	75,058,632
Foreign currency derivative liabilities	365,226	1,539,161
Other current liabilities	90,847,957	121,021,107

Total current liabilities	1,540,249,730	1,699,805,125
Accrued warranty costs	58,334,424	67,726,329
Long-term borrowings	214,562,973	190,534,884
Liability for uncertain tax positions	14,803,732	15,030,377
Deferred tax liabilities	56,151,575	46,522,887
Loss contingency accruals	28,461,085	29,030,102

TOTAL LIABILITIES	1,912,563,519	2,048,649,704

Commitments and contingencies (Note 16)
Redeemable non-controlling interest	45,166,131	22,635,609

Equity:
Common shares—no par value: unlimited authorized shares, 43,242,426 and 50,068,722 shares issued and outstanding at December 31, 2012 and September 30, 2013, respectively	502,561,705	551,473,178
Additional paid-in capital	(38,296,275)	(33,009,965)
Accumulated deficit	(224,162,124)	(213,450,572)
Accumulated other comprehensive income	50,795,529	56,338,781

Total Canadian Solar Inc. shareholders' equity	290,898,835	361,351,422
Non-controlling interest	10,684,596	11,679,069

Total equity	301,583,431	373,030,491

TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND SHAREHOLDERS' EQUITY	2,259,313,081	2,444,315,804

See notes to unaudited condensed consolidated financial statements.

CANADIAN SOLAR INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30,
	2012	2013
	(In U.S. dollars, except share and per share data)
Net revenues:
—Non-related parties	990,626,058	1,130,857,383
—Related parties	9,364,554	4,030,115

Total net revenues	999,990,612	1,134,887,498

Cost of revenues
—Non-related parties	914,812,537	956,226,734
—Related parties	9,686,489	4,221,285

Total cost of revenues	924,499,026	960,448,019

Gross profit	75,491,586	174,439,479

Operating expenses:
Selling expenses	66,087,854	59,969,352
General and administrative expenses	50,566,036	20,499,877
Research and development expenses	9,869,964	8,450,525

Total operating expenses	126,523,854	88,919,754

Income (loss) from operations	(51,032,268)	85,519,725
Other income (expenses):
Interest expense	(43,410,344)	(36,296,438)
Interest income	9,698,597	9,196,213
Gain (loss) on change in foreign currency derivatives	(6,635,891)	1,828,229
Foreign exchange gain (loss)	91,524	(32,937,467)

Income (loss) before income taxes	(91,288,382)	27,310,262
Income tax (expense) benefit	2,141,902	(3,952,793)
Equity in loss of unconsolidated investees	(1,144,143)	(1,847,830)

Net income (loss)	(90,290,623)	21,509,639
Less: net income attributable to non-controlling interest	193,600	10,798,087

Net income (loss) attributable to Canadian Solar Inc.	(90,484,223)	10,711,552

Earnings (loss) per share-basic	$(2.10)	$0.24

Shares used in computation—basic	43,175,046	44,895,360

Earnings (loss) per share-diluted	$(2.10)	$0.22

Shares used in computation-diluted	43,175,046	47,699,641

See notes to unaudited condensed consolidated financial statements.

CANADIAN SOLAR INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE
INCOME (LOSS)

	For the Nine Months Ended September 30,
	2012	2013
	(In U.S. dollars, except share and per share data)
Net income (loss)	(90,290,623)	21,509,639
Other comprehensive income:
Foreign currency translation adjustment	3,013,619	5,297,559

Comprehensive income (loss)	(87,277,004)	26,807,198
Less: comprehensive income attributable to non-controlling interest	551,745	10,552,394

Comprehensive income (loss) attributable to Canadian Solar Inc.	(87,828,749)	16,254,804

See notes to unaudited condensed consolidated financial statements.

CANADIAN SOLAR INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Common Shares		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Equity (Deficits) Attribute to Canadian Solar Inc.	Non- Accumulated Interest	Total Equity
	Number	$	$	$	$	$	$	$
	(In U.S. dollars, except share and per share data)
Balance at January 1, 2012	43,155,767	502,402,939	(53,331,445)	(28,693,433)	45,555,710	465,933,771	1,043,921	466,977,692
Net loss	—	—	—	(90,484,223)	—	(90,484,223)	193,600	(90,290,623)
Foreign currency translation adjustment	—	—	—	—	2,655,474	2,655,474	358,145	3,013,619
Acquisition of subsidiaries	—	—	—	—	—	—	4,635,298	4,635,298
Issuance of warrant	—	—	9,849,928	—	—	9,849,928	—	9,849,928
Share-based compensation	—	—	3,988,007	—	—	3,988,007	—	3,988,007
Exercise of share options	79,436	158,766	—	—	—	158,766	—	158,766
Paid-in capital from non-controlling interest	—	—	—	—	—	—	4,285,535	4,285,535

Balance at September 30, 2012	43,235,203	502,561,705	(39,493,510)	(119,177,656)	48,211,184	392,101,723	10,516,499	402,618,222
Balance at January 1, 2013	43,242,426	502,561,705	(38,296,275)	(224,162,124)	50,795,529	290,898,835	10,684,596	301,583,431
Net income	—	—	—	10,711,552		10,711,552	10,798,087	21,509,639
Foreign currency translation adjustment	—	—	—	—	5,543,252	5,543,252	(245,693)	5,297,559
Allocate dividend to non-controlling interest	—	—	—	—	—	—	(219,464)	(219,464)
Disposal of subsidiaries	—	—	—	—	—	—	(9,338,457)	(9,338,457)
Issuance of ordinary shares, net of issuance cost	3,772,254	47,887,377	—	—	—	47,887,377	—	47,887,377
Share-based compensation	—	—	5,286,310	—	—	5,286,310	—	5,286,310
Exercise of share options	3,054,042	1,024,096	—	—	—	1,024,096	—	1,024,096

Balance at September 30, 2013	50,068,722	551,473,178	(33,009,965)	(213,450,572)	56,338,781	361,351,422	11,679,069	373,030,491

See notes to unaudited condensed consolidated financial statements.

CANADIAN SOLAR INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2012	2013
	(In U.S. dollars)
Operating activities:
Net income (loss)	(90,290,623)	21,509,639
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	61,139,450	60,196,987
Loss on disposal of property, plant and equipment	4,921,529	2,584,281
Loss (gain) on change in fair value of derivatives	6,635,891	(1,828,229)
Equity in loss of unconsolidated investees	1,144,143	1,847,830
Allowance for doubtful accounts	3,376,860	(1,337,999)
Write-down of inventories	4,828,191	479,950
Amortization of discount on debt	36,930	—
Share-based compensation	3,988,007	5,286,310
Changes in operating assets and liabilities:
Inventories	(25,461,104)	59,502,442
Accounts receivable	23,307,233	(10,595,020)
Amount due from related parties	14,001,835	662,345
Value added tax recoverable	7,523,266	(6,341,749)
Advances to suppliers	(502,613)	(19,198,410)
Other non-current assets	(22,107,593)	(18,182,765)
Accounts receivable, unbilled	42,053,291	(39,786,519)
Project assets	(267,844,948)	(117,566,236)
Prepaid expenses and other current assets	(19,896,704)	12,707,741
Accounts payable	115,619,646	105,544,363
Short-term notes payable	45,065,027	9,952,537
Other payables	11,223,152	(17,575,537)
Advances from customers	(53,797,956)	39,385,381
Amounts due to related parties	(1,301,500)	25,476,475
Accrued warranty costs	8,860,467	10,081,873
Other current liabilities	365,235	38,991,261
Prepaid land use right	(4,943,573)	291,661
Liability for uncertain tax positions	1,372,001	226,645
Deferred taxes	53,432,049	(9,299,256)
Net settlement of foreign currency derivatives	(1,746,961)	3,256,174

Net cash provided by (used in) operating activities	(78,999,372)	156,272,175

See notes to unaudited condensed consolidated financial statements.

CANADIAN SOLAR INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	For the Nine Months Ended September 30,
	2012	2013
	(In U.S. dollars)
Investing activities:
Decrease (increase) in restricted cash	(196,194,561)	23,947,695
Investments in affiliates	(782,862)	(4,428,736)
Purchase of property, plant and equipment	(50,097,025)	(22,375,577)
Proceeds from disposal of investment	555,475	—

Net cash used in investing activities	(246,518,973)	(2,856,618)

Financing activities:
Proceeds from short-term borrowings	902,114,472	940,126,043
Repayment of short-term borrowings	(755,312,983)	(1,099,570,120)
Proceeds from long-term borrowings	144,755,386	100,771,263
Allocate dividend to non-controlling interest	—	(219,464)
Payment to non-controlling interest for sales of subsidiaries	—	(4,101,853)
Gross proceeds from offering shares	—	50,000,000
Offering expenses	—	(2,112,623)
Cash contributed by non-controlling interest	4,285,535	—
Proceeds from exercise of stock options	158,766	1,024,096

Net cash provided by (used in) financing activities	296,001,176	(14,082,658)

Effect of exchange rate changes	4,494,712	(7,606,036)

Net increase (decrease) in cash and cash equivalents	(25,022,457)	131,726,863
Cash and cash equivalents at the beginning of the year	343,994,679	141,968,182

Cash and cash equivalents at the end of the year	318,972,222	273,695,045

Supplemental disclosure of cash flow information:
Interest paid, net of amounts capitalized	48,884,124	44,513,805
Income taxes paid	9,393,220	5,364,335
Supplemental schedule of non-cash activities:
Amounts due from disposal of subsidiaries or affiliates included in prepaid expenses and other current assets	715,934	136,917
Amounts due to non-controlling interest for sales of subsidiaries included in payables	—	5,236,604
Property, plant and equipment cost included in other payables	19,379,146	12,272,755
Module contribution in exchange for non-controlling interest in affiliates	990,144	5,791,202

See notes to unaudited condensed consolidated financial statements.

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

        Canadian Solar Inc. ("CSI") was incorporated pursuant to the laws of the Province of Ontario in October 2001, and changed its jurisdiction by continuing under the Canadian federal corporate statute, the Canada Business Corporations Act, or CBCA, effective June 1, 2006.

        CSI and its subsidiaries (collectively, the "Company") are principally engaged in the design, development, manufacturing and marketing of solar power products, and the total solution business in global markets. As of September 30, 2013, major subsidiaries of CSI are included in Appendix 1.

2. BASIS OF PRESENTATION AND CONSOLIDATION

        The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"). The condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All inter-company transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

        The condensed consolidated balance sheet at December 31, 2012 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by U.S. GAAP. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements included in the Company's Annual Report on Form 20-F for the year ended December 31, 2012, previously filed with the Security and Exchange Commission ("SEC").

        In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for the fair statement of results for the interim periods presented, have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year or any other interim period.

        The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The Company bases its estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Company's condensed consolidated financial statements include allowance for doubtful accounts and advances to suppliers, valuation of inventories, derivative and other financial instruments, useful lives of long-lived assets, assumptions used to measure impairment of long-lived assets and equity method investment, determination of fair value of identifiable assets and liabilities acquired through business combination, accrual for warranty and other liabilities, provision for uncertain tax positions and deferred tax valuation allowances and assumptions used in the computation of share-based compensation, including the associated forfeiture rates.

        As of September 30, 2013, the Company had cash and cash equivalents of $273,695,045, restricted cash of $407,965,730 and bank borrowings due within one year of $801,621,683. The Company's current liabilities exceed current assets by $46,660,309. For nine months ended September 30, 2013, the

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

2. BASIS OF PRESENTATION AND CONSOLIDATION (Continued)

Company experienced positive operating cash flow of $156 million. The Company has carried out a review of its cash flow forecast of the twelve months ending September 30, 2014. The Company also considered the steps it might take should it encounter difficulties in fully executing its total solution business and sales plans, including the ability to renew substantially all its existing bank borrowings as they become due. Based on the above factors, management believes that adequate sources of liquidity will exist to fund the Company's working capital and capital expenditures requirements and to meet its short term debt obligations and other liabilities and commitments as they become due.

3. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        In July 2013, the FASB issued ASU 2013-11 which provides guidance on financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The ASU requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. This ASU applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The adoption of this guidance is not expected to have a significant effect on the Company's consolidated financial statements.

4. ACQUISITION

Acquisition of Projects16

        On April 17, 2012, the Company entered into a purchase agreement with a group of sellers ("Seller") under which the Company acquired 97% of the common shares and non-voting tracking shares in 16 solar power projects ("Projects 16") representing approximately 190-200MW from Seller. Each of these projects was awarded a 20-year power purchase contract by the Ontario Power Authority. Fifteen of these contracts were issued under Ontario's FIT program, and one was issued as part of

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

4. ACQUISITION (Continued)

Ontario's Renewable Energy Standard Offer Program (or "RESOP"). The following table summarized the total consideration the Company paid as at the closing date.

Total consideration paid
Cash consideration	$186,716,547
Fair value of the issuance of warrant, net of cash received	7,774,990

194,491,537

        The Company has allocated the total consideration between the tangible assets and project assets on the balance sheets.

        As a part of the consideration, CSI issued a warrant (the "Warrant") which entitled the Seller to acquire 9.90% of CSI's outstanding common shares. The Warrant will not be exercisable until the expiry of one (1) year from the Closing Date (June 15, 2012), and will expire on the fifth (5th) anniversary of the Closing Date. The exercise price of the warrant is $5.00. The exercise price is subject to standard anti-dilution adjustments.

        The fair market value of warrants was determined on the grant date through the binomial option pricing model using the following assumptions:

As at June 15 ,2012
Risk free rate	1.76%
Volatility ratio	93.50%
Dividend yield	—

        In June 2013, the Seller exercised the Warrant in accordance with the terms contained therein.

        As the non-voting tracking shares issued by the solar power projects were still held by the Seller on the Closing Date, and 97% of them are redeemable by the Company upon satisfaction of certain conditions, the non-voting tracking shares are considered puttable equity instruments with a redemption feature that is not solely within the Company's control, and accordingly presented as redeemable non-controlling interest on the consolidated balance sheet.

Acquisition of SunEdison Projects

        On February 8, 2013, the Company acquired 100% interest in a utility-scale solar power project in Ontario, Canada with a total capacity of approximately 10.5MW DC from SunEdison with consideration of $8.8 million. On June 28, 2013, the Company acquired 100% interest in another utility-scale solar power project in Ontario, Canada with a total capacity of approximately 12MW DC from SunEdison for consideration of $9.1million. The Company recorded them as project assets on the consolidated balance sheet.

5. ALLOWANCE FOR DOUBTFUL ACCOUNTS

        Allowance for doubtful accounts are comprised of allowances for accounts receivable, trade and advances to suppliers.

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

5. ALLOWANCE FOR DOUBTFUL ACCOUNTS (Continued)

        An analysis of allowances for accounts receivable, trade is as follows:

	At December 31, 2012	At September 30, 2013
	$	$
Beginning of the year/period	9,505,481	47,582,217
Allowances made (reversed) during the year/period	43,240,595	(1,573,804)
Accounts written-off against allowances	(5,325,908)	(4,500,883)
Foreign exchange effect	162,049	479,464

Closing balance	47,582,217	41,986,994

        An analysis of allowances for advances to suppliers is as follows:

	At December 31, 2012	At September 30, 2013
	$	$
Beginning of the year/period	38,123,721	38,545,487
Allowances made during the year/period	370,622	115,205
Foreign exchange effect	51,144	467,285

Closing balance	38,545,487	39,127,977

6. INVENTORIES

        Inventories consist of the following:

	At December 31, 2012	At September 30, 2013
	$	$
Raw materials	40,197,952	40,326,169
Work-in-process	16,739,907	32,725,431
Finished goods	217,517,939	147,567,887

	274,455,798	220,619,487

        In the nine months ended September 30, 2012 and 2013, inventory was written down by $4,828,191 and $479,950 respectively, to reflect the lower of cost or market.

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

7. PROPERTY, PLANT AND EQUIPMENT, NET

        Property, plant and equipment, net consist of the following:

	At December 31, 2012	At September 30, 2013
	$	$
Buildings	166,300,361	171,094,805
Leasehold improvements	4,873,232	5,537,527
Machinery	422,895,433	456,529,420
Furniture, fixtures and equipment	34,611,247	36,597,558
Motor vehicles	3,023,309	2,966,509

	631,703,582	672,725,819
Less: Accumulated depreciation	(202,390,860)	(265,488,880)

	429,312,722	407,236,939
Construction in process	40,330,100	19,522,362

Property, plant and equipment, net	469,642,822	426,759,301

        Depreciation expense of property, plant and equipment was $60,345,291 and $59,411,710 for the nine months ended September 30, 2012 and 2013, respectively. Construction in process represents production facilities under construction. There was no impairment provision recorded in the nine months ended September 30, 2012 and 2013.

8. INTANGIBLE ASSETS, NET

        The following summarizes the Company's intangible assets:

As of September 30, 2013	Gross Carrying Amount $	Accumulated Amortization $	Net $
Technical know-how	1,048,804	(428,262)	620,542
Computer software	7,611,168	(2,723,291)	4,887,877

Total intangible assets, net	8,659,972	(3,151,553)	5,508,419

As of December 31, 2012	Gross Carrying Amount $	Accumulated Amortization $	Net $
Technical know-how	1,025,861	(341,954)	683,907
Computer software	5,634,986	(1,991,289)	3,643,697

Total intangible assets, net	6,660,847	(2,333,243)	4,327,604

        Amortization expenses for the nine months ended September 30, 2012 and 2013 were $794,159 and $785,277, respectively.

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

8. INTANGIBLE ASSETS, NET (Continued)

        Amortization expense of the above intangible assets is expected to be approximately $0.3 million, $1.1 million, $1.1 million, $0.8million and $0.6 million for the remainder of 2013, 2014, 2015, 2016 and 2017, respectively.

9. FAIR VALUE MEASUREMENT

        As of December 31, 2012 and September 30, 2013, information about inputs into the fair value measurements of the Company's assets or liabilities that are measured at fair value on a recurring basis in periods subsequent to their initial recognition is as follows:

	Fair Value Measurements at Reporting Date Using
As of September 30, 2013	Total Fair Value and Carrying Value on the Balance Sheet	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Foreign exchange forward contracts	$1,109,977	$—	$1,109,977	$—

Total Assets	$1,109,977	$—	$1,109,977	$—

Liabilities:
Foreign exchange forward contracts	$1,539,161	$—	$1,539,161	$—

Total Liabilities	$1,539,161	$—	$1,539,161	$—

	Fair Value Measurements at Reporting Date Using
As of December 31, 2012	Total Fair Value and Carrying Value on the Balance Sheet	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Foreign exchange option contracts	$100,837	$—	$100,837	$—
Foreign exchange forward contracts	$1,249,820	$—	$1,249,820	$—

Total Assets	$1,350,657	$—	$1,350,657	$—

Liabilities:
Foreign exchange forward contracts	$365,226	$—	$365,226	$—

Total Liabilities	$365,226	$—	$365,226	$—

        The Company's foreign currency derivative instruments relate to foreign exchange option or forward contracts involving major currencies such as Euro and Renminbi. Since its derivative instruments are not traded on an exchange, the Company values them using valuation models. Interest rate yield curves and foreign exchange rates are the significant inputs into these valuation models. These inputs are observable in active markets over the terms of the instruments the Company holds, and accordingly, the fair value measurements are classified as Level 2 in the hierarchy. The Company

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

9. FAIR VALUE MEASUREMENT (Continued)

considers the effect of its own credit standing and that of its counterparties in valuations of its derivative financial instruments.

        The Company measures certain long term investments at fair value on a non-recurring basis in periods after initial measurement in circumstances when the fair value of such asset is impaired below its recorded cost. The fair value of such investments was classified as level 3 measurements as the valuation based on cash flow model involved significant unobservable inputs. The fair value of investments was classified as level 3 measurements as the valuation based on cash flow model involved significant unobservable inputs. The Company did not have any other assets or liabilities that were measured at fair value on a non-recurring basis subsequent to initial recognition for the nine months ended September 30, 2012 and 2013.

        The Company also holds financial instruments that are not recorded at fair value in the condensed consolidated balance sheets, but whose fair value is required to be disclosed under US GAAP. The carrying value of cash and cash equivalents, trade receivables, billed and unbilled, amount due from a related party, accounts and short-term notes payable, other payables, other current liabilities, amounts due to related parties, and short-term borrowings approximate their fair values due to the short-term maturity of these instruments. Long-term bank borrowings of $190,534,884 as of September 30, 2013 approximate their fair value since these borrowings contain variable interest rates.

        Depending on the terms of the specific derivative instruments and market conditions, some of the Company's derivative instruments may be assets and others liabilities at any particular point in time.

        The Company's primary objective for holding derivative financial instruments is to manage currency risk. The recognition of gains or losses resulting from changes in fair values of those derivative instruments is based on the use of each derivative instrument and whether it qualifies for hedge accounting.

        The Company entered into certain foreign currency derivative contracts to protect against volatility of future cash flows caused by the changes in foreign exchange rates. The foreign currency derivative contracts do not qualify for hedge accounting and, as a result, the changes in fair value of the foreign currency derivative contracts are recognized in the condensed consolidated statements of operations. The Company recorded a gain (loss) on foreign currency derivative contracts of $(6,635,891) and $1,828,229 for the nine months ended September 30, 2012 and 2013, respectively.

        The effect of fair values of derivative instruments on the condensed consolidated balance sheets as of December 31, 2012 and September 30, 2013 and the effect of derivative instruments on the

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

9. FAIR VALUE MEASUREMENT (Continued)

condensed consolidated statements of operations for the nine months ended September 30, 2012 and 2013 are as follows:

	Fair Values of Derivatives Asset
	At December 31, 2012		At September 30, 2013
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Foreign exchange option contracts	Foreign currency derivative assets	$100,837	Foreign currency derivative assets	$—
Foreign exchange forward contracts	Foreign currency derivative assets	$1,249,820	Foreign currency derivative assets	$1,109,977

Total derivatives		$1,350,657		$1,109,977

	Fair Values of Derivatives Liability
	At December 31, 2012		At September 30, 2013
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Foreign exchange forward contracts	Foreign currency derivative liabilities	$365,226	Foreign currency derivative liabilities	$1,539,161

Total derivatives		$365,226		$1,539,161

		Amount of Gain (Loss) Recognized in Income on Derivatives
		For the Nine Months Ended September 30,
	Location of Gain (Loss) Recognized in Income on Derivatives
		2012	2013
Foreign exchange option contracts	Gain on foreign currency derivatives	$104,553	$304,582
Foreign exchange forward contracts	Gain (Loss) on foreign currency derivatives	$(6,740,444)	$1,523,647

Total		$(6,635,891)	$1,828,229

10. INVESTMENTS IN AFFILIATES

        Investments in affiliates consist of the following:

	At December 31, 2012		At September 30, 2013
	Carrying Value	Ownership Percentage	Carrying Value	Ownership Percentage
	$	(%)	$	(%)
Suzhou Gaochuangte New Energy Co., Ltd.	6,453,371	40	6,842,142	40
CSI SkyPower	2,565,075	50	4,994,296	50
GCL-CSI (Suzhou) Photovoltaic Technology Co., Ltd.	1,834,296	10	2,119,340	10
Nernst New Energy (Suzhou) Co., Ltd.	—	50	—	50
Others	15,874,847	21 - 30	20,695,654	21 - 30

	26,727,589		34,651,432

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

10. INVESTMENTS IN AFFILIATES (Continued)

        On December 17, 2009, CSI Cells Co., Ltd. ("SZCC") established a joint venture, Suzhou Gaochuangte New Energy Co., Ltd., for total cash consideration of $2,929,020. SZCC holds a 40% voting interest and one of the three board members is designated by SZCC and, as such, SZCC is considered to have significant influence over the investee. On July 4, 2011, Suzhou Gaochuangte New Energy Co., Ltd. increased its share capital, and SZCC paid $3,118,800 in proportion to its ownership percentage.

        On November 30, 2010, SZCC acquired a 50% interest in a joint venture, Nernst New Energy (Suzhou) Co., Ltd., for cash consideration of $1,503,531. The chairman of the board, who is designated by the other investor, has veto rights over all the operating and financial proposals from SZCC and, as such SZCC is not considered to have control, but does exercise significant influence, over the investee. As at December 31, 2012, due to the deterioration of the investee's financial position, the Company concluded that the investment was fully impaired.

        On July 4, 2011, CSI Solar Power (China) Inc. ("SZSP") acquired a 10% interest in a joint venture, GCL-CSI (Suzhou) Photovoltaic Technology Co., Ltd, for cash consideration of $2,548,827. SZSP is able to exercise significant influence over the investee through its representative in the board.

        On May 23, 2012, CSI established a joint venture, CSI SkyPower, for cash consideration of $3,428,751. In August 2013, CSI SkyPower increased its share capital, and CSI paid $4,428,736 in proportion to its ownership percentage. CSI holds a 50% voting interest and two of four board members are designated by CSI and, as such, CSI is considered to have significant influence over the investee.

        On September 25, 2012, CSI Project Holdco, LLC ("USPH") acquired 21% equity interests in 9 separate utility-scale solar power projects from a third party by contribution of solar modules with an aggregate book value of $2,122,225. These equity interests were recorded at the carrying value of the modules contributed.

        On September 27, 2012, USPH acquired equity interests of 30.3% and 28.3% in 2 separate utility-scale solar power projects, respectively, from a third party, by contribution of solar modules with an aggregate book value of $2,204,008. These equity interests were recorded at the carrying value of the modules contributed.

        In September, 2012, USPH also acquired 21% equity interests in 12 separate utility-scale solar power projects and 30% equity interests in 3 separate utility-scale solar power projects from a third party by contribution of solar modules with an aggregate book value of $11,548,614. In the second quarter of 2013, 5 solar power projects increased their share capital, and USPH contributed solar modules with an aggregate book value of $5,791,202 in proportion to its ownership percentage. These equity interests were recorded at the carrying value of the modules contributed.

        Equity in loss of unconsolidated investees was $1,144,143 and $1,847,830 for the nine months ended September 30 2012 and 2013, respectively.

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

11. BORROWINGS

	At December 31, 2012	At September 30, 2013
	$	$
Bank borrowings	1,073,489,705	992,156,567

Analysis as:
Short-term	800,808,595	645,806,268
Long-term, current portion	17,481,257	87,508,519

Subtotal for short-term	818,289,852	733,314,787
Long-term, non-current portion	214,562,973	190,534,884
Borrowings from non-banking financial institutions	40,636,880	68,306,896

Analysis as:
Short-term	40,636,880	68,306,896

Total	1,073,489,705	992,156,567

        As of September 30, 2013, the Company had contractual bank credit facilities of $1,175,748,572, of which $225,651,083 has been drawn down with the due dates beyond September 30, 2014 and $604,516,057 has been drawn down with the due dates before September 30, 2014; and $345,581,432 was available for draw down upon demand. In addition, as of September 30, 2013, the Company also had non-binding bank credit facilities of $304,079,375, of which $199,864,139 has been drawn down with the due dates before September 30,2014 and $104,215,236 was subject to banks' discretion upon request for additional drawn down.

        As of December 31, 2012, the Company had contractual bank credit facilities of $1,388,843,703, of which $214,562,973 has been drawn down with the due dates beyond December 31, 2013 and $706,602,827 has been drawn down with the due dates before December 31, 2013; and $467,677,902 was available for draw down upon demand. In addition, as of December 31, 2012, the Company also had non-binding bank credit facilities of $189,324,636, of which $134,720,502 has been drawn down with the due dates before December 31, 2013 and $54,604,134 was subject to banks' discretion upon request for additional drawn down.

        As of September 30, 2013, short-term borrowings of $195,179,526 and long-term borrowings of $102,433,383 were secured by property, plant and equipment with carrying amounts of $127,119,184, inventory of $62,844,828, a prepaid land use right of $12,803,528 and project assets of $262,760,245.

        As of December 31, 2012, short-term borrowings of $324,748,289 and long-term borrowings of $71,593,182 were secured by property, plant and equipment with carrying amounts of $43,279,771, inventory of $31,819,267 and a prepaid land use right of $7,864,132.

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

11. BORROWINGS (Continued)

a)
Short-term

        The Company's short-term borrowings consisted of the following:

	At December 31, 2012	At September 30, 2013
	$	$
Bank borrowings
Short-term borrowings secured by restricted cash	175,289,355	141,999,634
Short-term borrowings secured by inventory	79,548,166	32,530,904
Short-term borrowings guaranteed by Dr. Shawn Qu	66,349,563	50,974,611
Short-term borrowings secured by land use right and property, plant and equipment	231,676,935	122,199,177
Bank notes	21,825,595	40,507,144
Unsecured short-term borrowings	226,118,981	257,594,798
Long-term Loans due within one year
Secured by property, plant and equipment	13,523,188	38,863,564
Secured by project assets	—	1,585,881
Unsecured	3,958,069	47,059,074

Subtotal	818,289,852	733,314,787
Borrowings from non-banking financial institutions
Short-term borrowings secured by related parties	4,781,410	—
Short-term borrowings secured by Dr. Shawn Qu	—	4,066,362
Bank notes	35,855,470	64,240,534

Subtotal	40,636,880	68,306,896

Total	858,926,732	801,621,683

        The average interest rate on short-term borrowings was 4.74% and 4.85% per annum for the nine months ended September 30, 2012 and 2013, respectively. The borrowings are repayable within one year.

b)
Long-term

        The Company's long-term bank borrowings consisted of the following:

	At December 31, 2012	At September 30, 2013
	$	$
Unsecured	142,969,791	88,101,501
Long-term borrowings secured by land use right and property, plant and equipment	71,593,182	—
Long-term borrowings secured by project assets	—	102,433,383

Total	214,562,973	190,534,884

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

11. BORROWINGS (Continued)

        The average interest rate on long-term borrowings was 6.50% and 6.05% per annum for the nine months ended September 30, 2012 and 2013, respectively.

        Future principal repayment on the long-term bank loans are as follows:

Remainder of 2013	25,618,727
2014	107,647,676
2015	26,860,757
2016	18,606,051
2017 and after	99,310,192

Total	278,043,403
Less: future principal repayment related to long-term loan, current portion	(87,508,519)

Total long-term portion	$190,534,884

        On May 20, 2013, CSI Solar Manufacture Inc. and Tumushuke CSI New Energy Development Co., Ltd., the Company's 100% owned subsidiary, entered into a loan agreement with a local Chinese bank for construction of a solar power project in China. The total credit facility under this agreement is $ 43,916,721, or an equivalent RMB amount, which requires repayment of $3,171,763, $3,171,763, $3,090,436 and $34,482,759 in 2014, 2015, 2016, 2017 and after, respectively. Interest is due quarterly in arrears. The outstanding balance as of September 30, 2013 was $34,157,450, which was guaranteed by CSI Solar Power (China) Inc. and secured by the project assets of Tumushuke CSI New Energy Development Co., Ltd. The borrowing bears a floating rate equal to the base interest rate published by People's Bank of China with the same maturities, and the prevailing rate as of September 30, 2013 for loans of more than 5 years is 6.55%. The borrowing also contains financial covenants which require that the ratio of liabilities to assets of the financial statements of CSI Solar Manufacture Inc. and Tumushuke CSI New Energy Development Co., Ltd. shall not exceed 75%. As at September 30, 2013, the Company met all the requirements of the financial covenants.

c)
Interest expense

        The Company capitalized interest costs incurred into the Company's property, plant and equipment or the Company's project assets as follows during the nine months ended September 30, 2012 and 2013:

	For the Nine Months Ended September 30,
	2012	2013
	$	$
Interest capitalized—project assets	1,015,732	13,704,620
Interest capitalized—property, plant and equipment	530,321	282,896
Interest expense	43,410,344	36,296,438

Total interest incurred	44,956,397	50,283,954

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

12. ACCRUED WARRANTY COSTS

        The Company's warranty activity is summarized below:

	At December 31, 2012	At September 30, 2013
	$	$
Beginning balance	47,021,352	58,334,424
Warranty provision	12,516,349	10,062,763
Warranty costs incurred	(1,203,277)	(670,858)

Ending balance	58,334,424	67,726,329

13. INCOME TAXES

        The Company adopted an estimated annual effective tax rate approach for calculating the tax provision for interim periods in accordance with ASC 740-270 "Income tax—Interim reporting". The estimated effective tax rate is based on expected income (loss), statutory tax rates and incentives available in the various jurisdictions in which the Company operates. The interim tax provision is determined by applying the estimated annual effective tax rate to the year-to-date ordinary income and discrete recognition of other tax effects. For a given quarter, the income tax provision equals the difference between the provision recorded cumulatively for the year less the amount recorded cumulatively as of the end of the prior interim period. As the year progresses, the Company refines the estimates of the year's taxable income as new information becomes available. This continual estimation process often results in a change to the estimated effective tax rate for the year. When this occurs, the Company adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the estimated annual effective tax rate.

        The Company considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carry-forward periods, the Company's experience with tax attributes expiring unused and tax planning alternatives. Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. The Company's ability to realize deferred tax assets depends on its ability to generate sufficient taxable income within the statutory carry-forward periods provided for in the tax law of the various jurisdictions in which the Company operates.

        The income tax expenses for the nine months ended September 30, 2013 were $3,952,793, and the income tax benefits for the nine months ended September 30, 2012 were $2,141,902. The Company's effective tax rates for the nine months ended September 30, 2012 and 2013 was 2% and 16%, respectively.

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

14. EARNINGS PER SHARE

        The following table sets forth the computation of basic and diluted gain (loss) per share for the periods indicated:

	For the Nine Months Ended September 30,
	2012	2013
Net income (loss) attributable to Canadian Solar Inc.—basic and diluted	$(90,484,223)	$10,711,552

Weighted average number of common shares—basic	43,175,046	44,895,360
Diluted share number from share options, restricted shares units and warrants	—	2,804,281

Weighted average number of common shares—diluted	43,175,046	47,699,641

Basic earnings (loss) per share	$(2.10)	$0.24

Diluted earnings (loss) per share	$(2.10)	$0.22

        The following table sets forth anti-dilutive shares excluded from the computation of diluted earnings (loss) per share for the periods indicated.

	For the Nine Months Ended September 30,
	2012	2013
Share options and restricted share units	4,352,516	1,548,256
Warrant	4,273,102	—

	8,625,618	1,548,256

15. RELATED PARTY BALANCES AND TRANSACTIONS

Related party balances:

        The amount due from a related party of $17,599,798 as of September 30, 2013 is a trade receivable from the affiliate Suzhou Gaochuangte New Energy Co. Ltd ("Gaochuangte"), the Company's 40% owned affiliate, for module products sold.

        The amount due from a related party of $9,977,177 as of December 31, 2012 is a trade receivable from the affiliate Gaochuangte, for module products sold.

        The amount due to related party of $31,160,747 as of September 30, 2013 consists of (i) loan of $13,000,000, payable to Dr. Shawn Qu, Chairman, President, Chief Executive Officer, and major stockholder of the Company, which was initially paid to the Company, and (ii) a trade payable of $18,160,747 to Gaochuangte for the solar project construction service fees.

        The amount due to related party of $5,036,642 as of December 31, 2012 consists of (i) a government award of $283,191, payable to Dr. Shawn Qu, Chairman, President, Chief Executive

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

15. RELATED PARTY BALANCES AND TRANSACTIONS (Continued)

Officer, and major stockholder of the Company, which was initially paid to the Company, and (ii) a trade payable of $4,753,450 to Gaochuangte for the solar project construction service fees.

Related party transactions:

Guarantees and Share Pledges

        Dr. Qu fully guaranteed a one-year RMB1,001 million and RMB1,489 million loan facilities from Chinese Commercial Banks in 2012 and 2013, respectively. Amounts drawn down from the facilities as at December 31, 2012 and at September 30, 2013 were $66,349,563 and $50,974,611 respectively. As at September 30, 2013, Dr. Qu also full guaranteed a short-term loan from financial institutions with a total amount of $4,066,362.

Sales and purchase contracts with affiliates

        In the nine months ended September 30, 2012 and 2013, the Company sold solar modules to Gaochuangte in the amount of RMB59,302,738 ($9,364,554) and RMB 25,120,647 ($4,030,115), respectively.

        In the nine months ended September 30, 2012 and 2013, the Company paid nil and RMB444,965,142($71,635,699) to Gaochuangte for solar project construction services, respectively. These amounts were recorded in project assets.

16. COMMITMENTS AND CONTINGENCIES

a)
Operating lease commitments

        The Company has operating lease agreements principally for its office properties in the PRC, Canada, Japan and USA. Such leases have remaining terms ranging from one to 84 months and are renewable upon negotiation. Rental expenses were $6,444,658 and $6,852,359 for the nine months ended September 30, 2012 and 2013, respectively.

        Future minimum lease payments under non-cancelable operating lease agreements at September 30, 2013 were as follows:

Year Ending December 31:	$
Remainder of 2013	1,040,737
2014	3,454,739
2015	2,357,647
2016	1,757,894
Thereafter	6,381,031

Total	14,992,048

b)
Property, plant and equipment purchase commitments

        As of September 30, 2013, short-term commitments for the purchase of property, plant and equipment were $6,113,229.

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

16. COMMITMENTS AND CONTINGENCIES (Continued)

c)
Supply purchase commitments

        In order to secure future solar wafers supply, the Company has entered into long-term supply agreements with suppliers over the past several years. Under such agreements, the suppliers agreed to provide the Company with specified quantities of solar wafers, and the Company has made prepayments to the suppliers in accordance with the supply contracts. The prices of the supply contracts are generally subject to adjustment to reflect the prevailing market price at the transactions date.

        The following is a schedule, by year, of future minimum obligation, using market prices as of September 30, 2013, under all supply agreements as of December 31, 2013:

Year Ending December 31:	$
Remainder of 2013	102,651,562
2014	245,566,622
2015	338,098,972

Total	686,317,156

d)
Contingencies

Deutsche Solar AG

        In 2007, the Company entered into a twelve-year wafer supply agreement with Deutsche Solar AG, under which the Company is required to purchase a contracted minimum volume of wafers at pre-determined fixed prices and in accordance with a pre-determined schedule, commencing January 1, 2009. The fixed prices may be adjusted annually at the beginning of each calendar year by Deutsche Solar AG to reflect certain changes in their material costs. The agreement also contains a take-or-pay provision, which requires the Company to pay the contracted amount regardless of whether the Company acquires the contracted annual minimum volumes. In 2009, the Company did not meet the minimum volume requirements under the agreement. Deutsche Solar AG agreed that the Company could fulfill its fiscal 2009 purchase obligation in fiscal 2010. In 2010, the Company fulfilled its 2009 purchase commitment under the agreement but did not meet the minimum purchase obligation for 2010. In 2011, the Company did not meet its purchase commitment for the year. The Company believes that the take-or-pay provisions of the agreement are void under German law and, accordingly, as of December 31, 2010 had not accrued for the full $21,143,853 that would otherwise be due under the take-or-pay provision of the agreement. Rather, the Company assumed that it would be permitted to purchase its 2010 contracted quantity, in addition to its 2011 contracted quantity, in fiscal 2011 and had included the purchase obligation for both years in its evaluation of the loss on the long-term purchase commitments. The Company recorded a loss on firm purchase commitments of nil for the nine months ended September 30, 2012 and 2013.

        In December 2011, Deutsche Solar AG gave notice to the Company to terminate the twelve-year wafer supply agreement with immediate effect. Deutsche Solar AG justified the termination with alleged breach of the agreement by the Company. In the notice, Deutsche Solar AG also reserved its right to claim damage of Euro148.6 million in court. The agreement was terminated in 2011. As a result, the Company reclassified the accrued loss on firm purchase commitments reserve of $27,862,017

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

16. COMMITMENTS AND CONTINGENCIES (Continued)

as of December 31, 2011 to loss contingency accruals. In addition, the Company made a full bad debt allowance of $17,408,593 against the balance of its advance payments to Deutsche Solar as a result of the termination of the long-term supply contract. The accrued amount of $27,862,017 represents the Company's best estimate for its loss contingency. Deutsche Solar did not specify the basis for its claimed damage of Euro 148.6 million in the notice.

LDK

        In June 2008, the Company entered into two long-term supply purchase agreements with Jiangxi LDK Solar Hi-Tech Co., Ltd., or LDK, in which the Company was required to purchase a contracted minimum volume of wafers at pre-determined fixed prices and in accordance with a pre-determined schedule. In April 2010, the Company sent notice to LDK and announced termination of these two contracts. In July 2010, the Company filed a request for arbitration against LDK with the Shanghai Branch of the China Economic & Trade Arbitration Commission. In its arbitration request, the Company asked LDK to refund the advance of $9,517,110. The first hearing was held in October 2010, during which the Company and LDK exchanged and reviewed the evidence. In October 2010, LDK counterclaimed against the Company, seeking (1) forfeiture of the $9,517,110 advance, (2) compensation of approximately RMB377,000,000 ($61,601,307) for losses due to the alleged breach of the agreements, (3) a penalty of approximately RMB15,200,000 ($2,483,660) and (4) arbitration expenses up to RMB4,700,000 ($767,974). The second hearing was held on March 9, 2011, during which the parties presented arguments to the arbitration commission. The arbitration commission hosted a settlement discussion between the parties on May 13, 2011. As of December 31, 2012 and September 30, 2013, the Company had provided a full allowance against the advance to LDK of $9,538,172 and $9,751,493, respectively due to the uncertainty of recovery. In December 2012, the Company made a non-cash provision totaling $30.0 million following an arbitration award made against the Company by the Shanghai Branch of China International Economic and Trade Arbitration Commission in favor of LDK.

        In May 2013, the Suzhou Intermediate Court dismissed a request by LDK to enforce this arbitration award, after which LDK initiated additional proceedings against the Company in the Xinyu Intermediate Court claiming that the Company's rights to the initial deposits had been forfeited. Accordingly, the Company reversed the provision of $30.0 million as of March 31, 2013. On November 29, 2013, the Suzhou Intermediate Court vacated its decision made in May 2013, which dismissed a request by LDK to enforce the arbitration award against the Company and ruled that the case be re-adjudicated. This decision was issued following a request for re-adjudication issued by the Jiangsu Provincial High Court, which reviewed the May Decision and indicated the decision made by the Suzhou Intermediate Court in May lacked sufficient legal grounds and should be retired. On October 18, 2013, the Xinyu Intermediate Court postponed its proceeding pending the new decision made by the Suzhou Intermediate Court, which the Company expects will retry the case no earlier than February 20, 2014. The Company disputes merits of the proceedings brought against it by LDK and will defend itself vigorously against these claims. No decision has been made by the Suzhou Intermediate Court by the date of this report, and no provision has been provided as of September 30, 2013.

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

16. COMMITMENTS AND CONTINGENCIES (Continued)

Class Action Lawsuits

        On June 1, 2010, the Company announced that it would postpone the release of its financial results for the first quarter ended March 31, 2010 and its quarterly earnings call pending the outcome of an investigation by the Audit Committee of its Board of Directors that had been launched after the Company received a subpoena from the SEC requesting documents relating to, among other things, certain sales transactions in 2009. Thereafter six class action lawsuits were filed in the United States District Court for the Southern District of New York, or the New York cases, and another class action lawsuit was filed in the United States District Court for the Northern District of California, or the California case. The New York cases were consolidated into a single action in December 2010. On January 5, 2011, the California case was dismissed by the plaintiff, who became a member of the lead plaintiff group in the New York action. On March 11, 2011, a Consolidated Complaint was filed with respect to the New York action. The Consolidated Complaint alleges generally that its financial disclosures during 2009 and early 2010 were false or misleading; asserts claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder; and names the Company, its chief executive officer and its former chief financial officer as defendants. The Company filed its motion to dismiss in May 2011, which was taken under submission by the Court in July 2011. On March 30, 2012, the Court dismissed the Consolidated Complaint with leave to amend, and the plaintiffs filed an Amended Consolidated Complaint against the same defendants on April 19, 2012. On March 28, 2013, the Court entered an order granting the Company's motion to dismiss and dismissing the Amended Consolidated Complaint with prejudice. On March 29, 2013, the Court entered judgment in the matter. On December 20, 2013, the United States Court of Appeals for the Second Circuit affirmed the district court's order dismissing such class action lawsuit.

        In addition, a similar class action lawsuit was filed against the Company and certain of its executive officers in the Ontario Superior Court of Justice on August 10, 2010. The lawsuit alleges generally that its financial disclosures during 2009 and 2010 were false or misleading and brings claims under the shareholders' relief provisions of the Canada Business Corporations Act, Part XXIII.1 of the Ontario Securities Act as well as claims based on negligent misrepresentation. In December 2010, the Company filed a motion to dismiss the Ontario action on the basis that the Ontario Court has no jurisdiction over the claims and potential claims advanced by the plaintiff. The court dismissed the Company's motion on August 29, 2011. On March 30, 2012, the Ontario Court of Appeal denied the Company's appeal with regard to its jurisdictional motion. On November 29, 2012, the Supreme Court of Canada denied the Company's application for leave to appeal the order of the Ontario Court of Appeal. The Company's jurisdiction motion is therefore at an end. To proceed with the case, the plaintiff must obtain orders granting class certification and leave to assert the statutory cause of action under the Ontario Securities Act ("the "Plaintiff's Motions"). The Plaintiff's Motions were served in January 2013, and were initially scheduled for argument in the Ontario Superior Court of Justice in June 2013. However, the Plaintiff's Motions were adjourned in view of the plaintiff's decision to seek an order compelling the Company to file additional evidence on the Motions. On July 29, 2013 the Court dismissed the plaintiff's motion to compel evidence. On September 24, 2013 the plaintiff's application for leave to appeal from the July 29 Order was dismissed. The Plaintiff has yet to obtain new dates for the argument of the Plaintiff's Motions, but the Plaintiff's Motions are expected to be heard in 2014. The Company believes the Ontario action is without merit and is defending against the claim vigorously.

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

16. COMMITMENTS AND CONTINGENCIES (Continued)

Countervailing and anti-dumping duties

        In October 2011, a trade action was filed with the U.S. Department of Commerce, or USDOC, and the U.S. International Trade Commission, or USITC, by the U.S. unit of SolarWorld AG and six other U.S. firms, accusing Chinese producers of crystalline silicon photovoltaic cells, or CSPV cells, whether or not incorporated into modules, of selling their products (i.e., CSPV cells or modules incorporating these cells) into the United States at less than fair value, or dumping, and of receiving countervailable subsidies from the Chinese authorities. These firms asked the U.S. government to impose anti-dumping and countervailing duties on CSPV cells imported from China. The USDOC and the USITC investigated the validity of these claims. The company was identified as one of a number of Chinese exporting producers of the subject goods to the U.S. market. The Company also has affiliated U.S. operations that import the subject goods from China.

        On October 9, 2012, the USDOC issued final affirmative determinations in the anti-dumping and countervailing duty investigations. On November 7, 2012, the USITC ruled that imports of CSPV cells had caused material injury to the U.S. CSPV industry. As a result of these rulings, the Company is required to pay cash deposits on CSPV cells imported into the U.S. from China, whether alone or incorporated into modules. The announced cash deposit rates applicable to the Company were 13.94% (anti-dumping duty) and 15.24% (countervailing duty). The Company paid all cash deposits due as a result of these determinations. The rates at which duties will be assessed and payable is subject to administrative reviews in 2014 pursuant to a request by SolarWorld and may differ from the announced deposit rates. A number of parties have challenged rulings of the USDOC and USITC in appeals to the U.S. Court of International Trade. Decisions on those appeals are not expected until later 2014.

        On December 31, 2013, the U.S. unit of SolarWorld AG filed a new trade action at the USDOC and USITC accusing Chinese producers of certain CSPV cells and modules of dumping their products into the United States and of receiving countervailable subsidies from the Chinese authorities. This trade action also accuses Taiwanese producers of certain CSPV cells and modules of dumping their products into the United States. Excluded from these new actions are those Chinese-origin solar products covered by the 2012 rulings detailed in the prior paragraphs. The USDOC and the USITC are investigating the validity of these claims. The Company was identified as one of a number of Chinese exporting producers of subject goods to the U.S. market. The Company also has affiliated U.S. operations that import goods subject to these new investigations.

        On September 6, 2012, following a complaint lodged by EU ProSun, an ad-hoc industry association including SolarWorld AG, the European Commission initiated an anti-dumping investigation concerning imports into the European Union of CSPV modules and key components (i.e., cells and wafers) originating in China. On November 8, 2012, following a complaint lodged by the same parties, the European Commission initiated an anti-subsidy investigation on these products. In each investigation, the Company was identified as one of a number of Chinese exporting producers of these products to the EU market. The Company also has affiliated EU operations that import these products from China.

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

16. COMMITMENTS AND CONTINGENCIES (Continued)

        Definitive anti-dumping duties and definitive countervailing measures were imposed on December 6, 2013. However, under the terms of an undertaking entered into with the European Commission, duties are not payable on products sold into the EU, so long as the Company respects a volume ceiling and minimum price arrangement set forth in that undertaking, and until the measures expire or the European Commission withdraws the undertaking.

        In November 2012, India initiated an anti-dumping investigation on imported solar products from China, Taiwan, the United States and Malaysia. The scope of the Indian complaint includes thin-film and CSPV cells and modules, as well as "glass and other suitable substrates." The period of investigation is from January 1, 2011 to June 30, 2012. The Company has completed and submitted a "sampling questionnaire" and was chosen by the Indian authorities to be a sampled company. The Company submitted the data requested of it and expect that its submitted data will be subject to on-site verification by the Indian authorities during the first half of 2014.

17. SEGMENT INFORMATION

        The Company primarily operates in a single reportable business segment that includes the design, development and manufacture of solar power products.

        The following table summarizes the Company's net revenues generated from different geographic locations. The information presented below is based on the location of customer's headquarters:

	For the Nine Months Ended September 30,
	2012	2013
	$	$
Europe:
— Germany	349,548,460	56,560,692
— Spain	63,215,206	15,368,709
— Czech	5,427,773	1,559,640
— Italy	23,664,907	2,347,425
— Others	94,859,100	75,791,881

Europe Total	536,715,446	151,628,347

America:
— United States	209,762,291	141,132,945
— Canada	71,829,754	279,224,207
— Others	1,818,023	934,712

America Total	283,410,068	421,291,864

Asia and other regions:
— China	63,992,176	32,730,174
— India	314,152	55,142,169
— Japan	61,712,952	367,746,115
— Others	53,845,818	106,348,829

Asia Total	179,865,098	561,967,287

Total net revenues	999,990,612	1,134,887,498

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

17. SEGMENT INFORMATION (Continued)

        Substantially all of the Company's long-lived assets are located in the PRC.

        The following table summarizes the Company's revenues generated from each product:

	For the Nine Months Ended September 30,
	2012	2013
	$	$
Modules	878,883,728	766,508,687
Solar system kits	61,701,662	120,018,452
EPC service	—	25,911,363
Solar power projects	48,899,445	204,192,227
Others	10,505,777	18,256,769

Total net revenues	999,990,612	1,134,887,498

18. SHARE OPTIONS

        On May 30, 2006, the Board of Directors approved the adoption of a share incentive plan to provide additional incentives to employees, directors or external consultants. The maximum aggregate number of shares which may be issued pursuant to all awards (including options) is 2,330,000 shares, plus for awards other than incentive option shares, an annual increase to be added on the first business day of each calendar year beginning in 2007 equal to the lesser of one percent (1%) of the number of common shares outstanding as of such date, or a lesser number of common shares determined by the Board of Directors or a committee designated by the Board. In September 2010, the shareholders approved an amendment to the Plan to increase the maximum number of common shares which may be issued pursuant to all awards of options and restricted shares under the Plan to the sum of (i) 2,330,000 plus (ii) the sum of 1% of the number of outstanding common shares of the Company on the first day of each of 2007, 2008 and 2009 and 2.5% of the number of outstanding common shares of the Company outstanding on the first day of each calendar year after 2009. The share incentive plan will expire on, and no awards may be granted after, March 15, 2016. Under the terms of the share incentive plan, options are generally granted with an exercise price equal to the fair market value of the Company's ordinary shares and expire ten years from the date of grant.

Options to Employees

        As of September 30, 2013, there was $2,429,146 in total unrecognized compensation expense related to unvested options awards, which is expected to be recognized over a weighted-average period of 1.5 years. During the nine months ended September 30, 2012 and 2013, $2,714,511 and $1,777,347 was recognized as compensation expense, respectively. There is no income tax benefit recognized in the income statement for the share-based compensation arrangements in 2012 and 2013.

        The Company utilizes the Binomial option-pricing model to estimate the fair value of stock options.

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

18. SHARE OPTIONS (Continued)

        The following assumptions were used to estimate the fair value of stock options granted in 2012 and 2013:

	2012	2013
Risk free rate	3.15%	2.47%
Volatility ratio	78.79%	89.60%
Dividend yield	—	—
Annual exit rate	3.49%	3.58%
Exercise multiple	4.40	4.10

        The Company used the market yield of USD dominated Chinese International government bonds with maturity periods that can cover the contractual life of the shares option for the risk-free rates. The Company estimated the expected volatility based on the average of historical daily annualized volatility of its own and comparable companies' stock prices. The Company's dividend policy is to retain earnings for reinvestment purpose and the Company does not intend to distribute dividends, thus the dividend yield is assumed to be zero. The Company estimated the annual exit rates based on the historical general exit rate of staff at different levels. The Company estimated the exercise multiple based on the historical exercise pattern of prior employee stock options granted by the Company.

        A summary of the option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Terms	Aggregate Intrinsic Value
		$		$
Options outstanding at January 1, 2013	2,605,827	10. 25
Granted	69,900	8.29
Exercised	(247,945)	4.69
Forfeited	(277,628)	10.80

Options outstanding at September 30, 2013	2,150,154	10.76	6 years	15,821,700

Options vested or expected to vest at September 30, 2013	2,089,431	10.74	6 years	15,474,871

Options exercisable at September 30, 2013	1,752,851	10.74	6 years	13,388,928

        The weighted average grant-date fair value of options granted in 2012 and 2013 was $2.22 and $6.07, respectively. The total intrinsic value of options exercised during the nine months ended September 30, 2012 and 2013 was $38,958 and $1,364,474, respectively.

Restricted shares to Employees

        The Company granted 333,190 and 116,500 restricted shares to employees in May 2006 and July 2006 respectively. The restricted shares were granted at nominal value and generally vest over periods from one to four years based on the specific terms of the grants. The difference between the exercise price of the restricted shares and the fair market value of the Company's ordinary shares at the date of

CANADIAN SOLAR INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars)

18. SHARE OPTIONS (Continued)

grant resulted in total compensation cost of approximately $7.1 million that will be recognized ratably over the vesting period.

        As of September 30, 2013, there was no unrecognized share-based compensation related to unvested restricted share awards.

Restricted shares units to Employees

        The Company granted 518,181, 1,400,237 and 1,334,959 restricted shares units ("RSU") to employees in 2011, 2012 and the nine months ended September 30, 2013, respectively. The RSUs entitle the holders to receive the Company's common shares upon vesting. The RSUs were granted for free and generally vest over periods from one to four years based on the specific terms of the grants. The fair market value of the Company's ordinary shares at the date of grant resulted in total compensation cost of approximately $3.7 million, $3.9 million and $4.6 million that will be recognized ratably over the vesting period for the RSU granted in 2011, 2012 and 2013, respectively. During the nine months ended September 30, 2012 and 2013, the Company recognized $1,329,250 and $1,883,405 in compensation expense associated with these awards respectively.

        As of September 30, 2013, there was $7,898,238 of total unrecognized share-based compensation related to unvested restricted share units, which is expected to be recognized over a weighted-average period of 2.9 years.

        A summary of the RSU activity is as follows:

	Number of Shares	Weighted Average Grant-Date Fair Value
		$
Unvested at January 1, 2013	1,670,531	4.40
Granted	1,334,959	4.89
Vested	(542,420)	6.58
Forfeited	(297,370)	4.16

Unvested at September 30, 2013	2,165,700	4.18

        The total fair value of restricted shares units vested during the nine months ended September 30, 2013 was $1,944,485.

19. SUBSEQUENT EVENTS

        Between October 1, 2013 to January 31, 2014, the Company obtained new bank borrowings of $460 million, of which $286 million has due dates before September 30, 2014, and $174 million has due dates beyond September 30, 2014.

        Between October 1, 2013 to January 31, 2014, the Company renewed $670 million bank facilities with due dates beyond September 30, 2014.

 Appendix 1

Major Subsidiaries of CSI

        The following table sets forth information concerning CSI's major subsidiaries:

Subsidiary	Place and date of Incorporation	Attributable Equity Interest Held	Principal Activity
CSI Solartronics (Changshu) Co., Ltd.	PRC November 23, 2001	100%	Developing solar power project
CSI Solar Technologies Inc.	PRC August 8, 2003	100%	Research and developing solar modules
CSI Solar Manufacture Inc.	PRC January 7, 2005	100%	Production of solar modules
Canadian Solar Manufacturing (Luoyang) Inc.	PRC February 24, 2006	100%	Manufacture of solar modules, ingots and wafers
Canadian Solar Manufacturing (Changshu) Inc.	PRC August 1, 2006	100%	Production of solar modules
CSI Cells Co., Ltd.	PRC August 23, 2006	100%	Manufacture of solar cells
Canadian Solar (USA) Inc.	USA June 8, 2007	100%	Sales and marketing of modules
CSI Project Consulting GmbH	Germany May 26, 2009	70%	Developing solar power project
Canadian Solar Japan K.K.	Japan June 21, 2009	90.67%	Sales and marketing of modules
Canadian Solar Solutions Inc.	Canada June 22, 2009	100%	Developing solar power project
CSI Solar Power (China) Inc.	PRC July 7, 2009	100%	Investment holding
Canadian Solar EMEA GmbH	Germany August 21, 2009	100%	Sales and marketing of modules
Canadian Solar Manufacturing (Ontario) Inc.	Canada June 30, 2010	100%	Production of solar modules
Canadian Solar (Australia) Pty., Ltd.	Australia February 3, 2011	100%	Sales and marketing of modules
Canadian Solar International Ltd.	Hong Kong March 25, 2011	100%	Sales and marketing of modules
Canadian Solar O&M (Ontario) Inc.	Canada May 10, 2011	100%	Developing solar power project
CSI-Cenergy Holdings, LLC	USA July 27, 2011	62.5%	Developing solar power project
Suzhou Sanysolar Materials Technology Co., Ltd.	PRC August 17, 2011	80%	Production of solar module materials

Subsidiary	Place and date of Incorporation	Attributable Equity Interest Held	Principal Activity
Canadian Solar South East Asia Pte., Ltd.	Singapore September 19, 2011	100%	Sales and marketing of modules
CSI Project Holdco, LLC	USA November 23, 2011	100%	Developing solar power project
Canadian Solar Manufacturing (Suzhou) Inc.	PRC February 13, 2012	61%	Manufacture of solar modules, cells
Canadian Solar South Africa Pty., Ltd.	South Africa June 22, 2012	100%	Sales and marketing of modules
Canadian Solar Brasil Servicos De Consultoria EM Energia Solar Ltda.	Brazil November 14, 2012	100%	Consulting services in energy solutions, certification and importation of photovoltaic modules
Canadian Solar Middle East Limited	United Arab Emirates December 10, 2012	100%	Energy generation and distribution
Canadian Solar International Project Holding Limited	Hong Kong January 3, 2013	100%	Developing solar power project
Canadian Solartronics (Suzhou) Co., Ltd.	PRC March 14, 2013	100%	Developing solar power project
Canadian Solar (Thailand) Ltd.	Thailand March 29, 2013	100%	Developing solar power project
Canadian Solar Component Corporation	Canada August 2, 2013	100%	Manufacture of solar modules, cells, and components

PROSPECTUS

Canadian Solar Inc.

Common Shares
Preferred Shares
Debt Securities
Warrants

        We may offer and sell from time to time common shares, preferred shares, debt securities and warrants of Canadian Solar Inc. in any combination from time to time in one or more offerings. The securities offered by this prospectus will have an aggregate offering price of up to $200 million. The preferred shares, debt securities and warrants may be convertible into or exercisable or exchangeable for our common shares or other securities. This prospectus provides you with a general description of the securities we may offer.

        Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

        We may sell the securities independently or together with any other securities registered hereunder through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See "Plan of Distribution." If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

        Our common shares are listed on the Nasdaq Global Market under the symbol "CSIQ."

        Investing in our securities involves risks. See the "Risk Factors" section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 13, 2013

ABOUT THIS PROSPECTUS

        You should read this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference."

        In this prospectus, unless otherwise indicated or unless the context otherwise requires,

  •
  "we," "us," "our company," "our" or "Canadian Solar" refers to Canadian Solar Inc., a Canadian company, its predecessor entities and its subsidiaries;

  •
  "China" or "PRC" refers to the People's Republic of China, excluding, for the purposes of this prospectus and any prospectus supplement, Taiwan and the special administrative regions of Hong Kong and Macau;

  •
  "shares" refers to common shares of Canadian Solar Inc. with no par value;

  •
  "$," "US$" and "U.S. dollars" are to the legal currency of the United States;

  •
  "RMB" and "Renminbi" are to the legal currency of China;

  •
  "C$," "CAD" and "Canadian dollars" are to the legal currency of Canada; and

  •
  "€" and "Euro" are to the legal currency of the European Economic and Monetary Union.

        This prospectus is part of a shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a "shelf" registration process. By using a shelf registration statement, we may sell our shares, debt securities and warrants or any combination of any of the foregoing from time to time in one or more offerings on a continuous or delayed basis. This prospectus only provides you with a summary description of these securities. Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any of the securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference."

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.

        We file reports and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Our website address is http://www.canadiansolar.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

 INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on April 26, 2013; and

  •
  with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus.

        Our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed on April 26, 2013 contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

        Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Michael G. Potter, Chief Financial Officer
545 Speedvale Avenue West
Guelph, Ontario, Canada N1K 1E6
Tel: (1-519) 837-1881

        You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain "forward-looking" statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," "would," or similar expressions, which refer to future events and trends, identify forward-looking statements. For instance, we make forward-looking statements such as our expected manufacturing capacity, our estimated silicon raw material requirements and our estimated silicon consumption rate. We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation may change in the future.

        Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The "Risk Factors" section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

        This prospectus also contains or incorporates by reference data related to the solar power market in several countries, including China. These market data, including industry demand and product pricing, include projections that are based on a number of assumptions. Demand for solar generated electricity may not ultimately increase at the rates expected, or at all. The failure of the market to grow at the projected rates may materially and adversely affect our business and the market price of our securities. In addition, the rapidly changing nature of the solar power market and related regulatory regimes subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

 OUR COMPANY

Overview

        We design, develop, and manufacture solar wafers, cells and solar module products that convert sunlight into electricity for a variety of uses. We are incorporated in Canada and conduct most of our manufacturing operations in China. Our products include a range of solar modules built to general specifications for use in a wide range of residential, commercial and industrial solar power generation systems. We also design and produce specialty solar modules and products based on our customers' requirements. Specialty solar modules and products consist of customized solar modules that our customers incorporate into their own products, such as building integrated photovoltaic modules and complete specialty products, such as portable solar home systems and solar-powered car battery chargers. We sell our products under our "Canadian Solar" brand name and to original equipment manufacturer customers under their brand names. In addition, we also sell total solar power system kits for residential applications and build-to-order solar systems for commercial and solar power plants for utility-scale applications.

        We believe we offer one of the broadest crystalline silicon solar module product lines in the industry. Our product lines range from modules of medium power, to high efficiency, high-power output mono-crystalline modules, as well as a range of specialty products. We currently sell our products to a diverse customer base in various markets worldwide, including Germany, Spain, Italy, France, the Czech Republic, the U.S., Canada, China, Japan and India, among others. We sell our standard solar modules to distributors and system integrators, as well as to solar project developers. We sell our solar power system kits to distributors and installers, and we sell our commercial system and utility-scale power plants to independent power producers and investors.

        We employ a flexible (or virtual) vertically integrated business model that combines internal manufacturing capacity with direct material purchases for both cells and wafers. We believe this approach has benefited us by lowering the cost of materials of our module products. We also believe that this approach provides us with greater flexibility to respond to short-term demand increases.

        We have recently taken steps to become more vertically integrated at the cell to module production steps of the manufacturing value chain. As of December 31, 2012, we had:

  •
  2.4 GW of total annual solar module manufacturing capacity, 330 MW of which is located in Ontario, Canada with the balance located in China;

  •
  1.6 GW of total annual solar cell manufacturing capacity in China; and

  •
  216 MW of total annual ingot and wafer manufacturing capacity in China.

        We intend to use substantially all of the silicon wafers that we manufacture to supply our own solar cell plant and to use substantially all of the solar cells that we manufacture to produce our own solar module products.

        We are focused on reducing our production costs by improving solar cell conversion efficiency, enhancing manufacturing yields and reducing raw material costs. In January 2009, we established a new solar cell efficiency research center to develop more efficient cell structures, and we have been making ongoing improvements in solar cell conversion efficiency and product cost control. We began shipping new products, such as higher efficiency modules, in late 2011 and expect to increase the sales volumes of these products during 2013.

        In the fourth quarter of 2009, we began the conversion of our first cell line to Enhanced Selective Emitter, or ESE, production, and we started to ship ESE-based module products in March 2010. By December 31, 2012, our total ESE capacity was 60 MW.

        In the third quarter of 2011, we began the conversion of some of our cell lines to Efficient Long-Term Photovoltaic Solution, or ELPS, production. We began shipping ELPS-based modules in November 2011 and expect to build our capacity for ELPS-based cells and modules to 180 MW by the end of 2013.

        In 2010, 2011 and 2012, we sold 803.5 MW, 1,322.5 MW and 1,543.1 MW, respectively, of solar power products. Our net revenues increased from $1,495.5 million in 2010 to $1,898.9 million in 2011, and decreased to $1,294.8 in 2012, primarily due to a decrease in the average selling price of our standard solar modules because of changes in government subsidies and economic incentives in many markets as well as continued oversupply across the entire photovoltaic supply chain. In 2012, we had loss from continuing operations of $142.5 million and net loss of $195.2 million, compared to income from continuing operations of $6.8 million and net loss of $90.9 million in 2011 and income from continuing operations of $120.3 million and net income of $50.8 million in 2010.

Industry Trends

        As we continue to expand our sales internationally, we are increasingly exposed to factors affecting sales of solar power products in international markets, including, among other things, any trade actions initiated by the Chinese or foreign governments and any resulting anti-dumping and countervailing duties or trade tariffs imposed on imports or exports of solar products or materials. On June 6, 2013, provisional anti-dumping duties imposed by the European Union, or the EU, on solar panels imported from China became effective at the starting rate of 11.8% until August 6, 2013, and then at an increased rate of 47.6% for many PRC solar importers, including us.

        On August 2, 2013, the European Commission approved an agreement reached by EU and Chinese trade negotiators pursuant to which Chinese manufacturers would export a limited amount of solar panels to the EU at a minimum price, in exchange for the EU agreeing to forgo the imposition of anti-dumping duties on these solar panels from China. Solar panels imported after the annual quota has been reached would be subject to anti-dumping duties. According to reports, this agreement could also be used to resolve the parallel anti-subsidy investigation, commenced by the EU on November 8, 2012, prior to the imposition of provisional anti-subsidy measures. Provisional measures in that case are due August 7, 2013, and definitive measures in December 2013.

        At this point, it has not been decided how much of the annual quota will be allocated to each individual manufacturer in China. In 2010, 2011 and 2012, net revenues derived from Europe represented 79.8%, 65.0% and 50.7% of our total net revenues, respectively, representing our decreasing proportion of sales to the European markets. In recent years, we have successfully diversified our sources of revenue primarily by focusing our sales and marketing efforts on our total business solutions, which consists primarily of solar power project development sales, engineering procurement and construction services, operating and maintenance services, and sales of solar kits. We anticipate that as we continue to grow our total business solutions, and as business in many of our targeted markets, including the U.S., Japan, China, Canada, Korea, and India continue to grow, the percentage of total net revenues attributable to European markets will further decrease.

        See "Item 3. Key Information—D. Risk Factors—Risks Related to Our Company and Our Industry—Imposition of anti-dumping and countervailing orders in one or more markets may result in additional costs to our customers, which could materially or adversely affect our business, results of operations, financial conditions and future prospects" in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended.

 RISK FACTORS

        Please see the factors set forth under the heading "Item 3. Key Information—D. Risk Factors" in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and, if applicable, in any accompanying prospectus supplement before investing in any of the securities that may be offered or sold pursuant to this prospectus.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities registered as set forth in the applicable prospectus supplement.

 ENFORCEABILITY OF CIVIL LIABILITIES

        We were incorporated as an Ontario corporation in October 2001 and were continued as a Canadian corporation under the Canada Business Corporations Act, or the CBCA, in June 2006.

        We are a corporation organized under the federal laws of Canada. Most of our directors and officers and some of the experts named in this prospectus reside principally outside the United States. Because these persons are located outside the United States, it may not be possible for you to effect service of process within the United States upon those persons. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in U.S. courts, because all or a substantial portion of our assets and the assets of those persons are located outside the United States. We have been advised by WeirFoulds LLP, our Canadian counsel, that there are defenses that can be raised to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws and to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal securities laws, such that the enforcement in Canada of such liabilities and judgments is not certain. Therefore, it may not be possible to enforce those actions against us, our directors and officers or the experts named in this prospectus.

        Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        Zhong Lun Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of the PRC would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Zhong Lun Law Firm has advised us further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or Canada. As a result, it is generally difficult to recognize and enforce in China a judgment rendered by a court in either of these two jurisdictions.

 TAXATION

        Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated.

        The ratios are calculated by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and non-controlling interest plus fixed charges, amortization of capitalized interest, non-controlling interest in pre-tax loss (income) of subsidiaries that have not incurred fixed charges, and subtract capitalized interest. Fixed charges consist of interest expensed, interest capitalized and the estimated interest component of rental expense.

	Year Ended December 31,
	2008	2009	2010	2011		2012
Ratio of earnings to fixed charges	1X	3X	4X	—	(1)	—	(2)

(1)
Earnings for the year ended December 31, 2011 were insufficient to cover fixed charges by approximately $77.1 million as our operating results were negatively impacted by the downward market performance during the whole year.

(2)
Earnings for the year ended December 31, 2012 were insufficient to cover fixed charges by approximately $202.5 million as our operating results were negatively impacted by the downward market performance during the whole year.

        We have not issued any preferred stock as of the date of this prospectus. Accordingly, the ratio of earnings to combined fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges for each of the periods indicated above.

DESCRIPTION OF SHARE CAPITAL

        We are a Canadian corporation, and our affairs are governed by our articles of continuance, as amended from time to time (the "articles"), bylaws as effective from time to time, and the CBCA.

        As of the date of this prospectus, our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series. As of August 9, 2013, 46,123,147 common shares and no preferred shares were issued and outstanding.

        The following summary description of our share capital does not purport to be complete and is qualified in its entirety by reference to our articles and our amended bylaws. If you would like more information on our common shares, you should review our articles and bylaws and the CBCA.

Common Shares

General

        All of our common shares are fully paid and non-assessable. Our common shares are issued in registered form and may or may not be certificated although every shareholder is entitled at their option to a share certificate that complies with the CBCA. There are no limitations on the rights of shareholders who are not residents of Canada to hold and vote common shares.

Dividends

        Holders of our common shares are entitled to receive, from funds legally available therefor, dividends when and as declared by the board of directors, subject to any prior rights of the holders of our preferred shares if issued. The CBCA restricts the directors' ability to declare, and our ability to pay, dividends by requiring that certain solvency tests be satisfied at the time of such declaration and payment. See the section entitled "—Directors—Sources of Dividends."

Voting Rights

        Each common share is entitled to one vote on all matters upon which the common shares are entitled to vote.

Liquidation

        With respect to a distribution of assets in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets for the purposes of winding up our affairs, assets available for distribution among the holders of common shares shall be distributed among the holders of the common shares on a pro rata basis, subject to any prior rights of the holders of our preferred shares if issued.

Variations of Rights of Shares

        All or any of the rights attached to our common shares, or any other class of shares duly authorized may, subject to the provisions of the CBCA, be varied either with the unanimous written consent of the holders of the issued shares of that class or by a special resolution passed at a meeting of the holders of the shares of that class.

Transfer Agent and Registrar

        Computershare is the transfer agent and registrar for our common shares. Computershare's address is 480 Washington Blvd., 29th Floor, Jersey City, New Jersey 07310.

Shareholders' Rights

        The CBCA and our articles and bylaws govern us and our relations with our shareholders. The following is a summary of certain rights of holders of our common shares under the CBCA. This summary is not intended to be complete and is qualified in its entirety by reference to the CBCA, our articles and bylaws.

Stated Objects or Purposes

        Our articles do not contain any stated objects or purposes and do not place any limitations on the business that we may carry on.

Shareholder Meetings

        We must hold an annual meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual meeting or later than six months after the end of our preceding financial year. A meeting of our shareholders may be held at a place within Canada determined by our directors or, if determined by our directors, in New York, New York, United States of America, Los Angeles, California, United States of America, London, England, the Hong Kong Special Administrative Region of The People's Republic of China or Shanghai, The People's Republic of China.

        Voting at any meeting of shareholders is by show of hands unless a poll or ballot is demanded. A poll or ballot may be demanded by the chairman of our board of directors or by any shareholder present in person or by proxy.

        A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution at a meeting at which a quorum is present. An ordinary resolution is a resolution passed by not less than a simple majority of the votes cast by the shareholders entitled to vote on the resolution at a meeting at which a quorum is present.

Notice of Meeting of Shareholders

        Our bylaws and the CBCA provide that written notice stating the place, day and time of a shareholder meeting and the purpose for which the meeting is called, shall be delivered not less than 21 days nor more than 60 days before the date of the meeting.

Quorum

        Under the CBCA, unless a corporation's bylaws provide otherwise, a quorum is present at a meeting of the shareholders, irrespective of the number of shareholders actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Our bylaws provide that a quorum shall be at least two shareholders entitled to vote at the meeting represented in person or by proxy and holding or representing by proxy at least one-third of the votes entitled to be cast at the meeting.

Record Date for Notice of Meeting of Shareholders

        Our directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but such record date shall not precede by more than 60 days or by less than 21 days the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held. If a record date is fixed, notice thereof shall be given, not less than seven days before the date so fixed by newspaper advertisement in the manner provided by the CBCA and by written notice to each stock exchange in Canada on which our shares are listed for trading.

Ability to Requisition Special Meetings of the Shareholders

        The CBCA provides that the holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may give notice to the directors requiring them to call a meeting for the purposes stated in the requisition.

Shareholder Proposals

        A shareholder entitled to vote at a meeting of shareholders who has held common shares with a fair market value of at least C$2,000 for at least six months may submit to us notice of a proposal and discuss at the meeting any matter in respect of which the shareholder would have been entitled to submit a proposal. A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than five percent of the shares entitled to vote at the meeting to which the proposal is to be presented. This requirement does not preclude nominations being made at a meeting of shareholders. The proposal must be submitted to us at least 90 days before the anniversary date of the notice of meeting that was sent to shareholders in connection with the last annual meeting.

Vote Required for Extraordinary Transactions

        Under the CBCA, certain extraordinary corporate actions are required to be approved by special resolution. Such extraordinary corporate actions include:

  •
  amendments to articles;

  •
  arrangements;

  •
  amalgamations other than amalgamations involving a holding body corporate, one or more wholly owned subsidiaries and/or one or more sister corporations;

  •
  continuances under the laws of another jurisdiction;

  •
  voluntary dissolutions; and

  •
  sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business.

Related Party Transactions

        The CBCA does not prohibit related party transactions.

Dissent Rights

        The CBCA provides that our shareholders are entitled to exercise dissent rights and demand payment of the fair value of their shares in certain circumstances and provided that the procedures set out in the CBCA are followed. For this purpose, there is no distinction between listed and unlisted shares. Dissent rights of holders of any class of our shares exist when we resolve to:

  •
  amalgamate with a corporation other than a holding body corporate, one or more wholly owned subsidiaries and/or one or more sister corporations;

  •
  amend our articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

  •
  amend our articles to add, change or remove any restriction upon the business or businesses that the we may carry on;

  •
  amend our articles to effect certain changes affecting that class, including changes affecting shares of a class having rights or privileges equal or superior to that class;

  •
  continue under the laws of another jurisdiction;

  •
  sell, lease or exchange of all or substantially all our property other than in the ordinary course of business; or

  •
  carry out a going-private or squeeze-out transaction.

        In addition, a court order in connection with an arrangement proposed by us may permit shareholders to dissent if the arrangement is adopted.

        However, a shareholder is not entitled to dissent if an amendment to our articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

Action by Written Consent

        Under the CBCA, shareholders can take action by written resolution and without a meeting only if all shareholders sign the written resolution.

Preferred Shares

General

        Our board of directors has the authority, without shareholder approval, to issue an unlimited number of preferred shares in one or more series at any time and from time to time. While the issuance of preferred shares provides us with flexibility in connection with possible acquisitions or other corporate purposes, it could, among other things, have the effect of delaying, deferring or preventing a change of control transaction and could adversely affect the market price of our common shares and the notes offered in this prospectus. We have no current plan to issue any preferred shares.

Ability to fix the Designations, Rights, Privileges, Restrictions and Conditions

        Before it issues any series of preferred shares, our board of directors shall fix the number of preferred shares in, and determine the attaching to the preferred shares of, such series, including without limitation:

  (a)
  the issue price per share, which may be expressed in a foreign currency, provided that the issue price per share shall not be less than C$1.00 (or its equivalent in a foreign currency at the date of issuance) or more than C$100.00 (or its equivalent in a foreign currency at the date of issuance);

  (b)
  the rate, amount or method of calculation of dividends, including whether such rate, amount or method shall be subject to change or adjustment in the future;

  (c)
  the method of payment of dividends, including whether such dividends shall be cumulative, non-cumulative, partially cumulative, deferred or payable on some other basis;

  (d)
  the date or dates, manner and currency or currencies of payment of dividends;

  (e)
  the restrictions, if any, on the payments of dividends on any Junior Shares (defined below);

  (f)
  the rights and obligations, if any, that we have to redeem or purchase the shares, including the prices and other terms of redemption or purchase;

  (g)
  the terms of any share purchase plan or sinking or similar fund providing for the purchase or redemption of the shares;

  (h)
  the rights, if any, of the holders of the shares to retract the shares, including the prices and other terms of retraction;

  (i)
  the rights, if any, of the holders of the shares or of us to convert or exchange the shares for other securities of ours or any other entity and the rates and other terms of conversion or exchange;

  (j)
  the voting rights, if any, attached to the shares; and

  (k)
  the preferences, if any, of the shares over any Junior Shares with respect to the distribution of our assets in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, or in the event of any other distribution of our property or assets among our shareholders for the purpose of winding up its affairs, whether voluntary or involuntary.

        "Junior Shares" means the common shares and any other of our shares ranking junior to the preferred shares with respect to the payment of dividends and with respect to the distribution of assets in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, or in the event of any other distribution of our property or assets among our shareholders for the purpose of winding up its affairs, whether voluntary or involuntary.

Voting Rights

        Except where the rights, privileges, restrictions and conditions attaching to a series of our preferred shares otherwise provide, the holders of our preferred shares shall not be not entitled as such to receive notice of, or to attend or vote at, a meeting of our shareholders. Except where the rights, privileges, restrictions and conditions attaching to a series of our preferred shares otherwise provide, on any poll taken at any meeting of the holders of preferred shares, whether as a class or a series or two or more series, each holder of preferred shares entitled to vote at the meeting shall have one one-hundredth of a vote in respect of each C$1.00 (or its equivalent in a foreign currency at the date of issuance) of the issue price for each preferred share held. Except where the rights, privileges, restrictions and conditions attaching to a series of our preferred shares otherwise provide, the formalities to be observed with respect to the giving of notice of, and voting at, any meeting of holders of preferred shares, including without limitation, the quorum therefor, shall be those from time to time prescribed by our bylaws or by standing resolutions of our board of directors with respect to meetings of shareholders.

Creation of Additional Classes and Other Matters

        Subject to the rights, privileges, restrictions and conditions attaching to a series of our preferred shares, we may, without the approval or consent of the holders of the preferred shares voting separately as a class or series, at any time and from time to time:

  (a)
  create one or more other classes of shares ranking on a parity with the preferred shares with respect to the payment of dividends or the distribution of assets in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, or in the event of any other distribution of our property or assets among our shareholders for the purpose of winding up our affairs, whether voluntary or involuntary;

  (b)
  if all dividends on each outstanding series of preferred shares accrued to the most recently preceding date for the payment of dividends on such series shall have been declared and paid or set apart for payment, create one or more other classes of shares ranking superior to the preferred shares with respect to the payment of dividends or the distribution of assets in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, or in the event of any other distribution of our property or assets among our shareholders for the purpose of winding up our affairs, whether voluntary or involuntary;

  (c)
  increase any maximum number of authorized shares of any other class of shares; and

  (d)
  effect an exchange, reclassification or cancellation of all or part of the preferred shares.

Liquidation

        With respect to a distribution of assets in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets for the purposes of winding up our affairs, before any amount shall be paid to, or any property distributed among, the holders of our common shares, the holders of our preferred shares shall be entitled to receive:

  (a)
  the amount paid up on such shares or such other amount or amounts as have been provided for with respect to such shares;

  (b)
  the premium, if any, provided for with respect to such shares;

  (c)
  in the case of shares entitled to cumulative dividends, any unpaid cumulative dividends on such shares; and

  (d)
  in the case of shares entitled to non-cumulative dividends, any declared but unpaid non-cumulative dividends on such shares.

After payment of the amounts payable to them, the holders of our preferred shares shall not be entitled to share in any further distribution of our property and assets.

No Pre-Emptive Rights

        The holders of our preferred shares shall not be entitled as such to subscribe for, purchase or receive any part of any issue of our securities, now or hereafter authorized, or any rights to acquire the same, otherwise than in accordance with any conversion, exchange or other rights which may from time to time be attached to any series of preferred shares.

Directors

Number of Directors and Election

        Under the CBCA the number of directors of a corporation must be specified in the corporation's articles. The articles may provide for a minimum and maximum number of directors.

        Our articles provide that the number of directors will not be less than three or more than ten. Our board of directors currently consists of six directors.

        Our articles provide that our board of directors shall fix and may change the number of directors within the minimum and maximum number of directors provided for in our articles. In addition, our board of directors may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

        Shareholders of a corporation governed by the CBCA elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required.

Director Qualifications

        Under the CBCA, at least 25% of the directors must be Canadian residents. A director must not be:

  •
  under eighteen years of age;

  •
  adjudicated as mentally unsound;

  •
  a person that is not an individual; or

  •
  a person who has the status of a bankrupt.

Removal of Directors; Staggered Term

        Under the CBCA, a corporation's shareholders may remove at a special meeting any director before the expiration of his or her term of office and may elect any qualified person in such director's stead for the remainder of such term by ordinary resolution.

        Under the CBCA, directors may be elected for a term expiring not later than the third annual meeting of shareholders following the election. If no term is specified, a director's term expires at the next annual meeting of shareholders. A director may be nominated for re-election to the board of directors at the end of the director's term.

Vacancies on the Board of Directors

        Under the CBCA, vacancies that exist on the board of directors, except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles, may be filled by the board if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Limitation of Personal Liability of Directors and Officers

        Under the CBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No provision in the corporation's articles, bylaws, resolutions or contracts can relieve a director or officer from the duty to act in accordance with the CBCA or relieve a director from liability for a breach thereof. However, a director will not be liable for breaching his or her duty to act in accordance with the CBCA if the director relied in good faith on:

  •
  financial statements represented to him by an officer or in a written report of the auditor to fairly reflect the financial condition of the corporation; or

  •
  a report of a person whose profession lends credibility to a statement made by such person.

Indemnification of Directors and Officers

        Under the CBCA and pursuant to our bylaws, we may indemnify any present or former director or officer or an individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. In order to qualify for indemnification such director or officer must:

  •
  have acted honestly and in good faith with a view to our best interests, or, as the case may be, to the best interests of the other entity for which he or she acted as director or officer or in a similar capacity at our request; and

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  in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his or her conduct was lawful.

        Indemnification will be provided to an eligible director or officer who meets both these tests and was substantially successful on the merits in his or her defense of the action.

        A director or officer is entitled to indemnification from us as a matter of right if he or she is not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

Sources of Dividends

        Dividends may be declared at the discretion of the board of directors. Under the CBCA, the directors may not declare, and we may not pay, dividends if there are reasonable grounds for believing that (i) we are, or would after such payment be unable to pay our liabilities as they become due or (ii) the realizable value of our assets would be less than the aggregate of our liabilities and of our stated capital of all classes of shares.

Amendments to the Bylaws

        The directors may by resolution make, amend or repeal any bylaw unless the articles or bylaws provide otherwise. Our articles and bylaws do not restrict the power of our directors to make, amend or repeal bylaws. When the directors make, amend or repeal a bylaw, they are required under the CBCA to submit the change to the shareholders at the next meeting of shareholders. Shareholders may confirm, reject or amend the bylaw, amendment or repeal by ordinary resolution.

Interested Directors Transactions

        Under the CBCA, if a director or officer has a material interest in a material contract or transaction, the director generally may not vote on any resolution to approve the contract or transaction, but the contract is not void or voidable by reason only of the relationship if such interest is disclosed in accordance with the requirements set out in the CBCA, the contract is approved by the other directors or by the shareholders and the contract was fair and reasonable to the corporation at the time it was approved.

        Where a director or officer has an interest in a material contract or transaction or a proposed material contract or transaction that, in the ordinary course of the corporation's business, would not require approval by the directors or shareholders, the interested director or officer shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors, the nature and the extent of the interest forthwith after the director or officer becomes aware of the contract or transaction or proposed contract or transaction.

Committees

        Under the CBCA, directors of a corporation may appoint from their number a committee of directors and delegate to such committee certain powers of the directors.

Derivative Actions

        Under the CBCA, a complainant (as defined below) may apply to the court for leave to bring an action in the name of and on behalf of us or any of our subsidiaries, or to intervene in an existing action to which such body corporate is a party for the purpose of prosecuting, defending or discontinuing the action of behalf of the body corporate. A complainant includes a present or former shareholder, a present or former officer or director of ours or any of our affiliates, the director appointed under the CBCA, or any other person who in the discretion of the court is a proper person to make such an application. Under the CBCA, no such action may be brought and no such intervention in an action may be made unless the court is satisfied that:

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  the complainant has given notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court not less than 14 days before bringing the application, or as otherwise ordered by the court, if the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action;

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  the complainant is acting in good faith; and

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  it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

        Under the CBCA, the court in a derivative action may make any order it thinks fit, including orders pertaining to the conduct of the action, the making of payments to former and present shareholders and payment of reasonable legal fees incurred by the complainant.

Oppression Remedy

        The CBCA provides an oppression remedy that enables a court to make any interim or final order it thinks fit to rectify the matters complained of, if the court is satisfied upon application of a complainant (as defined below) that any act or omission of the corporation or any of its affiliates effects a result, the business or affairs of the corporation or any of its affiliates are or have been conducted in a manner, or the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation.

        A complainant includes a present or former shareholder, a present or former officer or director of ours or any of our affiliates, the director appointed under the CBCA or any other person who in the discretion of the court is a proper person to make such an application.

        The exercise of the court's jurisdiction does not depend on a finding of a breach of such legal and equitable rights. Furthermore, the court may order a corporation to pay the interim costs of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint.

Inspection of Books and Records

        Under the CBCA, our shareholders and creditors and, their personal representatives may examine, free of charge during normal business hours:

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  our articles, bylaws and all amendments thereto;

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  the minutes and resolutions of shareholders;

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  copies of all notices of directors filed under the CBCA; and

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  our securities register.

        Any of our shareholders may request a copy of the articles, bylaws and all amendments thereto free of charge.

Exchange Controls

        Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian public company to non-resident investors. There are no laws of Canada or exchange restrictions affecting the remittance of dividends or similar payments to non-resident holders of our common shares, except as described under "Item 10. Additional Information—E. Taxation—Canadian Federal Income Tax Considerations" in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended.

 DESCRIPTION OF THE SECURITIES

        The following is a description of the terms and provisions of our shares, preferred shares, debt securities and warrants to purchase shares, preferred shares or debt securities, which we may offer and sell using this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

 DESCRIPTION OF COMMON SHARES

        We may issue our common shares either alone or underlying other securities convertible into or exercisable or exchangeable for our common shares.

        Holders of our common shares are entitled to certain rights and subject to certain conditions as set forth in our articles and bylaws and the CBCA. See "Description of Share Capital."

DESCRIPTION OF OUR PREFERRED SHARES

        Our board of directors has the authority, without shareholder approval, to issue an unlimited number of preferred shares in one or more series. Our board of directors may establish the number of shares to be included in each such series and may set the designations, preferences, powers and other rights of the shares of a series of preferred shares. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, redemption voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. The preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of Canadian Solar. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

        As of the date of this document, there are no outstanding shares of preferred stock of any series. The material terms of any series of preferred shares that we offer, together with any material U.S. federal income tax considerations relating to such preferred shares, will be described in a prospectus supplement.

        Holders of our preferred shares are entitled to certain rights and subject to certain conditions as set forth in our articles and bylaws and the CBCA. See "Description of Share Capital."

 DESCRIPTION OF DEBT SECURITIES

        We may issue series of debt securities, which may include debt securities exchangeable for or convertible into common shares or preferred shares. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

        The debt securities offered by this prospectus may be secured or unsecured, and may be senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus may be issued under an indenture between us and the trustee under the indenture. The indenture may be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement on Form F-3, of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.

        The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors' resolution, an officers' certificate and by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

        We may issue any amount of debt securities under the indenture, which may be in one or more series with the same or different maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any related pricing supplement, relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount offered and the terms of the debt securities, including, among other things, the following:

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  the title of the debt securities;

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  the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

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  any limit on the aggregate principal amount of the debt securities;

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  the date or dates on which we will repay the principal on the debt securities and the right, if any, to extend the maturity of the debt securities;

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  the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for any interest payment date;

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  the place or places where the principal of, premium, and interest on the debt securities will be payable, and where the debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange;

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  any obligation or right we have to redeem the debt securities pursuant to any sinking fund or analogous provisions or at the option of holders of the debt securities or at our option, and the terms and conditions upon which we are obligated to or may redeem the debt securities;

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  any obligation we have to repurchase the debt securities at the option of the holders of debt securities, the dates on which and the price or prices at which we will repurchase the debt securities and other detailed terms and provisions of these repurchase obligations;

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  the denominations in which the debt securities will be issued;

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  whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

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  the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

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  the currency of denomination of the debt securities;

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  the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

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  if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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  the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

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  any provisions relating to any security provided for the debt securities;

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  any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

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  any addition to or change in the covenants described in the indenture with respect to the debt securities;

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  whether the debt securities will be senior or subordinated and any applicable subordination provisions;

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  a discussion of material income tax considerations applicable to the debt securities;

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  any other terms of the debt securities, which may modify any provisions of the indenture as it applies to that series; and

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  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

        We may issue debt securities that are exchangeable for and/or convertible into common shares or preferred shares. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for exchange or conversion, which can be mandatory, at the option of the holder or at our option, and the manner in which the number of common shares, preferred shares or other securities to be received by the holders of debt securities would be calculated.

        We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

        We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

        The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, unless we otherwise specify in the applicable prospectus supplement.

 DESCRIPTION OF WARRANTS

        We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

        We may issue warrants to purchase our common shares, preferred shares or debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Equity Warrants

        Each equity warrant issued by us will entitle its holder to purchase the equity securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

        The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

        The particular terms of the equity warrants, the equity warrant agreements relating to the equity warrants and the equity warrant certificates representing the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

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  the title of the equity warrants;

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  the initial offering price;

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  the aggregate amount of equity warrants and the aggregate amount of equity securities purchasable upon exercise of the equity warrants;

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  the currency or currency units in which the offering price, if any, and the exercise price are payable;

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  if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the amount of equity warrants issued with each equity security;

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  the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

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  if applicable, the minimum or maximum amount of the equity warrants that may be exercised at any one time;

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  the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

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  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

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  anti-dilution provisions of the equity warrants, if any;

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  redemption or call provisions, if any, applicable to the equity warrants; and

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  any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

        Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Debt Warrants

        Each debt warrant issued by us will entitle its holder to purchase the debt securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

        The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

        The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

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  the title of the debt warrants;

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  the initial offering price;

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  the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

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  the currency or currency units in which the offering price, if any, and the exercise price are payable;

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  the title and terms of any related debt securities with which the debt warrants are issued and the amount of the debt warrants issued with each debt security;

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  the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

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  the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

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  if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

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  the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

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  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

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  whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

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  anti-dilution provisions of the debt warrants, if any;

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  redemption or call provisions, if any, applicable to the debt warrants; and

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  any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

        Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indentures governing such debt securities.

 PLAN OF DISTRIBUTION

        We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

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  through agents;

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  to dealers or underwriters for resale;

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  directly to purchasers; or

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  through a combination of any of these methods of sale.

        The prospectus supplement with respect to the securities may state or supplement the terms of the offering of the securities.

        In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

        Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

  •
  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

Sale through Underwriters or Dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

        In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Direct Sales and Sales through Agents

        We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those shares. The terms of any such sales will be described in the applicable prospectus supplement.

        Offered securities may be sold at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the supplement relating to that offering. Unless otherwise specified in connection with a particular offering of securities, any such agent will be acting on a best efforts basis for the period of its appointment.

        As one of the means of direct issuance of offered securities, we may utilize the services of an entity through which it may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

Delayed Delivery Contracts

        If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

        Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

        Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

        We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

        We may loan or pledge securities to a financial institution or other third parties that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

        Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

Conflicts of Interest

        Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions in our offering documents. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in their ordinary course of business.

        Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

 LEGAL MATTERS

        The validity of the debt securities and warrants offered by this prospectus, to the extent governed by the laws of the State of New York, will be passed upon for us by Kirkland & Ellis International LLP, our special United States counsel. The validity of the shares, preferred shares, debt securities and warrants, to the extent governed by the laws of Canada, will be passed upon for us by WeirFoulds LLP, our special legal counsel as to Canadian law. Legal matters as to PRC law will be passed upon for us by Zhong Lun Law Firm, our counsel as to PRC law.

 EXPERTS

        The consolidated financial statements and the related financial statement schedule, incorporated in this Prospectus by reference from the Company's Annual Report on Form 20-F, and the effectiveness of Canadian Solar Inc.'s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP are located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai, People's Republic of China.